SCHEDULE 14C
                                (Rule 14c-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                           SCHEDULE 14C INFORMATION
                Information Statement Pursuant to Section 14(c)
                    of the Securities Exchange Act of 1934
                              (Amendment No. __)


Filed by the registrant                                  [X]
Filed by a party other than the registrant               [ ]

Check the appropriate box:

[X]      Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]      Definitive Information Statement

                             STARBASE CORPORATION
                 (Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

[X]        No fee required.
[ ]        Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
           1) Title of each class of securities to which transaction applies:
              Common Stock, par value $0.01 per share.
           2) Aggregate number of securities to which transaction applies:
              1,838,925*
           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $2.75
           4) Proposed maximum aggregate value of transaction: $5,057,044**
           5) Total fee paid: $465.25***
[ ]        Fee paid previously with preliminary materials.
[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           1) Amount Previously Paid: $2,214****
           2) Form, Schedule or Registration Statement No: Schedule TO
           3) Filing Party: Borland Software Corporation
           4) Date Filed: October 11, 2002

* This calculation assumes the purchase of 1,838,925 shares of common stock of Starbase Corporation in the merger described in the attached Information Statement (including shares issuable upon exerise of Starbase stock options with a per share exercise price equal to or less than $2.75). This equals the number of outstanding shares of common stock as of November 23, 2002 not beneficially owned by Borland Software Corporation, Galaxy Acquisition Corp. or Starbase Corporation.
** The maximum value of transaction is equal to $2.75 multiplied by the 1,838,925 shares issued and outstanding as of November 23, 2002 which are not beneficially owned by Borland Software Corporation, Galaxy Acquisition Corp. or Starbase Corporation.
*** The amount of the filing fee, calculated in accordance with Rule 0-11(a)(2) of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 8 issued by the Securities and Exchange Commission on January 16, 2002, equals 0.000092 multiplied by the aggregate transaction valuation of $5,057,044.
**** This amount equals the product of (i) $2.75 (i.e. the tender offer price and merger consideration) and (ii) 8,750,890, the maximum number of shares of Starbase common stock to be acquired in the tender offer and the merger described in the attached Information Statement (including 14,200 shares issuable upon exercise of Starbase stock options with a per share exercise price equal to or less than $2.75).

                   Preliminary Copy - Subject to Completion

                             STARBASE CORPORATION
                       4 Hutton Centre Drive, Suite 900
                          Santa Ana, California 92707


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD DECEMBER __, 2002


To the Stockholders of
Starbase Corporation:

           Notice is hereby given that a special meeting (the "Special Meeting") of the stockholders of Starbase Corporation, a Delaware corporation (the "Company"), will be held at the corporate offices of Borland Software Corporation ("Borland") located at 100 Enterprise Way, Scotts Valley, California, at 10:00 a.m. Pacific time, on ______, December __, 2002, for the following purposes:

           1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 8, 2002 (the "Merger Agreement"), by and among Borland, Galaxy Acquisition Corp., a wholly owned subsidiary of Borland (the "Purchaser"), and the Company, and thereby approve the proposed merger of the Purchaser with and into the Company with the Company surviving as a wholly owned subsidiary of Borland (the "Merger").

           2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The Company's board of directors is not aware of, and does not intend to raise, any other matters to be considered at the Special Meeting.

           In the Merger, each share of the Company's common stock outstanding (other than shares owned beneficially or of record by Borland or the Purchaser or any subsidiary of Borland or the Purchaser or held in the treasury of the Company, all of which will be canceled and retired without payment of any consideration therefor, and other than shares that are held by stockholders, if any, who properly exercise their appraisal rights under the Delaware General Corporation Law (the "DGCL")), shall be converted into the right to receive $2.75 per share in cash, without interest. The Merger Agreement is more fully described in the accompanying Information Statement, and a copy of the Merger Agreement is attached to the Information Statement as Annex A.

           The Merger is the second step of Borland's two-step acquisition of the Company. The first step was a tender offer commenced by the Purchaser on October 11, 2002 for all outstanding shares of Company common stock at a purchase price of $2.75 per share. The tender offer first expired on November 8, 2002 and was extended until November 22, 2002. Purchaser purchased 6,911,965 Company shares, including 165,287 shares tendered by notice of guaranteed delivery, (representing approximately 79.0% of the shares outstanding) pursuant to the tender offer.

           WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. IF YOU WISH TO VOTE YOUR SHARES, YOU MAY DO SO ONLY BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

           PLEASE DO NOT SEND ANY STOCK CERTIFICATES OR INITIATE ANY BOOK ENTRY TRANSFER OF SHARES AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS AFTER THE MERGER IS EFFECTIVE REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES, THE BOOK-ENTRY TRANSFER OF YOUR SHARES, AND RECEIPT OF PAYMENT THEREFOR.

           Only stockholders of record at the close of business on November 29, 2002, are entitled to notice of and to vote at the Special Meeting or any adjournment of postponement thereof. A list of those stockholders will be available for examination for proper purposes during ordinary business hours at the offices of the Company at 4 Hutton Centre Drive, Suite 900, Santa Ana, California for the 10-day period before the Special Meeting.

           Under applicable law and the Company's Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock is the only vote that is necessary to adopt the Merger Agreement and approve the Merger at the Special Meeting. AS A RESULT OF THE PURCHASE OF COMPANY SHARES PURSUANT TO THE TENDER OFFER, THE PURCHASER HAS THE RIGHT TO VOTE A SUFFICIENT NUMBER OF SHARES AT THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES, THEREBY ASSURING SUCH ADOPTION AND APPROVAL. Your consent or vote is thus not required and is not being solicited in connection with this action. You are being provided with this Notice of Special Meeting and the accompanying Information Statement as required by the Securities Exchange Act of 1934, as amended. Pursuant to the Merger Agreement, the Purchaser is obligated to vote the Company shares owned by it in favor of adopting the Merger Agreement and approving the Merger. Accordingly, the Company has decided not to solicit proxies from its stockholders. The Company currently anticipates that the Merger will be consummated on December __, 2002 or as promptly as practicable thereafter.

           Under Delaware law, holders of Company common stock who do not vote to adopt the Merger Agreement and who otherwise strictly comply with applicable requirements of Section 262 ("Section 262") of the DGCL (including, but not limited to, delivering a written demand for appraisal to the Company prior to the vote on the adoption of the Merger Agreement at the Special Meeting) may demand payment in cash from the Company of the fair value of such stockholder's shares. THIS NOTICE AND THE ACCOMPANYING INFORMATION STATEMENT CONSTITUTE NOTICE OF APPRAISAL RIGHTS TO HOLDERS OF COMPANY SHARES PURSUANT TO
SECTION 262. Holders of shares who wish to assert appraisal rights, if available, should comply with the procedures set forth in Section 262 (a copy of which is attached as Annex B to the accompanying Information Statement). A stockholder who elects to exercise appraisal rights must mail or deliver such stockholder's written demand to the Company at: Starbase Corporation, 4 Hutton Centre Drive, Suite 900, Santa Ana, California 92707, Attention: Corporate Secretary. Appraisal rights under Section 262 are also discussed in the Information Statement under the heading "Appraisal Rights of Stockholders."

           This Notice is first being mailed to Company stockholders on or about December ____, 2002.

           An Information Statement containing a detailed description of the matters to be considered at the Special Meeting accompanies this Notice.


                                            By order of the Board of Directors,


                                            /s/ Douglas S. Norman
                                            ---------------------
                                            Douglas S. Norman
                                            Secretary


December ___, 2002

                   Preliminary Copy - Subject to Completion

                             STARBASE CORPORATION
                       4 Hutton Centre Drive, Suite 900
                          Santa Ana, California 92707
                               _________________

                             INFORMATION STATEMENT
                              December ___, 2002

                  FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
                             STARBASE CORPORATION
                       TO BE HELD ON DECEMBER ___, 2002


                GENERAL INFORMATION - YOUR VOTE IS NOT REQUIRED
                     We Are Not Asking You for a Proxy and
                   You are Requested Not To Send Us a Proxy


           This Information Statement is being furnished by the board of directors (the "Board of Directors" or the "Board") of Starbase Corporation, a Delaware corporation ("Starbase" or the "Company"), to the holders of record at the close of business on November 29, 2002 (the "Record Date") of shares of the Company's common stock, par value $0.01 per share (the "Shares" or the "Common Stock"), in connection with the special meeting (the "Special Meeting") of the stockholders of the Company to be held at the corporate offices of Borland Software Corporation ("Borland") located at 100 Enterprise Way, Scotts Valley, California at 10:00 a.m., Pacific time, on ________, December ___, 2002, to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 8, 2002 (the "Merger Agreement"), by and among Borland, Galaxy Acquisition Corp., a wholly owned subsidiary of Borland (the "Purchaser"), and the Company, a copy of which is attached hereto as Annex A, and thereby approve of the proposed merger of the Purchaser with and into the Company with the Company surviving as a wholly owned subsidiary of Borland (the "Merger").

           The Merger is the second and final step in a two-step transaction provided for in the Merger Agreement. Pursuant to the Merger Agreement, the Purchaser commenced on October 11, 2002 a tender offer (the "Offer") for all outstanding Shares at a purchase price of $2.75 per share (the "Offer Price"), net to seller in cash, without interest thereon. The Offer first expired on November 8, 2002 and, in accordance with the Merger Agreement, the Offer was extended by Borland to November 22, 2002. In the Offer, 6,911,965 Shares (or approximately 79.0% of the outstanding Shares), including 165,287 shares tendered by notice of guaranteed delivery, were validly tendered and not withdrawn and were purchased by the Purchaser.

           In the Merger, each Share outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than Shares owned beneficially or of record by Borland or the Purchaser or any subsidiary of Borland or the Purchaser or held in the treasury of the Company, all of which will be cancelled and retired without payment of any consideration therefor, and other than Shares that are held by stockholders, if any, who properly exercise their appraisal rights under the Delaware General Corporation Law (the "DGCL")), will be converted into the right to receive $2.75 per Share in cash, without interest (the "Merger Consideration"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation"), wholly owned by Borland.

           WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. IF YOU WISH TO VOTE YOUR SHARES, YOU MAY DO SO ONLY BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

           In accordance with applicable law and the Company's Amended and Restated Certificate of Incorporation, the Merger Agreement requires its adoption by the affirmative vote of the holders of a majority of the outstanding Shares. As a result of the purchase of Shares in the Offer, the Purchaser owns of record 6,911,287 Shares, including 165,287 shares tendered by notice of guaranteed delivery, or approximately 79.0% of the outstanding Shares.

           AS A RESULT OF THE PURCHASE OF SHARES PURSUANT TO THE OFFER, THE PURCHASER HAS THE RIGHT TO VOTE A SUFFICIENT NUMBER OF SHARES AT THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES, THEREBY ASSURING SUCH ADOPTION AND APPROVAL .

           Pursuant to the Merger Agreement, the Purchaser is obligated to vote the Shares owned by it in favor of adopting the Merger Agreement and approving the Merger. Such approval by the Purchaser is sufficient under the DGCL to effectuate and complete the Merger. Accordingly, the Company has decided not to solicit proxies from its stockholders. Therefore, neither your vote nor your consent is required and are not being solicited in connection with the approval of the Merger.

           The Company currently anticipates that the Merger will be consummated on December __, 2002 or as promptly as practicable thereafter. The Effective Time of the Merger will be the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, which is expected to occur on or about December ___, 2002.

           Upon completion of the Merger, each public holder of outstanding Shares will be entitled to receive $2.75 in cash per Share, without interest. This document is being furnished to you solely to provide you with certain information in accordance with the requirements of the DGCL and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations promulgated thereunder, including Regulation 14C.

           Under the DGCL, holders of Shares who do not vote to adopt the Merger Agreement and who otherwise strictly comply with applicable requirements of Section 262 of the DGCL may dissent from the Merger and demand payment in cash from the Company of the fair value of their Shares. This Information Statement and the attached Notice of Special Meeting constitute notice of appraisal rights under Section 262 of the DGCL; holders of Shares wishing to exercise their appraisal rights must comply with the procedures set forth in Section 262 of the DGCL (a copy of which is attached as Annex B to this Information Statement).

           The date of this Information Statement is December ___, 2002 and it is first being mailed to stockholders on or about December ___, 2002.

                               TABLE OF CONTENTS

                                                                            Page

SUMMARY TERM SHEET............................................................8

CHANGE OF CONTROL............................................................12

BACKGROUND OF THE MERGER.....................................................12

RECOMMENDATION OF STARBASE'S BOARD OF DIRECTORS..............................19

REASONS FOR THE MERGER; FACTORS CONSIDERED BY THE STARBASE BOARD.............19

OPINION OF SG COWEN..........................................................23

CERTAIN STARBASE PROJECTIONS.................................................29

INTERESTS OF CERTAIN PERSONS.................................................30

PRICE RANGE OF SHARES OF STARBASE COMMON STOCK...............................34

PAYMENT FOR SHARES...........................................................34

APPRAISAL RIGHTS OF STOCKHOLDERS.............................................36

Certain United States Federal Income Tax Consequences........................37

ACCOUNTING TREATMENT.........................................................38

REGULATORY APPROVALS.........................................................38

SUMMARY OF THE MERGER AGREEMENT..............................................40

SUMMARY OF THE BRIDGE LOAN...................................................52

COMPOSITION OF THE COMPANY'S BOARD...........................................54

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT.....................55

WHERE YOU CAN FIND MORE INFORMATION..........................................55

INCORPORATION BY REFERENCE...................................................55

FORWARD LOOKING STATEMENTS AND INFORMATION...................................56

OTHER MATTERS................................................................56

                              SUMMARY TERM SHEET


           This Information Statement is being sent to advise you of a special meeting of Starbase Corporation stockholders to be held on December __, 2002, at the time and place set forth in the attached Notice of Meeting. The special meeting has been called to adopt the merger agreement by and among Starbase, Borland Software Corporation and Galaxy Acquisition Corp., a wholly owned subsidiary of Borland, and to thereby approve of the merger of Galaxy Acquisition with and into Starbase.

           The following are some of the questions you, as a stockholder of Starbase, may have about the merger and answers to those questions. This Summary Term Sheet provides important information about the merger that is described in more detail elsewhere in this Information Statement, but this Summary Term Sheet may not include all of the information that is important to you. We urge you to carefully read the remainder of this Information Statement because the information in this Summary Term Sheet is not complete. We have included cross-references in this Summary Term Sheet to other Sections of this Information Statement to direct you to the Sections of this Information Statement in which a more complete description of the topics covered in this Summary Term Sheet appear.

WHAT IS THE DATE, TIME AND PLACE OF THE MEETING?

           The special meeting of stockholders of Starbase will be held on ____, December ___, 2002 at 10:00 a.m. Pacific Time at the corporate offices of Borland Software Corporation located at 100 Enterprise Way, Scotts Valley, California.

WHAT ARE STOCKHOLDERS BEING ASKED TO APPROVE AT THE SPECIAL MEETING?

           At the special meeting, the stockholders of Starbase will be asked to consider and vote on the adoption of the merger agreement and thereby approve the merger. The merger agreement is attached as Annex A to this Information Statement.

WHAT WILL I RECEIVE FOR MY SHARES IN THE MERGER?

           Upon completion of the merger, you will be entitled to receive $2.75 per share in cash, without interest, for each Starbase share you own, unless you exercise your appraisal rights under applicable Delaware law as described in this Information Statement under the caption "Appraisal Rights of Stockholders".

           If the merger is completed, you will be sent instructions regarding the surrender of any certificates, or the transfer of any book-entry interest, you hold representing shares of Starbase. You should not send any stock certificates, or initiate any book-entry transfer, until you have received these instructions.

WHO IS ENTITLED TO VOTE?  WHAT VOTE IS REQUIRED?

           Record Date; Quorum. The board of directors of Starbase has fixed the close of business on November 29, 2002 as the record date for the determination of the Starbase stockholders entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, Starbase had outstanding 8,736,690 shares of common stock held of record by approximately ___ registered holders. Each outstanding share of common stock is entitled to one vote on all matters coming before the special meeting. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the meeting.

           Required Vote; No Additional Votes Required. Pursuant to applicable law and Starbase's Amended and Restated Certificate of Incorporation, the merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Starbase common stock. As a result of the tender offer described below, Galaxy Acquisition owns 6,911,965 Starbase shares, including 165,287 shares tendered by notice of guaranteed delivery, or approximately 79.0% of the outstanding shares, and will vote those shares in favor of the adoption of the merger agreement and approval of the merger. Accordingly, the requirements of Delaware law and Starbase's Amended and Restated Certificate of Incorporation will be satisfied without the affirmative vote of any other stockholder.

           WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. IF YOU WISH TO VOTE YOUR SHARES, YOU MAY DO SO ONLY BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

           Treatment of Abstentions and Non-Votes. Shares of Starbase common stock that reflect abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the special meeting. Since Delaware law and Starbase's Amended and Restated Certificate of Incorporation require that the merger must be approved by the affirmative vote of a majority of the outstanding shares of Starbase common stock, abstentions and broker non-votes, if any, will have the same effect as votes against adoption and approval of the merger agreement.

WHAT WILL BE THE EFFECT OF THE MERGER? WHAT WILL HAPPEN TO MY SHARES?

           As a result of the merger, all of the outstanding shares of Starbase common stock that were not tendered in the offer, other than shares that are beneficially owned by Borland, Starbase or Galaxy Acquisition and any shares that are owned by stockholders who have properly and validly exercised appraisal rights under Delaware law in respect of their shares, will be canceled and converted into the right to receive $2.75 in cash, without interest, as a result of which Borland will own all of the issued and outstanding shares of Starbase. Accordingly, your equity interest in Starbase will be terminated. See "Summary of the Merger Agreement - Conversion of Shares of Starbase Common Stock".

           Following the consummation of the merger, the shares of Starbase will be delisted from the Nasdaq SmallCap Market and the registration of the shares under the Securities Exchange Act of 1934 will be terminated.

WHAT ACTIONS PRECEDED THIS MERGER?

           The merger is the second and final step in a two-step transaction provided for by the merger agreement. Pursuant to the merger agreement, Galaxy Acquisition commenced on October 11, 2002 a tender offer for all the issued and outstanding shares of common stock of Starbase for $2.75 per share in cash. The tender offer first expired on November 8, 2002 and, in accordance with the merger agreement, the tender offer was extended by Borland until November 22, 2002. In the tender offer, 6,911,965 shares (or approximately 79.0% of the total outstanding shares) , including 165,287 shares tendered by notice of guaranteed delivery, were validly tendered and not withdrawn and were purchased by Galaxy Acquisition. See "Summary of the Merger Agreement - The Offer".

           Following completion of the tender offer, three of the then-current members of the Starbase board of directors resigned as directors and four persons designated by Borland were appointed as members of the Starbase board of directors (one of the directorships on the Starbase board was unfilled at such time); two of the existing members of the Starbase board at such time remained members of the board. See "Change of Control".

WHO ARE THE PARTIES INVOLVED IN THE MERGER?

           Starbase Corporation. Starbase is a Delaware corporation with its principal offices located at 4 Hutton Centre Drive, Suite 800, Santa Ana, CA 92707. Starbase's telephone number at that address is (714) 445-4400. Starbase provides software management tools and professional consulting services to assist its customers in managing their software development projects from beginning to end (application lifecycle management) and to allow them to develop their software solutions and applications in a more efficient manner.

           Borland Software Corporation. Borland is a Delaware corporation with its principal offices located at 100 Enterprise Way, Scotts Valley, CA 95066-3249, and its telephone number at that address is (831) 431-1000. Borland is a leading global provider of technology for the development, deployment, integration and management of software applications.

           Galaxy Acquisition Corp. Galaxy Acquisition is a Delaware corporation and a wholly owned subsidiary of Borland. Galaxy Acquisition was organized by Borland to acquire Starbase and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of Galaxy Acquisition are owned by Borland. The principal office of the Galaxy Acquisition is located at the same address as Borland's principal office listed above, and its telephone number at that address is the same telephone number as Borland's telephone number listed above.

ARE THERE ANY OTHER CONDITIONS TO THE MERGER THAT HAVE NOT BEEN SATISFIED?

           The merger is conditioned on the requisite adoption of the merger agreement by Starbase's stockholders under Delaware law having been obtained and no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger having been issued by any court of competent jurisdiction and remaining in effect, and there not being any legal requirement enacted or deemed applicable to the merger that makes completion of the merger illegal. See "Summary of Merger Agreement - Conditions to the Merger".

HOW WILL I RECEIVE THE CASH PAYMENT FOR MY SHARES?

           Following the completion of the merger, you will receive instructions on how to receive your cash payment in exchange for your shares. You must deliver your shares as described in the instructions. You will receive your cash payment as soon as practicable after Mellon Investor Services LLC, the paying agent for the merger, receives your shares and any other required documents. See "Payment for Shares".

WHAT WAS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

           On October 8, 2002, the last trading day before Borland and Starbase announced that they had entered into the merger agreement, the last sale price of shares of Starbase common stock reported on the NASDAQ SmallCap Market was $0.80 per share; therefore, the merger consideration of $2.75 per share represents a premium of approximately 244% over the closing price of the Starbase shares before announcement of the merger agreement. On December ___, 2002, the last full trading day before the date of this Information Statement, the last sale price of shares of Starbase common stock reported on the NASDAQ SmallCap Market was $_____ per share. We advise you to obtain a recent quotation for shares of Starbase common stock. See "Price Range of Shares of Starbase Common Stock".

WILL I HAVE APPRAISAL RIGHTS AS A RESULT OF THE MERGER?

           Appraisal rights will be available to you in connection with the merger. If you choose to exercise your appraisal rights in connection with the merger, and you comply with the applicable requirements under Delaware law, you will be entitled to payment for your shares based on a fair appraisal of the value of your shares by a Delaware court. This value may be more or less than the $2.75 per share merger consideration. See "Appraisal Rights of Stockholders". A copy of the relevant provisions of Delaware law with respect to appraisal rights is attached hereto as Annex B.

HAS THE STARBASE BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT
AND THE MERGER?

         Yes. Starbase's board of directors has, by the unanimous vote of all directors of Starbase:

     o determined that the merger agreement is fair to and in the best interests of Starbase and its stockholders;

     o approved the merger agreement and the transactions contemplated thereby, including the merger; and

     o   declared that the merger is advisable.

Accordingly, the Starbase board of directors has unanimously recommended that stockholders vote to adopt the merger agreement and thereby approve the merger. See "Recommendation of Starbase's Board of Directors".

WHAT WILL BE THE PRINCIPAL TAX CONSEQUENCES TO ME RESULTING FROM THE MERGER?

           The receipt of cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for United States federal income tax purposes, a stockholder receiving cash in the merger will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder's aggregate adjusted tax basis in the shares converted into cash in the merger. Gain or loss will be calculated separately for each block of shares converted into cash in the merger. See "Certain United States Federal Income Tax Consequences".

TO WHOM MAY I SPEAK IF I HAVE ADDITIONAL QUESTIONS?

         You should contact the Information Agent for the merger at the address and telephone numbers listed below if you have any questions about the merger.

                               [GEORGESON LOGO]

                          17 State Street, 10th Floor
                              New York, NY 10004

                    Banks and Brokers Call: (212) 440-9800
                   All Others Call Toll Free: (866) 431-8993

CHANGE OF CONTROL

           Following the acceptance for payment of the Shares tendered and not properly withdrawn pursuant to the Offer by the Purchaser on November 23, 2002, Borland beneficially owned an aggregate of 6,911,965 Shares, or approximately 79.0% of the total outstanding Shares, including 165,287 Shares tendered by notice of guaranteed delivery. The Purchaser purchased the Shares tendered pursuant to the Offer (at an aggregate purchase price of approximately $19 million) with funds contributed to it by Borland from Borland's cash on hand and cash equivalents. Following consummation of the Offer in accordance with the Merger Agreement, three of the members of the Starbase Board of Directors resigned as directors and four persons designated by Borland were appointed as members of such Board of Directors (one of the directorships on the Starbase Board was unfilled at such time); two of the existing members of the Starbase Board of Directors at such time, John Snedegar and Barry Sullivan, remain as members of the Board. The Borland designees to the Starbase Board are Dale L. Fuller, Frederick A. Ball, Keith E. Gottfried and Douglas W. Barre and currently constitute four of the six members of the Starbase Board of Directors.

BACKGROUND OF THE MERGER

           (All Starbase per-Share amounts in the following discussion have been adjusted to reflect a one-for-ten reverse-stock-split that was effective prior to the opening of trading of Starbase Common Stock on July 31, 2002.)

           Starbase's management and Board of Directors from time to time review Starbase's long-term strategies and objectives. As part of these reviews, Starbase has considered various strategic alternatives to pursuing Starbase's business plan as an independent entity, including mergers or acquisitions, distribution and licensing arrangements and various other strategic transactions. In mid-2001, following the economic decline in the software industry, the Board discussed the possibility of more aggressively exploring those strategic alternatives, as well as the necessity to lower operating costs and raise additional funds for operations.

           From time to time, Borland considers various acquisition candidates based on, among other criteria, including financial metrics, whether they have technologies that would (i) advance Borland's goal of integrating all phases of software development into a single, seamless solution that unifies the design, development, testing and deployment phases of the software application development lifecycle, and (ii) strengthen Borland's ability to provide customers with platform-independent technologies that maximize team productivity, ensure higher quality code, and reduce total cost of ownership. As Starbase is the leading provider of software configuration management technology, the acquisition of Starbase would satisfy the foregoing criteria and would expand Borland's presence in the application development lifecycle market.

           In July 2001, Mr. William R. Stow III, the then Chairman, President and CEO of Starbase, and Mr. Don Farrow, Executive Vice President of Starbase, had an initial discussion with Mr. Frank Slootman, Senior Vice President of Software Products of Borland, to discuss the possibility of a strategic relationship between the two companies. During the following weeks in July and August 2001 there were further discussions on the subject between officers of Starbase and Borland.

           During July 2001, Starbase also began looking for potential sources of financing.

           On August 2, 2001, Starbase retained SG Cowen Securities Corporation ("SG Cowen") as its financial advisor in connection with a possible sale of Starbase.

           On September 11, 2001, a meeting of the Starbase Board was held at which the directors discussed, in light of the continuing economic decline in the software industry, the need for Starbase to further reduce operating costs beyond recent reductions and the status of Starbase's efforts to explore new financing opportunities in order to fund Starbase's continued execution of its long-term business strategy.

           On September 17, 2001, representatives of Starbase and Borland met at Starbase's offices to discuss the potential sale of Starbase to Borland, and Starbase and Borland entered into a Business Development Mutual Nondisclosure Agreement.

           On September 18, 2001, Mr. Farrow and representatives of SG Cowen discussed a potential strategic transaction with an interested party other than Borland.

           On October 5, 2001, a meeting of the Starbase Board was held at which management reported that they were contacting potential financing sources, including existing stockholders, directly. Mr. Stow reviewed the status of ongoing discussions with Borland and another potential acquiror of Starbase.

           On October 16 and 17, 2001, representatives of Starbase and Borland met at Starbase's offices in Santa Ana, California to continue discussions regarding a possible transaction between the two companies and to conduct preliminary due diligence with respect to Starbase.

           On October 18, 2001, the Starbase Board discussed with Starbase management the continuing deterioration of the software industry, Starbase's financial results for the quarter ended September 30, 2001 and the current and forecasted financial condition of Starbase. The Starbase Board then approved the terms of a convertible debt financing transaction and a cost reduction plan presented by management which included, among other things, issuing Starbase Common Stock as payment of certain liabilities.

           On October 19, 2001, Starbase received a non-binding letter of interest from a potential acquiror ("Potential Acquiror One") expressing its interest in acquiring all of the capital stock of Starbase, payable in shares of Potential Acquiror One's stock, subject to certain adjustments and conditioned upon the completion by Potential Acquiror One of satisfactory due diligence, Starbase entering into an exclusivity agreement with Potential Acquiror One, and other customary conditions.

           On October 23, 2001, Borland engaged Bear, Stearns & Co. Inc. ("Bear Stearns") as its exclusive financial advisor in connection with a potential acquisition of Starbase.

           On November 1, 2001, Borland submitted to Starbase a non-binding indication of interest to acquire all of the capital stock of Starbase for $41 million in cash, or approximately $4.60 per share. Proceeding with the transaction was conditioned upon Borland's completion of satisfactory due diligence, Starbase entering into an exclusivity agreement with Borland, and other customary conditions. At that time, Starbase Common Stock was generally trading in the range of $4.50 to $4.80 per share.

           On November 9, 2001, a meeting of the Starbase Board was held at which representatives of SG Cowen were in attendance. At the meeting, SG Cowen reviewed with the Board the financial aspects of the various acquisition proposals. The Starbase Board then discussed the relative merits of Starbase's strategic alternatives including remaining an independent company, obtaining financing and the potential sale of Starbase.

           On November 16, 2001, Starbase received a revised offer from Potential Acquiror One to acquire all of the capital stock of Starbase at an exchange rate superior to that proposed by Borland and Starbase then informed Borland that its offer of $4.60 per share was not acceptable.

           On or about November 16, 2001, Starbase informed Borland that it found Borland's proposed price of $41 million to be inadequate, and that Starbase had received a superior indication of interest from a third party.

           On November 21, 2001, Starbase announced a $3 million convertible debenture financing transaction.

           On December 11, 2001, Potential Acquiror One withdrew its offer to purchase Starbase.

           On January 2, 2002, Starbase announced that Mr. James Harrer had been elected as its President and Chief Operating Officer. On January 3, 2002, Starbase announced a corporate restructuring plan and further cost reduction program.

           Between January and April, 2002, Mr. Stow had multiple meetings and discussions with officers of Borland in which each kept the other informed of each company's status and interest level in renewing negotiations, including a meeting on March 11, 2002, between Mr. Stow and Dale L. Fuller and Frederick
A. Ball, President and CEO and Senior Vice President and Chief Financial Officer of Borland, respectively, at which Mr. Fuller informed Mr. Stow that Borland would be interested in renewing acquisition discussions. During March, 2002, representatives of SG Cowen had several telephone conversations with representatives of Bear Stearns regarding a possible acquisition of Starbase by Borland.

           On April 1, 2002, Mr. Fuller met with Mr. Stow, during which meeting Mr. Stow indicated that Starbase's Board of Directors had determined, as part of evaluating all of Starbase's strategic alternatives, to solicit bids for proposals to acquire Starbase and that Starbase would consider a bid for the acquisition of Starbase by Borland.

           From April 2 through April 4, 2002, Mr. Harrer met with several potential investors in New York City regarding a potential investment in Starbase, including a potential investor that indicated a high level of interest in leading an investment in Starbase (the "Financing Source").

           On April 3, 2002, James Harrer was elected CEO and John Snedegar was elected Chairman of the Board of Directors of Starbase. Mr. Stow continued to serve as a member of Starbase's Board of Directors.

           On April 4, 2002, Starbase entered into an investment banking agreement with Shoreline Pacific, LLC to assist Starbase in raising between $5 million and $10 million of equity financing to support Starbase's turnaround strategy.

           On April 18, 2002, at a meeting of the Starbase Board the Board extensively discussed Starbase's future course of action. One alternative discussed was to attempt to sell Starbase (including by auction) and another alternative was to obtain up to $10 million in preferred equity financing (the "Financing Transaction") from the Financing Source and certain other potential co-investors. The Starbase Board discussed the advantages and disadvantages of each alternative. The Starbase Board concluded that Starbase should not put itself up for auction, but should continue its dialogues with Borland and Potential Acquiror One, all while continuing to move forward with the Financing Transaction. The Board authorized the execution of a term sheet with the Financing Source so that Starbase would be able to execute on its business plan, while continuing to have discussions with other potential acquirors to obtain a firm proposal for a potential acquisition.

           On April 24, 2002, Mr. Harrer, Douglas Norman, Chief Financial Officer and Secretary of Starbase, and representatives of SG Cowen met with representatives of Borland and Bear Stearns to discuss Starbase's corporate restructuring efforts and the Financing Transaction, as well as the potential strategic relationship between Starbase and Borland.

           In late April, 2002, representatives of Borland conducted additional due diligence at Starbase's offices in Santa Ana, California.

           On May 5, 2002, Borland submitted to Starbase a non-binding indication of interest to acquire all of the capital stock of Starbase for $40-$45 million in cash, or approximately $4.60 to $5.10 per Share. The consideration proposed was a mix of cash and Borland stock to be determined. The transaction was again conditioned upon Borland's completion of satisfactory due diligence, Starbase entering into an exclusivity agreement with Borland and other customary conditions. At that time, Starbase Common Stock was trading in the range of $3.40 to $4.90 per Share.

           On May 8, 2002, at a meeting of the Board of Starbase the Board discussed Borland's non-binding indication of interest and, given the conditional nature of the details of Borland's proposal and Starbase's deteriorating financial condition, concluded that Starbase should pursue the Financing Transaction. The Board then discussed the Financing Transaction as well as other possible financing sources. The Board noted that the term sheet from the Financing Source executed by Starbase had a "no-shop" provision which prohibited Starbase from entertaining other offers for financings.

           On May 10, 2002, at a meeting of the Starbase Board the Board further discussed the revised terms of the financing with the Financing Source, including the requirement from the Financing Source that the financing be unanimously approved by the Board. The Starbase Board also discussed that SG Cowen had received an indication of interest from Borland to acquire Starbase and that Potential Acquiror One was also still interested in Starbase but required more information.

         Later that month, Mr. Ball discussed the non-binding indication of interest with Mr. Stow.

           On May 14, 2002, SG Cowen, at the instruction of Starbase, responded to Borland and informed Borland that its proposal made on May 5, 2002 was inadequate, but indicated that the Board was receptive to Borland's interest in a transaction with Starbase and invited further discussions.

           On May 19, 2002, Mr. Stow met with Messrs. Fuller, Ball and Keith
E. Gottfried, Senior Vice President, General Counsel and Chief Legal Officer of Borland, to further discuss a potential acquisition transaction.

           On May 20, 2002, the Starbase Board, acting by unanimous written consent, approved the revised terms of the Financing Transaction so that Starbase could continue to execute its business plan while it continued to explore strategic alternatives.

           On May 22, 2002, Messrs. Stow and Snedegar met with Mr. Fuller to further discuss a potential acquisition transaction and to notify him that Starbase entered into the Financing Transaction.

           On May 23, 2002, Starbase announced its planned equity financing through the sale of approximately $12 million of convertible preferred stock and warrants to institutional investors in a private placement pursuant to the Financing Transaction and a one-for-ten reverse stock split.

           On May 28, 2002, a meeting of the Starbase Board was held at which representatives of SG Cowen were present. SG Cowen reviewed with the Board the financial aspects of Borland's proposal and reported on the status of the interest of Potential Acquiror One. Mr. Stow then gave a presentation to the Board proffering his view that it would be advisable for Starbase to engage in a business combination transaction rather than remain an independent entity.

           On May 29, 2002, Starbase received another offer from Potential Acquiror One to acquire all of the capital stock of Starbase at a price per share greater than the latest offer from Borland, with at least 70% thereof payable in stock of Potential Acquiror One and the remainder in cash.

           On May 31, 2002, Borland submitted to Starbase a non-binding term sheet proposing that Borland would acquire all of the capital stock of Starbase for aggregate consideration of $47 million in cash, or approximately $5.50 per Share. Proceeding with the transaction was again conditioned upon Borland's completion of satisfactory due diligence, Starbase entering into an exclusivity agreement with Borland, and other customary conditions. At that time, Starbase Common Stock was trading in the range of $2.30 to $2.60 per Share.

           On June 4, 2002, at a meeting of the Board of Starbase Mr. Harrer presented management's evaluation of the indications of interest discussed at the Starbase Board meeting held on May 28, 2002. The Board concluded to concurrently pursue both a financing transaction and the potential sale of Starbase. After this discussion, representatives of SG Cowen joined the meeting and discussed the financial aspects of the offers being proposed by Borland and Potential Aquiror One. The members of the Starbase Board then discussed the respective proposals and determined to continue negotiations with both Borland and Potential Acquiror One.

           From June 4 through June 10, 2002, Mr. Ball and Mr. Stow had several telephone conversations regarding the status of a possible transaction. In the course of these discussions, Mr. Stow indicated that Starbase had received a proposal from Potential Acquiror One.

           On June 11, 2002, a meeting of the Starbase Board was held at which representatives of SG Cowen discussed with the Board the status of the indications of interest, in which they informed the Board that Potential Acquiror One had told SG Cowen that it had changed its proposal to an "all cash" offer. Borland's offer remained unchanged.

           On June 14, 2002, Mr. Ball sent a letter to Starbase stating Borland's continuing interest in an acquisition of Starbase.

           On June 27, 2002, a meeting of the Board of Starbase was held at which Mr. Harrer informed the other Board members that Potential Acquiror One had decided not to move forward with a transaction and was ending negotiations with Starbase. Mr. Harrer cited to the Board the reasons Potential Acquiror One was ending negotiations related to, among other things, integration issues with each company's respective product lines, the fact that Starbase had a contractual obligation in connection with the Financing Transaction and that the total cost of the transaction was too high. Members of the Starbase Board then discussed the possibility of reopening negotiations with Borland. The Starbase Board then resolved to move forward with the Financing Transaction previously approved by the Board and to reopen discussions with Borland.

           On July 9, 2002, Mr. Stow and representatives of SG Cowen met with Messrs. Fuller and Ball to discuss Borland's interest in a potential acquisition of Starbase. During the meeting, Mr. Ball suggested the possibility of an asset purchase and asked Starbase's management to consider alternative structures for a possible transaction.

           On July 29, 2002, Starbase's stockholders voted to approve the Financing Transaction and its one-for-ten reverse stock split.

           On July 31, 2002, prior to the opening of trading of Starbase Common Stock, Starbase's one-for-ten reverse stock split became effective.

           On August 8, 2002, Starbase announced that it had received notification from certain investors in the Financing Transaction that such investors were terminating their obligations under the related purchase agreement, which had been scheduled to close on August 13, 2002.

           On August 14, 2002, Starbase announced that it had postponed the closing date of the Financing Transaction and was analyzing all of its alternatives in connection with the Financing Transaction.

           On August 23, 2002, Messrs. Fuller and Edward M. Shelton, Borland's Senior Vice President - Business Development, met with Messrs. Harrer and Snedegar, as well as James Smith, Executive Vice President, Customer Group, of Starbase, in Menlo Park, California, to further discuss a possible acquisition of Starbase by Borland. During the meeting, Starbase's management informed Mr. Fuller that Starbase was now entertaining discussions with companies that had previously expressed interest in acquiring Starbase. Starbase's management inquired of Mr. Fuller whether Borland still had a serious interest in an acquisition transaction with Starbase. After a lengthy discussion, Mr. Fuller stated that Borland would consider whether it was prepared to make a new offer to acquire Starbase.

           Between August 23 and September 10, 2002, officers of Starbase met with other potential acquirors and did not receive any other expressions of interest except for an indication of interest from another of the potential acquirors ("Potential Acquiror Two").

           On September 3, 2002, while attending the SG Cowen Fall Technology Conference, Mr. Ball met with representatives of SG Cowen and expressed Borland's continuing interest in a possible acquisition of Starbase. At such time, representatives of SG Cowen informed Mr. Ball that Starbase could be amenable to an acquisition proposal from Borland.

           On September 7, 2002, Mr. Harrer began discussions with Mr. Ball regarding the consideration to be paid by Borland for Starbase in a possible acquisition transaction. Mr. Ball initially indicated that Borland would be prepared to pay $20 million in cash for Starbase and would also consider providing $2 million in bridge financing to Starbase upon execution of a definitive acquisition agreement. Mr. Harrer responded that while the proposal was attractive, given the other indications of interest that he had received and other third party financing proposals, he believed that Starbase could justify asking for a higher valuation.

           On September 8, 2002, representatives of Borland indicated that it could be prepared to increase its offer.

           On September 9, 2002, Mr. Snedegar telephoned Mr. Ball and indicated that the Starbase Board would not accept an offer of $22-23 million, but would consider an offer of $25 million to purchase Starbase.

           On September 10, 2002, a special meeting of the Starbase Board was held. Present at the meeting were representatives of SG Cowen. The representatives of SG Cowen reviewed with the Board the expressions of interest from potential acquirors including a possible offer by Borland to purchase all of the outstanding capital stock of Starbase for $25 million, subject to due diligence, Starbase entering into an exclusivity agreement with Borland and other customary conditions. Members of the Board of Starbase then discussed the various proposals as well as the possibility of seeking equity financing. Mr. Snedegar stated that an equity financing at current market capitalization levels would be highly dilutive to stockholders and that stockholders would be better served by a sale of Starbase. Following discussion, the Board resolved to enter into an agreement with Borland which would include an exclusivity period of between 7 and 14 days.

           On September 11, 2002, Mr. Ball indicated to Mr. Harrer that Borland would be willing to pay $25 million, all in cash, or approximately $2.87 per Share, and provide $2 million in bridge financing to Starbase, subject to a due diligence review and negotiation of definitive acquisition and bridge financing agreements. Mr. Harrer requested written confirmation of Borland's proposal so he could present it to Starbase's Board of Directors for its consideration.

           From September 11, 2002 through September 14, 2002, Borland and Starbase, through their respective representatives, negotiated the terms of an exclusivity agreement which was executed on September 15, 2002 and which prohibited Starbase from soliciting or participating in discussions with third parties with respect to an alternative acquisition transaction through September 23, 2002.

           On September 12, 2002, Mr. Ball sent to Mr. Harrer a preliminary written indication of interest indicating Borland's interest in acquiring Starbase for $25 million in cash and Borland's willingness to provide Starbase with $2 million in bridge financing.

           On September 12 and 13, 2002, representatives of Borland conducted on-site due diligence at Starbase's corporate headquarters, and members of Starbase's senior management made presentations on various elements of Starbase's business.

           On September 14, 2002, Mr. Gottfried provided an initial draft of the Merger Agreement to Mr. Harrer. Commencing on September 15, 2002, Starbase and Borland and their respective counsel discussed various aspects of the proposed transaction, and negotiated the terms of the Merger Agreement and related agreements. Such discussion and negotiations continued through October 8, 2002.

           On September 18, 2002, Mr. Harrer visited Borland's corporate headquarters in Scotts Valley, California, and met with, among others, Mr. Ball, Douglas Barre, Borland's Senior Vice President and Chief Operating Officer, and Mr. Gottfried. They discussed, among other things, the structure and timing of the proposed transaction.

           On September 23, 2002, the exclusivity agreement expired by its terms and was not extended by the parties.

           On September 26, 2002, Borland's board of directors met together with Borland's legal and financial advisors to discuss various strategic matters and, in particular, the proposed acquisition of Starbase. Senior management of Borland made detailed presentations regarding Borland's competitive position and the benefits and rationale for the proposed transaction. Borland's senior management and Bear Stearns also made detailed financial presentations regarding Starbase and the proposed transaction. Senior management of Borland reviewed the status of the negotiations with Starbase and, along with Borland's legal counsel, the results of the due diligence investigation of Starbase as completed to date. Counsel to Borland also reviewed with the Borland board the terms of the proposed Merger Agreement and the related transaction agreements and the remaining unresolved business and legal issues with respect to such agreements. Borland's board of directors discussed the proposed Offer and Merger and the drafts of the Merger Agreement and related agreements with members of Borland's management, Bear Stearns and legal counsel to Borland.

           On September 30, 2002, citing the results of Borland's due diligence investigation of Starbase and the additional liabilities, costs and expenses identified therein, Mr. Ball presented Mr. Harrer with a revised acquisition proposal of $22 million in cash, or approximately $2.52 per Share.

           During the period from September 30 to October 4, 2002, Borland and Starbase engaged in further discussions regarding the offer price.

           On October 4, 2002, after Borland conducted further due diligence investigation and additional discussions between the parties, Borland and Starbase arrived at a mutually acceptable price of approximately $24 million in cash, or $2.75 per share.

           On October 7, 2002, Borland's board of directors met again with Borland's legal and financial advisors to consider the proposed acquisition of Starbase. Senior management of Borland and Borland's legal counsel reviewed the negotiations that occurred between September 26 and October 7, 2002, including negotiations as to price, and updated the board on the due diligence review that had occurred subsequent to the September 26, 2002 board meeting. Bear Stearns updated its financial presentation concerning the proposed acquisition. Borland's directors discussed with its senior management and legal and financial advisors the negotiated terms of the proposed Offer and the Merger. The members of Borland's board of directors, having determined that the Offer and the Merger were in the best interests of Borland, then approved the Offer and Merger and the related transactional agreements.

           On October 8, 2002, at a special meeting of the Starbase Board, the Board considered the terms of the transaction, the reasons therefor, and the opinion of SG Cowen to the effect that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be received by the stockholders of Starbase in the Offer and the Merger was fair to such stockholders from a financial point of view, and unanimously: (i) determined that the Merger Agreement is advisable and is fair to, and in the best interests of, the stockholders of Starbase; (ii) approved the tender offer contemplated by the Merger Agreement and recommended to the stockholders of Starbase that they accept the tender offer and tender their shares of Starbase Common Stock pursuant thereto; (iii) recommended that the stockholders of Starbase vote in favor of adoption of the Merger Agreement at any meeting of stockholders of Starbase that may be called to consider adopting the Merger Agreement; (iv) approved and declared advisable the Merger Agreement; (v) approved a loan and security agreement with respect to the $2 million bridge financing to be provided by Borland to Starbase; (vi) acknowledged and approved the tender and voting agreement to be executed by the directors and certain officers of Starbase; and (vii) approved the intellectual property security agreement related to the loan and security agreement.

           On October 8, 2002, Borland, Starbase and the Purchaser executed the Merger Agreement, Borland and Starbase executed the loan and security agreement and the intellectual property security agreement, and Starbase's directors and certain executive officers of Starbase executed the tender and voting agreement in favor of Borland and the Purchaser.

           On October 9, 2002, Borland and Starbase issued a joint press release announcing the Merger Agreement and the Offer, and on October 11, 2002, the Purchaser commenced the Offer.

           In accordance with the Merger Agreement, on November 8, 2002, at midnight, New York City time, the Offer first expired and was extended by Borland until midnight, New York City time, on November 22, 2002. All Shares validly tendered and not withdrawn prior to midnight, November 22, 2002 were purchased by the Purchaser. Approximately 6,911,965 Shares were validly tendered and not withdrawn pursuant to the Offer, including 165,287 Shares tendered by notice of guaranteed delivery. The Purchaser accepted for payment all Shares tendered, which Shares constituted approximately 79.0% of the total outstanding Shares.

            On November 25, 2002, the resignations of three of the then existing directors of Starbase became effective and four persons designated by Borland were elected to the Starbase Board of Directors (one of the directorships on the Starbase Board was unfilled at such time). The Borland designees to the Starbase Board are Dale L. Fuller, Frederick A. Ball, Keith
E. Gottfried and Douglas W. Barre and currently constitute four of the six members of the Starbase Board of Directors. John Snedegar and Barry Sullivan remain as members of the Starbase Board.

           The Notice of Special Meeting and this Information Statement are being mailed to Starbase stockholders beginning on December ___, 2002.

RECOMMENDATION OF STARBASE'S BOARD OF DIRECTORS

           At a special meeting of the Starbase Board held on October 8, 2002, the Board, among other things, unanimously: (i) Determined that the Merger Agreement is advisable and is fair to, and in the best interests of, the stockholders of Starbase; (ii) Approved the tender offer contemplated in the Merger Agreement and recommended to the stockholders of Starbase that they accept the tender offer and tender their shares of Starbase Common Stock pursuant thereto; (iii) Recommended that the stockholders of Starbase vote in favor of adoption of the Merger Agreement at any meeting of stockholders of Starbase that may be called to consider adopting the Merger Agreement; (iv) Approved and declared advisable the Merger Agreement; (v) Approved the loan and security agreement with respect to the $2 million bridge financing to be provided by Borland to Starbase; (vi) Acknowledged and approved the tender and voting agreement to be executed by the directors and certain officers of Starbase; and (vii) Approved the intellectual property security agreement related to the loan and security agreement. Accordingly, the Starbase Board unanimously recommended that the stockholders of Starbase tender their shares in the Offer and vote to adopt the Merger Agreement at any meeting of stockholders of Starbase that may be called to consider such adoption.

REASONS FOR THE MERGER; FACTORS CONSIDERED BY THE STARBASE BOARD

         In making the determinations and recommendations set forth above, the Starbase Board considered a number of factors, including, without limitation, the following:

     o The historical market prices, price to earnings ratio, multiples related to earnings before interest, taxes, depreciation and amortization ("EBITDA"), recent trading activity and trading range of the Shares, including that the Offer Price represents a 252.2% premium over the closing price of Starbase Common Stock of $0.78 on October 7, 2002 (the business day prior to the meeting of the Starbase Board at which such determinations and recommendations were made) and a significant premium over the per Share offer made by Potential Acquiror Two prior to Starbase entering an exclusive negotiating period with Borland.

     o Starbase's inability to consummate the Financing Transaction, its current inability to secure other sufficient long-term financing and the disruptive and adverse effect on Starbase's business caused by such failure to obtain financing.

     o The financial condition and results of operations of Starbase and the projection of Starbase's cash flows and capital requirements.

     o The need to bring Starbase's review of strategic alternatives to a prompt conclusion due to the uncertainty of Starbase's ability to continue as an independent entity if the Offer and the Merger were not consummated based in part upon a determination by Starbase's independent auditors that Starbase's recurring losses from operations and negative working capital raise substantial doubt about its ability to continue as a going concern.

     o The fact that the structure of the acquisition of Starbase by Borland as provided for in the Merger Agreement involves an all cash tender offer for all outstanding Shares, to be commenced shortly after the public announcement and the execution of the Merger Agreement, to be followed by a merger in which all remaining Shares would be acquired for the same per Share consideration, thereby permitting Starbase's stockholders to obtain cash for their Shares at the earliest possible time.

     o Borland's willingness to provide Starbase with $2 million in bridge financing to ensure Starbase's liquidity through December 15, 2002. Without such financing Starbase cannot be certain of its liquidity through such date.

     o The results of the discussions with Potential Acquiror Two and other companies regarding an acquisition of, or other business combination with, Starbase including, but not limited to, notification by Potential Acquiror Two that its board of directors was not willing to pursue open-ended competitive bidding.

     o Inquiries made by Starbase and its financial advisors to over 25 companies, including major companies in the software industry, with respect to the possible acquisition of Starbase and the attendant uncertainty of reaching an agreement with any such party.

     o Inquiries made by Starbase and Shoreline Pacific, LLC to companies in the software industry with respect to the possible minority investment in Starbase and the attendant uncertainty of reaching an agreement with any such party.

     o The fact that notwithstanding the inquiries made by Starbase and its financial advisors with respect to a potential financing or acquisition transaction with Starbase, the Borland proposal was the best offer received.

     o The determination by the Board that bankruptcy or the liquidation of Starbase was not an acceptable alternative to the Offer and Merger because a liquidation would take a significant period of time to complete and would not be likely to realize aggregate net proceeds per Share equal to or greater than $2.75. In addition, the Starbase Board considered that if the Offer and Merger were not completed, and Starbase was not able to enter into an alternative financing or acquisition transaction, Starbase might have no alternative to bankruptcy or liquidation.

     o The determination by the Starbase Board that a transaction with Borland at the price of $2.75 per Share and on the terms set forth in the Merger Agreement is a preferable alternative that subjects Starbase stockholders to less risk than would be created by rejecting the proposed Offer and Merger and continuing to seek an alternative acquisition or financing transaction, and the increasing likelihood of bankruptcy of Starbase.

     o   The history of the negotiations with Borland.

     o   The business reputation of Borland and its management.

     o The Starbase Board's belief, based upon presentations by Starbase's management and financial advisors, that the Offer Price was fair in light of the financial condition, results of operations, business and prospects of Starbase.

     o The interests of certain persons in the Offer and Merger including certain severance payments payable to Starbase's executive officers and directors, acceleration of stock option vesting as a result of the Merger and provisions in the Merger Agreement providing for indemnification of directors and officers and maintenance of director and officer insurance as described below under the heading "Interests of Certain Persons".

     o The presentation delivered by SG Cowen to the Starbase Board on October 8, 2002, regarding the financial aspects of the proposed transaction and the opinion of SG Cowen delivered to the Board dated the same date and the underlying analysis conducted by SG Cowen, to the effect that, as of the date of the opinion and based on and subject to the assumptions and qualifications stated in the opinion, the consideration to be received by the stockholders of Starbase in the Offer and the Merger was fair to such stockholders from a financial point of view. SG Cowen's opinion was prepared for and addressed to the Starbase Board and is directed to only the fairness from a financial point of view to the holders of Shares of the consideration to be received by the holders of Shares in the Offer and the Merger. SG Cowen's opinion does not constitute a recommendation to the Starbase Board or to any stockholder as to whether that stockholder should tender its Shares in the Offer or how to vote or take any other action in connection with the Offer or the Merger or otherwise. A copy of the SG Cowen opinion is attached as Annex C to this Information Statement. The summary of the SG Cowen opinion in this Information Statement under the heading "Opinion of SG Cowen" is qualified in its entirety by reference to the full text of such opinion. Stockholders are urged to carefully read such opinion and such summary in its entirety.

     o The provisions of the Merger Agreement permitting Starbase, subject to certain conditions, to negotiate with third parties that make unsolicited bona fide written offers to acquire Starbase that constitute Superior Proposals (as defined in the Merger Agreement) prior to the completion of the Offer if the Starbase Board determines in good faith, after consulting with independent legal counsel to Starbase, that such action is required to discharge the Starbase Board's fiduciary duties to Starbase stockholders under applicable law. The Starbase Board considered the terms of the Merger Agreement permitting Starbase to terminate the Merger Agreement prior to the completion of the Offer and accept a Superior Proposal under certain conditions, including the requirement that Starbase pay Borland a $1.5 million "break-up" fee and expense reimbursement in such case. The Starbase Board considered the possible effect of these provisions of the Merger Agreement on third parties who might be interested in exploring an acquisition of Starbase. In this regard, the Board recognized that the provisions of the Merger Agreement relating to the termination fees and non-solicitation of takeover proposals were insisted upon by Borland as a condition to entering into the Merger Agreement.

     o The likelihood that the Offer and the Merger will be consummated in light of the fact that the Offer and the Merger are not subject to any financing or due diligence conditions and that the other conditions to the Offer and the Merger are customary in nature.

     o   The limits on Starbase's ability to terminate the Merger Agreement.

     o Information with regard to current economic and market conditions (including current conditions in the software industry).

     o The risk that the Starbase Common Stock may be delisted from NASDAQ. In February 2002, Starbase received a notice from NASDAQ of failure to comply with the $1.00 minimum bid price per share. Starbase has until February 2003 to regain compliance or be delisted. If Starbase Common Stock were to be delisted and the market price remains below $1.00, it may be deemed a penny stock, subjecting the Shares to additional sales practices of broker-dealers who sell Starbase Common Stock. As a result, some brokers may not effect transactions in the Shares, which could have an adverse effect on the liquidity of the Shares.

     o The terms of the Merger Agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations to complete the Offer and the Merger.

     o The terms of the bridge loan by Borland to Starbase, including the parties' representations, warranties and covenants and their respective obligations thereunder.

     o The consents and approvals required to complete the Offer and Merger and the favorable likelihood of obtaining all such consents and approvals.

     o That, while the Offer and Merger give Starbase's stockholders the opportunity to realize a significant premium over the price at which the Shares traded immediately prior to the public announcement of the execution of the Merger Agreement, the consummation of the Offer and the Merger would eliminate the opportunity for Starbase stockholders to participate in the future growth and potential profits of Starbase.

     o Discussions of the Starbase Board concerning Starbase's sales process and the proposed Merger Agreement and the transactions contemplated thereby.

         The Starbase Board also recognized, discussed and considered certain risks associated with entering into the Merger Agreement, including, but not limited to, the following:

     o The risk that the Offer may not be completed. Borland's obligation to complete the Offer pursuant to the Merger Agreement is conditioned on, among other things, the Minimum Condition (as defined in the Merger Agreement) being satisfied. The Board was not able to assess the likelihood of the Minimum Condition being met due to the lack of concentration of ownership of the Shares. If the Offer and Merger are not completed, there could be a significant adverse effect on the trading price of the Shares, as well as on Starbase's customers, employees, goodwill and the value of Starbase to a subsequent potential acquiror.

     o The risk of losing a better opportunity. The Merger Agreement restricts Starbase's right to consider an alternative proposal prior to the completion of the Offer unless it constitutes a "Superior Proposal" as defined in the Merger Agreement. Further, because the Merger Agreement (i) requires Starbase to pay a $1.5 million "break-up" fee and expense reimbursement to Borland upon acceptance of a Superior Proposal by Starbase and (ii) does not contain a "standstill" provision which would restrict Borland's right to launch an unsolicited tender offer upon non-consummation of the Offer if Starbase terminates the Merger Agreement to pursue a Superior Proposal, and that Borland may be able to use the "break-up" fee to fund a portion of the expenses associated with conducting an unsolicited tender offer for Starbase's Shares. The possible risk of Borland launching an unsolicited tender offer may have the effect of limiting the number of companies that might otherwise be interested in pursuing a potential strategic alternative with Starbase.

         The Starbase Board also recognized, discussed and considered certain significant risks associated with not approving the Merger Agreement with Borland including, but not limited to, the following:

     o Loss of stockholder value. The Offer and the Merger would provide Starbase stockholders with cash at a premium of 252.2% over the market price of Starbase Common Stock on October 7, 2002 (the business day immediately prior to the Starbase Board meeting at which the Merger Agreement and the transactions contemplated thereby were approved). In addition, based on trends in the market for the Starbase Common Stock and the risk that Starbase could lose customer orders based on concerns over Starbase's short-term viability as an independent entity, if Starbase failed to enter a strategic transaction promptly there existed a significant risk that Starbase might not be able to realize the same value for its stockholders in a transaction consummated at a later date.

     o Lack of alternatives and risk of insolvency. Taking into account the efforts of Starbase and its advisors over the past year to find strategic alternatives to a transaction with Borland, and the extensive negotiations with Borland, the Starbase Board considered it unlikely that a transaction more favorable to Starbase's stockholders could be negotiated and concluded before Starbase exhausted its available capital resources. If the transaction with Borland was not approved, given Starbase's cash flow and capital requirements, a major recapitalization or restructuring, or below-market equity issuance, would have been required, and such a transaction would likely have been highly dilutive to Starbase's existing stockholders which would be likely to adversely affect the market price for Starbase Common Stock. In the event such a recapitalization, restructuring or equity issuance was not consummated in a timely manner, Starbase also faced a risk of insolvency.

         The foregoing discussion of the information, factors and risks considered by the Starbase Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the Offer and the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the above factors or determine that any factor was of particular importance. Rather, the Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, it is possible that different members of the Board assigned different weights to the various factors described above.

OPINION OF SG COWEN

         On October 8, 2002, SG Cowen delivered certain of its written analyses and its oral opinion to the Starbase Board, subsequently confirmed in writing as of the same date, to the effect that, and based on and subject to the various assumptions set forth therein, as of October 8, 2002, the consideration to be received by the stockholders of Starbase in the Offer and the Merger was fair, from a financial point of view, to such stockholders. The full text of the written opinion of SG Cowen is attached as Annex C to this Information Statement, and is incorporated by reference. Holders of Starbase Common Stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen. The summary of the written opinion of SG Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. SG Cowen's analyses and opinion were prepared for and addressed to the Starbase Board and are directed only to the fairness, from a financial point of view, to the stockholders of Starbase of the consideration to be received by such stockholders in the Offer and the Merger, and do not constitute an opinion as to the merits of the transaction or a recommendation to any stockholder as to whether such stockholder should tender his or her Shares in the Offer or how to vote on the Merger. The Offer Price was determined through negotiations between Starbase and Borland and not pursuant to recommendations of SG Cowen.

         In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

     o   a draft of the Merger Agreement dated October 6, 2002;

     o certain publicly available financial and other information for Starbase, and certain other relevant financial and operating data furnished to SG Cowen by Starbase management;

     o certain publicly available financial and other information for Borland;

     o certain internal financial analyses, financial forecasts, reports and other information concerning Starbase prepared by the management of Starbase (referred to as the "Starbase Forecasts");

     o First Call estimates and financial projections in Wall Street analyst reports for Starbase;

     o discussions SG Cowen had with members of the management of Starbase concerning the historical and current business operations, financial condition and prospects of Starbase and such other matters as SG Cowen deemed relevant;

     o the reported price and trading history of the shares of Starbase Common Stock as compared to the reported price and trading histories of publicly traded companies as SG Cowen deemed relevant;

     o certain financial terms of the Offer and the Merger as compared to the financial terms of selected business combinations SG Cowen deemed relevant; and

     o such other information, financial studies, analyses and investigations and such other factors as SG Cowen deemed relevant for the purposes of its opinion.

         In conducting its review and arriving at its opinion, SG Cowen, with Starbase's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Starbase or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently verify, this information. In addition, SG Cowen did not conduct any physical inspection of the properties or facilities of Starbase. SG Cowen further relied upon the assurance of the management of Starbase that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with Starbase's consent, assumed that the Starbase Forecasts provided to SG Cowen were reasonably prepared by the management of Starbase, and reflected the best available estimates and good faith judgments of such management as to the future performance of Starbase. The management of Starbase confirmed to SG Cowen, and SG Cowen assumed, with Starbase's consent, that each of the Starbase Forecasts and the First Call estimates and analyst projections utilized in SG Cowen's analyses with respect to Starbase and Borland provided a reasonable basis for its opinion.

         SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Starbase, nor was SG Cowen furnished with these materials. With respect to all legal matters relating to Starbase, SG Cowen relied on the advice of legal counsel to Starbase. SG Cowen, with Starbase's consent, did not take into consideration the value of any legal actions Starbase may have against third parties. SG Cowen expresses no opinion with respect to any legal matters. SG Cowen's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen expressly disclaims any responsibility to do so.

         In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the transaction will be satisfied without waiver thereof. SG Cowen assumed that the final form of the Merger Agreement would be substantially similar to the last draft received by SG Cowen prior to rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the transaction.

         SG Cowen's opinion is limited to the fairness, from a financial point of view, to the stockholders of Starbase of the consideration to be received by such stockholders in the Offer and the Merger. SG Cowen expresses no opinion as to the underlying business reasons that may support the decision of the Starbase Board to approve, or Starbase's decision to consummate, the transaction.

         The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Starbase the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Starbase.

Analysis of Premiums Paid in Selected Transactions

         SG Cowen reviewed the premium of the Offer Price over the trading prices one trading day and four weeks prior to the announcement date of fourteen transactions in the enterprise software industry (referred to as the "selected transactions") announced since March 5, 1999. These transactions were (listed as acquiror/target):

     o   Geac Computer Corporation Limited / Extensity, Inc.

     o   Allen Systems Group, Inc. / Landmark Systems Corporation

     o   Information Holdings, Inc. / Liquent, Inc.

     o   IBM Corporation / CrossWorlds Software Corporation

     o   JB Acquisitions, Inc. / Eagle Point Software Corporation

     o   Divine, Inc. / Eprise Corporation

     o   Starbase Corporation / Technology Builders, Inc.

     o   Chordiant Software, Inc. / Prime Response, Inc.

     o   Starbase Corporation / worldweb.net, Inc.

     o   Trilogy Software, Inc. / pcOrder.com, Inc.

     o   Telelogic AB / Continuus Software Corporation

     o   IntraNet Solutions, Inc. / Inso Corporation's Information Exchange
         Division

     o   NetManage, Inc. / Wall Data, Inc.

     o   Hummingbird Ltd. / PC DOCS Group International, Inc.

         The following table presents the premium of the offer prices over the trading prices one day and four weeks prior to the announcement date for the selected transactions.

                                Premiums Paid to Market in Selected Transactions
                                ------------------------------------------------
                                    Low         Mean        Median       High
                                    ---         ----        ------       ----
One Day Prior...................    14.9%       75.5%        75.9%      173.0%
4 Weeks Prior...................   (12.0%)      78.3%        86.4%      152.2%

         SG Cowen noted that the premiums of the Offer Price over the closing price for Starbase Common Stock one day prior to announcement and four weeks prior to announcement (based on the closing price of Starbase Common Stock on October 7, 2002), of 252.2% and 292.4%, respectively, were above the corresponding high premiums for the selected transactions.

Analysis of Selected Transactions

         SG Cowen reviewed the financial terms, to the extent publicly available, of the selected transactions. SG Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents (referred to as "Enterprise Value") paid in the selected transactions as a multiple of latest reported twelve month revenues (referred to as "LTM revenues"), the last quarter revenues on an annualized basis (referred to as "LQA revenues"), the estimated revenues for the calendar year in which the transaction was announced (referred to as "CY revenues") and the estimated revenues for the calendar year following the announcement of the transactions (referred to as "CY +1 revenues").

         The following table presents the multiples implied by the ratio of Enterprise Value to LTM revenues, LQA revenues, CY revenues and CY+1 revenues for the selected transactions.

                                            Multiples for Selected Transactions
                                            -----------------------------------
                                            Low        Mean     Median     High
                                            ---        ----     ------     ----
Enterprise Value as a ratio of:
   LTM Revenues............................ (0.37)x    1.25x      1.10x    5.59x
   LQA Revenues............................ (0.44)x    0.87x      0.84x    2.35x
   CY Revenues............................. (0.43)x    0.53x      0.55x    1.26x
   CY+1 Revenues........................... (0.24)x    0.37x      0.42x    0.92x

         SG Cowen noted that the ratio of Enterprise Value to LTM revenues for Starbase implied by the Offer Price is above the low, but below the mean and median, for the selected transactions; that the ratio of Enterprise Value to LQA revenues for Starbase implied by the Offer Price is above the low, but below the mean and median, for the selected transactions; that the ratio of Enterprise Value to CY revenues for Starbase implied by the Offer Price is above the mean and median, but below the high, for the selected transactions; and that the ratio of Enterprise Value to CY + 1 revenues for Starbase implied by the Offer Price is above the mean and median, but below the high, for the selected transactions.

         Although the selected transactions were used for comparison purposes, none of those transactions is directly comparable to the Offer and the Merger, and none of the companies in those transactions is directly comparable to Starbase or Borland. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Starbase to which they are being compared.

Analysis of Selected Publicly Traded Companies

         To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for Starbase to the corresponding financial data and ratios of certain other companies (referred to as the "selected companies") whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Starbase. These companies were:

     o   MERANT PLC

     o   MKS, Inc.

     o   Segue Software, Inc.

     o   Telelogic AB

         The data and ratios included the Enterprise Value of the selected companies as multiples of LTM revenues, LQA revenues, estimated revenues for calendar year 2002 (referred to as "CY02E revenues") and estimated revenues for calendar year 2003 (referred to as "CY03E revenues").

         The following table presents the multiples implied by the ratio of Enterprise Value to LTM revenues, LQA revenues, CY02E revenues and CY03E revenues for the selected companies.

                                                  Selected Company Multiples
                                                -------------------------------
                                                 Low     Mean    Median    High
                                                 ---     ----    ------    ----
Enterprise Value as a ratio of:
   TM Revenue.................................  0.13x   0.31x    0.29x     0.54x
   LQA Revenues...............................  0.14x   0.34x    0.31x     0.58x
   CY02E Revenues.............................  0.08x   0.29x    0.26x     0.55x
   CY03E Revenues.............................  0.22x   0.31x    0.23x     0.49x

         SG Cowen noted that the ratio of Enterprise Value to LTM revenues for Starbase implied by the Offer Price is above the mean and median, and equal to the high, for the selected companies; the ratio of Enterprise Value to LQA revenues for Starbase implied by the Offer Price is above the mean and median, and above the high, for the selected companies; the ratio of Enterprise Value to CY02E revenues for Starbase implied by the Offer Price is above the mean and median, and above the high, for the selected companies; and that the ratio of Enterprise Value to CY03E revenues for Starbase implied by the Offer Price is above the mean and median, and above the high, for the selected companies.

         Although the selected companies were used for comparison purposes, none of those companies is directly comparable to Starbase. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies or Starbase to which they are being compared.

Historical Stock Trading Analysis

         SG Cowen analyzed the closing prices of Starbase Common Stock over various periods ending October 7, 2002. The table below illustrates the stock prices for those periods and the premium or discount implied by the Offer Price to the historical stock price. All share prices have been adjusted to reflect the one-for-ten reverse stock split as of July 31, 2002.

                                                            Premium (Discount)
Historical Exchange                        Stock Price    Implied by Offer Price
-------------------                        -----------    ----------------------
October 7, 2002                             $ 0.78              252.2%
September 13, 2002.........................   0.86              219.4%
20-Trading Days Prior......................   0.70              292.4%
20-Trading Day Average.....................   0.86              219.6%
60-Trading Day Average.....................   1.05              162.5%
120-Trading Day Average....................   1.90               44.3%
LTM Average................................   3.65              (24.7%)
LTM High...................................   8.20              (66.5%)
LTM Low....................................   0.52              428.3%

Stock Trading History

         To provide contextual data and comparative market data, SG Cowen reviewed the historical market prices of Starbase Common Stock for the twelve month period ended October 7, 2002. All share prices have been adjusted for the one-for-ten reverse stock split. SG Cowen noted that over the last 12 months the high and low prices for Shares of Starbase were $8.20 and $0.52, respectively.

         SG Cowen did not perform a discounted cash flow analysis for Starbase because Starbase management informed SG Cowen that, because of the nature of Starbase and its business, there were no reliable projections for Starbase beyond calendar year 2003.

         The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the Starbase Board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Starbase and Borland. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Starbase, Borland, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the Starbase Board in making its decision to enter into the Merger Agreement and should not be considered as determinative of such decision.

         SG Cowen was selected by the Starbase Board to render an opinion to the Board because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, SG Cowen and its affiliates trade the equity securities of Starbase and Borland for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, or in the future may continue to provide, commercial and investment banking services to Starbase and Borland including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services. Additionally, as of June 24, 2002, SG Cowen owned 279,123 restricted shares of Starbase Common Stock, received by SG Cowen in connection with financial advisory services previously provided to Starbase. SG Cowen may tender its shares in the Offer.

         Pursuant to an engagement letter dated August 2, 2001, as amended on September 25, 2002, Starbase retained SG Cowen to provide financial advisory services in connection with a possible sale of Starbase and to deliver an opinion stating whether the consideration to be paid in the Offer and the Merger is fair to Starbase's stockholders from a financial point of view. Pursuant to the terms of SG Cowen's engagement, Starbase upon consummation of the Offer paid SG Cowen for its services and opinion a fee equal to $1.5 million. Starbase earlier had paid SG Cowen $475,000 for rendering SG Cowen's opinion, all of which was credited against the $1.5 million transaction fee described above in this paragraph. In addition, Starbase has agreed to reimburse SG Cowen for its reasonable out-of-pocket expenses in connection with its services to Starbase, up to a maximum of $40,000. Starbase also has agreed to indemnify SG Cowen and certain related parties against certain liabilities arising out of SG Cowen's engagement. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm's length between Starbase and SG Cowen, and the Starbase Board was aware of the arrangement, including the fact that a significant portion of the fee payable to SG Cowen was contingent upon completion of the Offer.

CERTAIN STARBASE PROJECTIONS

         Prior to entering into the Merger Agreement, Borland conducted a due diligence review of Starbase, and, in connection with that review, Borland received from Starbase certain projections of Starbase's future operating performance. Starbase does not, as a matter of course, make public forecasts regarding its future operating performance.

         The projections that Borland received from Starbase included, among other things, the following forecasts of Starbase's revenues, gross margin, operating margin and net income for each of the last three quarters of Starbase's fiscal year 2003 and each of the quarters of Starbase's fiscal year 2004, respectively, which forecasts were prepared on or about September 11, 2002. These projections assumed that Starbase would enter into either (i) a financing transaction providing at least $5 million in capital to Starbase or
(ii) a strategic transaction with a company with a strong balance sheet, such that Starbase's customers could be confident in Starbase's ability to continue as a going concern for an extended period of time. Except for the foregoing, these projections assumed that Starbase would continue to operate its business as it currently does.

                                        Starbase Corporation
                              Selected Forecast Income Statement Items
                                           Fiscal Quarters
                                       (Dollars in Thousands)

                                                                Fiscal Year Ending March 31,
                                     ---------------------------------------------------------------------------------
                                                   2003                                        2004
                                     --------------------------------    ---------------------------------------------
                                        Q2         Q3          Q4            Q1          Q2         Q3         Q4
                                        --         --          --            --          --         --         --
Revenue............................. $ 9,133    $10,200     $11,000       $11,000     $12,000    $12,500    $13,000
Gross Margin........................   6,593      7,766       8,523         8,497       9,395      9,812     10,228
Operating Margin....................  (3,002)    (2,216)     (1,717)       (1,604)     (1,225)      (859)      (722)
Net Income/(Loss)...................  (3,042)    (2,236)     (1,737)       (1,624)     (1,245)      (879)      (742)


         Actual results may vary materially from these projections. This information has been provided for the limited purpose of giving Starbase stockholders access to certain projections provided by Starbase to Borland in connection with Borland's due diligence review of Starbase. With respect to the second fiscal quarter of Starbase's fiscal year 2003, Starbase has filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q disclosing its financial results for the three month period ended September 30, 2002. Starbase stockholders are urged to read such report for the actual results of operations and financial condition of the Company for such period and as of such date, and such report is incorporated by reference herein.

         Starbase did not prepare the projections described above with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission regarding projections or the guidelines established by the American Institute of Certified Public Accountants regarding the preparation and presentation of financial projections or forecasts. In addition, Starbase's independent accountants did not examine or compile any of the projections described above, or express any conclusion or provide any assurance with respect to such projections.

         The projections described above constitute forward-looking statements and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results reflected in such projections, including, without limitation, those described in Starbase's most recently filed Quarterly Report on Form 10-Q. At the time of receipt, Borland was advised by Starbase that the projections described above were subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections described above also reflect numerous assumptions (not all of which were provided to Borland), all of which were made by Starbase's management, with respect to industry performance, general business, economic, market and financial conditions, competition and other matters that are inherently subject to significant uncertainties, all of which are difficult to predict and many of which are beyond Starbase's control. Neither the Purchaser nor Borland approved the assumptions or the methodology used to produce the projections. Accordingly, there can be no assurance that the assumptions made in preparing the projections described above will prove reasonable or accurate, and actual results may be materially lower or higher than those contained in such projections.

         The inclusion of the projections described above should not be regarded as an indication that any of the Purchaser, Borland, Starbase or their respective affiliates or representatives considered in the past or currently consider such projections to be a reliable prediction of future events, and these projections should not be relied upon as such. None of the Purchaser, Borland, Starbase or any of their respective affiliates or representatives has made or makes any representation to any person regarding the information contained in the projections set forth above, and none of them intends to update or otherwise revise such projections to reflect circumstances existing after the date that Starbase prepared the projections or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying such projections are shown to be in error.

INTERESTS OF CERTAIN PERSONS

         Except as described herein, there are no material agreements, arrangements, or understandings, or any actual or potential conflicts of interest between Starbase or its affiliates and its executive officers, directors or affiliates.

         Certain officers and directors of Starbase may be deemed to have interests in the transactions contemplated by the Merger Agreement that are different from or in addition to their interests as Starbase stockholders generally. The Starbase Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. In addition to the matters described above, these interests are as follows:

Severance Arrangements

         On various dates between November 15, 1999 and November 3, 2001, Starbase entered into arrangements (collectively, the "Separation Agreements") with Mr. Donald Farrow, Mr. James Smith and Mr. Douglas Norman providing for severance payments to, and the continuation of employee benefits for, each such executive in certain circumstances, including termination of such executive's employment (or a reduction in such executive's salary) in conjunction with a change of control of Starbase. Pursuant to their respective Separation Agreements, upon termination of employment in conjunction with a change of control of Starbase, Mr. Smith is entitled to severance payments totaling approximately $340,000, Mr. Farrow is entitled to severance payments totaling approximately $250,000 and Mr. Norman is entitled to severance payments totaling approximately $225,000.

         On June 1, 2002, Mr. James Harrer, Chief Executive Officer of Starbase, entered into an employment agreement (the "Harrer Agreement", and, together with the Separation Agreements, the "Severance Agreements") with Starbase providing severance payments totaling approximately $350,000 to, and the continuation of employee benefits for a period of one year for, Mr. Harrer following a change of control of Starbase if Mr. Harrer's employment by Starbase is terminated for any reason.

         For purposes of the Severance Agreements, "change in control" means:
(i) the direct or indirect sale or exchange in a single series of related transactions by Starbase's stockholders of more than fifty percent of Starbase's voting stock for Messrs. Farrow, Norman and Smith and the direct or indirect sale or exchange in a single series of related transactions by Starbase's stockholders of more than thirty percent of Starbase's voting stock for Mr. Harrer; (ii) a merger or consolidation in which Starbase is a party and is not the surviving entity; (iii) the sale, exchange, or transfer of all or substantially all of Starbase's assets; (iv) Starbase is liquidated or dissolved; or (v) for Mr. Harrer, whenever the individuals on the incumbent Board as of June 1, 2002 no longer constitute two-thirds of the then current Board, unless any new member was approved by two-thirds of the incumbent Board.

         The Offer, upon completion, constituted a "change of control" under all of the above-described Severance Agreements.

         The above summaries of the Severance Agreements are qualified in their entirety by reference to the forms of these agreements, which have been filed as Exhibits (e)(8) and (e)(9) to the Starbase Solicitation/Recommendation Statement on Schedule 14D-9 (the "Starbase 14D-9") which was filed with the Securities and Exchange Commission on October 11, 2002, and are incorporated by reference.

Acceleration of Vesting of Options

         None of the options held by any officer or director of Starbase has an exercise price that is less than the Merger Consideration of $2.75 per Share.

         Pursuant to the Severance Agreements, in the event of termination of the executive as a result of a change of control of Starbase, in addition to the severance payments described above, all vested options of the executive will remain exercisable through the twelve-month period following the date of termination.

         As of October 8, 2002, the directors and executive officers of Starbase beneficially owned in the aggregate 105,718 Shares, and options to purchase an additional 336,840 Shares, all of which options will become exercisable upon completion of the Merger.

Option Grants in Last Fiscal Year

         The following table sets forth certain information concerning stock option grants made to Starbase's Chief Executive Officer and Starbase's next four most highly compensated executive officers ("Named Executive Officers") during the fiscal year ended March 31, 2002. No stock appreciation rights were granted to such individuals during the fiscal year. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth the hypothetical gains that would exist for the options based on the assumption that Starbase's stock price were to appreciate annually during the term of the option by 5% and 10%, respectively. The rates do not represent Starbase's estimate or projection of future Common Stock prices and no assurance can be given that the Share price will appreciate at the rate shown in the table. The Named Executive Officers will realize no gain on these options unless the price of Starbase Common Stock increases above the exercise price for such options, which will benefit all stockholders proportionately. The information below gives effect to a one-for-ten reverse stock split effected by Starbase on July 31, 2002.






                                                          Individual Grants
                                                          -----------------
                                                                                                     Potential Realizable
                                       Number of           Percent of                                  Value at Assumed
                                       Securities           Total                                       Annual Rates of
                                       Underlying        Options/SARS       Exercise                      Stock Price
                                      Options/SARS         Granted to       or Base                    Appreciation for
                                        Granted            Employees        Price       Expiration      Option Term(4)
Name                                 (# of Shares)(1)   In Fiscal Year(2)  ($/Sh)(3)      Date         5%($)    10%($)
----                                 ----------------   -----------------  ---------   ----------    --------  ---------
William R. Stow III.................     21,000              2.0%           6.30         12/26/11     83,203    210,852
                                          3,500                *            7.10          10/5/11     15,628     39,605

Karen Bennett(5)....................     20,000              1.9%           6.30         12/26/11     79,241    200,812

Donald R. Farrow....................     20,000              1.9%           6.30         12/26/11     79,241    200,812
                                          3,500                *            7.10          10/5/11     15,268     39,605

Douglas S. Norman...................     20,000              1.9%           6.30         12/26/11     79,241    200,812

James H. Smith......................     20,000              1.9%           6.30         12/26/11     79,241    200,812
________________
*Less than 1%


(1) Options granted to purchase Common Stock. All options granted during the period were granted pursuant to the 2001 Stock Plan at fair market value on the date of the grant. Generally, twenty-five percent of the options granted vest one year from the date of grant with the remaining options vesting in equal monthly increments over the following thirty-six months. Fifty percent of both the 3,500 options granted to Mr. Stow and the 3,500 options granted to Mr. Farrow vest immediately upon grant with the remaining shares vesting in equal monthly increments over the following twelve months. All of the options shown have a maximum term of ten years, subject to earlier termination following the optionee's cessation of service with Starbase.

(2) Starbase granted options to purchase a total of 1,038,841 shares of Starbase Common Stock to employees, consultants and Board members during the year ended March 31, 2002.

(3) The exercise price may be paid in cash or in shares of Starbase Common Stock valued at fair market value on the exercise date.

(4) Based on accumulating $2.70, the closing price on the Nasdaq National Market on March 28, 2002, the final trading day in March, value will be realized only if the exercise price is less than $4.40 for the 5% accumulation assumption and $7.00 for the 10% accumulation assumption.

 (5) Ms. Bennett's employment with Starbase terminated on June 3, 2002. Any unexercised options expired July 3, 2002.



Option Exercises, Holdings and Fiscal Year-End Values

         The following table sets forth information concerning the number of Shares covered by both exercisable and unexercisable options held by each of the Named Executive Officers as of March 31, 2002. The information below gives effect to a one-for-ten reverse stock split effected by Starbase on July 31, 2002.


                              Aggregated Option Exercises in Fiscal Year 2002
                                  and Option Values as of March 31, 2002

                                       Shares
                                      Acquired                 Number of Securities             Value of Unexercised
                                        on         Value       Underlying Unexercised        in-the-money(1) Options at
               Name                   Exercise    Realized     Options at  March 31, 2002     March 31, 2002 ($) (2)
               ----                   --------    --------  -----------------------------   ---------------------------
                                       ($)         ($)            (# of shares)
                                                            Exercisable    Unexercisable    Exercisable   Unexercisable
                                                            -----------    -------------    -----------   -------------
William R. Stow III...............      --         --          50,241        23,937            --              --
Karen Bennett.....................      --         --           4,999        30,000            --              --
Donald R. Farrow..................      --         --          42,202        21,541            --              --
Douglas S. Norman.................      --         --          15,711        23,958            --              --
James H. Smith....................      --         --          34,783        41,260            --              --

________________

(1) "In-the-money" options are options whose exercise price was less than the market price of a share of Common Stock at March 28, 2002, which was the final day of trading in March.

(2) Calculated based on a stock price of $2.70 per share, which was the closing price of a share of Common Stock reported on the Nasdaq National Market on March 28, 2002, the final day of trading in March.


Directors' and Officers' Indemnification and Insurance

         The Merger Agreement provides that all rights to indemnification existing in favor of those persons who are directors and officers of Starbase as of the date of the Merger Agreement (the "Indemnified Persons") for their acts and omissions occurring prior to the completion of the Merger, as provided in Starbase's bylaws, certificate of incorporation and any written contract or agreement providing for indemnification to any Indemnified Person as in effect as of the date of the Merger Agreement, will survive the Merger and shall be observed by Starbase to the fullest extent available under Delaware law for a period of up to six years from the completion of the Merger.

         In addition, under the terms of the Merger Agreement, provided that the officers of Starbase as of the date of the Merger Agreement prepare and execute the application with respect thereto, the Surviving Corporation is required to maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the completion of the Merger, a "tail" policy of directors' and officers' liability insurance covering the period of time from the completion of the Merger until up to the sixth anniversary thereof, to the extent that directors' and officers' liability insurance coverage is commercially available providing comparable coverage to the existing directors' and officers' liability insurance policy maintained by Starbase. However, Borland will not be required to pay an aggregate premium for such tail policy in excess of $500,000, and, in the event the aggregate premium for such tail policy would exceed $500,000, Borland will be entitled to alter the terms of such coverage and/or period of such coverage under the tail policy to such terms of coverage and/or period of time that can be obtained for an aggregate premium equal to $500,000, with the terms of such changes in coverage or period of coverage to be determined in consultation with each of the "Continuing Directors" (as defined below); provided, further, that, if requested by the Continuing Directors, such aggregate premium shall be paid in the aggregate at or prior to the completion of the Merger.

         The Merger Agreement requires that at all times until the completion of the Merger, Borland and Starbase shall use their respective commercially reasonable efforts to cause at least two of the members of Starbase's Board of Directors to be individuals who were directors of Starbase and were not officers or employees of Starbase or any of its subsidiaries on the date of the Merger Agreement (the "Continuing Directors"). There are currently two Continuing Directors: John Snedegar and Barry Sullivan.

PRICE RANGE OF SHARES OF STARBASE COMMON STOCK

         Shares of Starbase Common Stock are listed on the NASDAQ SmallCap Market under the symbol "SBAS", and have been listed on the NASDAQ SmallCap Market at all times since May 28, 2002. Prior to such date, at all times relevant to the table below, the Shares were listed on the NASDAQ National Market. The following table sets forth, for each of the periods indicated, the high and low closing sales prices per Share on the NASDAQ SmallCap Market or the NASDAQ National Market, as applicable. All prices have been adjusted to reflect the one-for-ten reverse stock split that was effected prior to the opening of trading of the Shares on July 31, 2002.

                                                                   High     Low
                                                                   ----     ---
   Fiscal Year Ended March 31, 2001:
          First Quarter........................................  $108.70  $21.80
          Second Quarter.......................................   116.20   45.90
          Third Quarter........................................    61.20   19.30
          Fourth Quarter.......................................    46.20   19.70

   Fiscal Year Ended March 31, 2002:
          First Quarter........................................    36.50   15.90
          Second Quarter.......................................    35.90    5.50
          Third Quarter........................................     7.80    4.50
          Fourth Quarter.......................................     7.50    2.70

   Fiscal Year Ending March 31, 2003:
          First Quarter........................................     4.90    2.00
          Second Quarter.......................................     2.20    0.59
          Third Quarter (through December ___, 2002)...........   [2.75]    0.76

         On October 8, 2002, the last trading day before Borland and Starbase announced that they had entered into the Merger Agreement, the last sale price of the Shares reported on the NASDAQ SmallCap Market was $0.80 per Share; therefore, the Merger Consideration of $2.75 per Share represents a premium of approximately 244% over the last closing price of the Shares before announcement of the Merger Agreement. On December ___, 2002, the last full trading day prior to the date of this Information Statement, the last sale price of Shares reported on the NASDAQ SmallCap Market was $_____ per Share. Stockholders are urged to obtain current market quotations for the Shares.

         Starbase has not declared nor paid any cash dividends since its initial public offering. In addition, under the terms of the Merger Agreement, Starbase is not permitted to declare or pay dividends in respect of the Shares.

PAYMENT FOR SHARES

         General. Upon consummation of the Merger, the Company will make available to Mellon Investor Services LLC (the "Paying Agent") for the holders of record of Shares, as needed, the aggregate amount of cash to be paid in respect of the Shares converted into cash pursuant to the Merger. Holders of record should use the Letter of Transmittal referred to below to effect the surrender of certificates formerly evidencing Shares and, unless an Agent's Message (as defined in the Letter of Transmittal) is utilized, the delivery of Shares via book-entry transfer in exchange for the Merger Consideration. All certificates so surrendered will be cancelled. Upon consummation of the Merger and surrender of certificates evidencing Shares, together with a properly completed and duly executed Letter of Transmittal, the holder of record thereof will receive in exchange for each Share surrendered the Merger Consideration of $2.75 per share. Any cash held by the Paying Agent that remains unclaimed by stockholders six months after the Effective Time will be returned to Starbase (as the surviving corporation in the Merger) upon demand and thereafter stockholders may look, subject to applicable abandoned property, escheat and other similar laws, only to Starbase for payment thereof. Notwithstanding the foregoing, none of Borland, the Purchaser or Starbase will be liable to any stockholder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

         Letter of Transmittal. A Letter of Transmittal will be sent to all stockholders of the Company under separate cover promptly following the consummation of the Merger. The Letter of Transmittal will advise such holder of the terms of the Merger, the procedures for surrendering to the Paying Agent certificates formerly evidencing Shares and the procedures for delivering Shares via book-entry transfer in exchange for the Merger Consideration.

         Valid Surrender of Shares. Stockholders will not receive any payment for their Shares unless and until they deliver the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, to the Paying Agent (unless, in the case of a book-entry transfer of Shares, an Agent's Message is utilized), together with the certificate(s) formerly representing the Shares and any required accompanying evidences of authority in a form satisfactory to the Company. If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Starbase, the posting by such person of a bond, in such reasonable amount as Starbase may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the Shares represented by such certificate, as contemplated by the Merger Agreement. No interest will be paid on amounts due for Shares.

         Book-Entry Transfer. The Paying Agent will establish an account with respect to the Shares at The Depository Trust & Clearing Corporation ("DTC") for purposes of the Merger. Any financial institution that is a DTC participant may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Paying Agent's account at DTC in accordance with DTC's procedure for such transfer.

         Signature Guarantee. Except as otherwise provided below, signatures on the Letter of Transmittal must be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), or by a member firm of the National Association of Securities Dealers, Inc., by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution" (including banks, savings and loan associations or credit unions with a membership approved signature guarantee medallion program) as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution") unless the Shares surrendered thereto are submitted
(i) by the registered holder (which term, for purposes of this Section, shall include any DTC participant whose name appears on a security position listing as the owner of Shares) of such Shares who has completed neither the section entitled "Special Payment Instructions" nor the section entitled "Special Delivery Instructions" therein or (ii) for the account of an Eligible Institution. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, of if the payment is to be made to a person other than the registered owner, then the surrendered certificates mush be signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an Eligible Institution as provided therein.

         THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE STOCKHOLDER. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

         Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding of 30% of the aggregate Merger Consideration payable to a stockholder, such stockholder must provide the Paying Agent with his correct taxpayer identification number and certify that he is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal.

APPRAISAL RIGHTS OF STOCKHOLDERS

         You have the right to dissent from the Merger and to demand and obtain cash payment of the judicially appraised value of your Shares under the circumstances described below. The judicially appraised value that you obtain for your Shares by dissenting may be less than, equal to or greater than the per Share cash Merger Consideration to be paid in the Merger for each share of Starbase Common Stock you own. If you fail to comply with the procedural requirements of Section 262 of the DGCL, you will lose your right to dissent and seek payment of the appraised value of your Shares. In accordance with
Section 262, Starbase is obligated to mail to each holder of Shares as of the Record Date notice that such stockholder is entitled to appraisal rights for their Shares. THIS INFORMATION STATEMENT, AND THE NOTICE OF SPECIAL MEETING OF STOCKHOLDERS THAT ACCOMPANIES THIS INFORMATION STATEMENT, CONSTITUTE SUCH NOTICE.

         The following is a summary of Section 262, which specifies the procedures applicable to dissenting stockholders. This summary is not a complete statement of the law regarding your right to dissent under Delaware law, and if you are considering dissenting, we urge you to review the provisions of Section 262 carefully. The text of Section 262 is attached to this proxy statement as Annex B, and we incorporate that text into this Information Statement by reference. Among other matters, you should be aware of the following:

     o to be entitled to dissent and seek a judicial appraisal, you must hold shares of our Common Stock on the date you make the demand required under Delaware law, you must continuously hold those Shares until the Merger has been completed, you must not vote in favor of the Merger and you must otherwise comply with the requirements of
         Section 262. Neither a failure to vote on the Merger Agreement, nor an abstention from voting on the Merger Agreement, will be construed as a vote in favor of the Merger Agreement;

     o before the Special Meeting, you must deliver a written notice that states your identity and your intent to demand appraisal to Starbase Corporation, 4 Hutton Centre Drive, Suite 900, Santa Ana, California 92707, Attention: Corporate Secretary (you should be aware that simply voting against the Merger is not a demand for appraisal rights);

     o within ten days after the effective time of the Merger, Starbase, as the surviving corporation in the Merger (the "Surviving Corporation), will notify all of the dissenting stockholders who have complied with
         Section 262 and who have not voted in favor of the Merger;

     o within 120 days after the effective time of the Merger, the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the Shares of the dissenting stockholders;

     o the Delaware Court of Chancery will determine which dissenting stockholders complied with the requirements of Section 262 and are entitled to appraisal rights;

     o the Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their Shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation; and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction;

     o the Delaware Court of Chancery will then appraise the Shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid on the appraised fair value; the Delaware Court of Chancery will consider all relevant factors in determining the fair value and the fair interest rate, if any;

     o the Delaware Court of Chancery will then direct the Surviving Corporation to pay the fair value of the dissenting Shares, together with any interest, if any, to the stockholders entitled to payment; payment will be made when the stockholder surrenders the certificates for such Shares to the Surviving Corporation;

     o the costs of the proceeding for appraising the fair value may be determined by the Court and the Court may require the parties to bear the costs in any manner that the Court believes to be equitable;

     o if you dissent from the Merger, you will not be entitled to vote your Shares for any purpose or to receive dividends or other distributions (other than dividends or other distributions payable to stockholders of record at a date prior to the effective time of the Merger) following the Merger; and

     o you may withdraw your demand for appraisal and accept the per Share cash Merger Consideration paid in the Merger at any time within 60 days after the effective date of the Merger.

         The exchange of Shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See "Certain United States Federal Income Tax Consequences."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The receipt of cash for Shares in the Merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended (which we sometimes refer to as the "IRC" in this Information Statement), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. stockholder whose Shares are converted into cash in the Merger will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the Merger and the stockholder's aggregate adjusted tax basis in the Shares converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares converted into cash in the Merger.

         If shares of Starbase Common Stock that are converted into cash in the Merger are held by a U.S. stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for such Shares exceeds one year. In the case of a non-corporate stockholder, long-term capital gains will be eligible for a maximum United States federal income tax rate of 20%. In addition, there are limits on the deductibility of capital losses.

         A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) whose shares of Starbase Common Stock are converted into cash in the Merger may be subject to 30% backup withholding unless such stockholder provides such stockholder's taxpayer identification number and certifies under penalty of perjury that such taxpayer identification number is correct (or properly certifies that it is awaiting a taxpayer identification number) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder whose Shares are converted into cash in the Merger which does not furnish a required taxpayer identification number or which does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the United States Internal Revenue Service. See the Section of this Information Statement titled "Payment for Shares--Backup Federal Income Tax Withholding". Each stockholder whose Shares are converted into cash in the Merger who is a U.S. citizen or U.S. resident alien should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to be sent to Starbase stockholders after the Merger is completed to provide the information and certification necessary to avoid backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Paying Agent a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, copies of which may be obtained by contacting the Paying Agent, in order to avoid backup withholding.

         If backup withholding applies to a stockholder whose shares of Starbase Common Stock are converted into cash in the Merger, the Paying Agent is required to withhold 30% of any amounts that would otherwise be paid to such stockholder in connection with the Merger. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the U.S. Internal Revenue Service. If backup withholding results in an overpayment of tax, the stockholder subject to such backup withholding can obtain a refund by filing a U.S. federal income tax return.

         The foregoing description is based on the IRC, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The foregoing description may not be applicable with respect to Shares that are received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Starbase Common Stock who are subject to special tax treatment under the IRC--such as non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations and financial institutions--and may not apply to a holder of shares of Starbase Common Stock in light of individual circumstances, such as holding Shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction.

         Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Merger.

ACCOUNTING TREATMENT

         The acquisition of the Company's Shares in the Merger will be treated as a "purchase" under generally accepted accounting principles.

REGULATORY APPROVALS

         General Regulatory Approvals. Except as described under this heading, the Company is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Merger or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the transactions as contemplated by the Merger Agreement. Should any such approval or other action be required, the Company currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Company does not currently intend to delay the Merger pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause a delay in the Merger or the Merger not to occur.

         State Takeover Statutes. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

         In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

         Starbase is incorporated under the laws of the State of Delaware.
In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Starbase Board approved for purposes of Section 203 the entering into by Starbase, the Purchaser and Borland of the Merger Agreement and the consummation of the transactions contemplated thereby and has taken all appropriate action so that Section 203, with respect to Starbase, will not be applicable to Borland and the Purchaser by virtue of such actions.

         If any government official or third party should seek to apply any state takeover law to the Merger or other business combination between Company and the Purchaser or any of its affiliates, the Company and the Purchaser will take such action as then appears desirable, which actions may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Merger, the Company and the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Company and the Purchaser might be delayed in continuing or consummating the Merger.

         United States Antitrust Compliance. Under the Hart Scott-Rodino Antitrust Improvements Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Merger is not subject to such requirements.

         The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer and the Merger. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger, seeking divestiture of the Shares purchased in the Offer or divestiture of substantial assets of Borland or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. The Company does not believe that the consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer or the Merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

         Foreign Antitrust Compliance. Borland and the Company each conduct operations in a number of foreign countries, and certain filings may have to be made with foreign governments under their antitrust statutes. The Company does not believe that the consummation of the Merger will result in a violation of any applicable antitrust laws.

SUMMARY OF THE MERGER AGREEMENT

         The following is a summary of the Merger Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which attached as Annex A to this Information Statement, and is incorporated herein by reference.

The Offer

         The Merger Agreement provides for the commencement of the Offer.
The Purchaser's obligation to accept for payment shares of Starbase Common Stock tendered in the Offer was subject to the satisfaction or waiver, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13 (Certain Conditions to the Offer) of the Offer to Purchase filed as exhibit (a)(1) to the Tender Offer Statement on Schedule TO filed by Borland and the Purchaser with the Securities and Exchange Commission on October 11, 2002 (the "Offer to Purchase") which was previously sent to Starbase stockholders. Under the Merger Agreement, the Purchaser could not, without Starbase's prior written consent, make any change to the terms and conditions of the Offer that (i) decreases the Offer Price,
(ii) changes the form of consideration to be paid in the Offer, (iii) reduces the number of shares of Starbase Common Stock sought in the Offer, (iv) imposes new conditions to the Offer in addition to those described in Section 13 of the Offer to Purchase, (v) extends the Offer except as provided for in the Merger Agreement and described below, (vi) amend or waive the Minimum Condition or (vii) is adverse to the holders of Shares.

         The Purchaser was obligated to extend the Offer for 15 business days if all of the conditions to the Offer, other than the Minimum Condition (as defined in the Offer to Purchase) and conditions relating to any foreign antitrust approvals and required consents, were satisfied by 12:00 midnight, New York City time, on Friday, November 8, 2002, the initial expiration date of the Offer, provided that such 15-business day extension could have been for a single 15-business day period or for two or more shorter periods as the Purchaser shall have determined, and, if the Minimum Condition was satisfied at the end of any such period, the Purchaser would not have been required to further extend the Offer.

         The Purchaser was permitted to extend the Offer for an additional period of not more than 20 business days, without the consent of Starbase, if the sum of (1) the number of Shares that were validly tendered and not withdrawn pursuant to the Offer (other than shares tendered by guaranteed delivery where actual delivery had not occurred) as of the scheduled or extended expiration date of the Offer, plus (2) the number of Shares beneficially owned by Borland as of such date, represented more than a majority but less than 90% of the Shares (including options to acquire Shares with an exercise price less than or equal to the Offer Price) outstanding as of such date.

         Pursuant to the Merger Agreement and applicable law, the Purchaser also was able to (but was not required to) provide a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) of at least three but not more than twenty business days immediately following the expiration of the Offer.

         The Merger Agreement further provides that the Purchaser would, on the terms and subject to the conditions to the Offer, accept for payment, and pay for, all the shares of Starbase Common Stock that were validly tendered and not properly withdrawn in the Offer as promptly as practicable after the expiration of the Offer. If the Purchaser determined to provide a subsequent offering period, subject to the terms and conditions of the Merger Agreement and Rule 14d-11 under the Exchange Act, the Purchaser was required to accept for payment, and pay for, all shares of Starbase Common Stock that were validly tendered during the subsequent offering period as promptly as practicable after such shares were tendered.

Appointment of Directors after Acceptance of Shares Tendered in the Offer

         The Merger Agreement provides that, effective upon the satisfaction of the Minimum Condition and the acceptance for payment of any shares of Starbase Common Stock in the Offer, Borland would be entitled to designate the number of directors, rounded up to the next whole number, on Starbase's Board of Directors that equals the product of (i) the total number of directors on Starbase's Board of Directors (giving effect to the election of any additional directors pursuant to these provisions) and (ii) a fraction whose numerator is the aggregate number of shares of Starbase Common Stock then beneficially owned by Borland or the Purchaser (including shares of Starbase Common Stock accepted for payment in the Offer), and whose denominator is the total number of shares of Starbase Common Stock then outstanding.

         The Merger Agreement further provides that promptly following a request by Borland, Starbase must take all action necessary to cause the individuals designated by Borland to be elected or appointed to Starbase's Board of Directors, including, if necessary, either increasing the size of Starbase's Board of Directors or securing the resignations of then incumbent directors. Furthermore, pursuant to the terms of the Merger Agreement, Starbase must take all action necessary to cause the individuals so designated by Borland to constitute substantially the same percentage (rounding up where appropriate) as is on Starbase's Board of Directors on (i) each committee of Starbase's Board of Directors, (ii) each board of directors of each subsidiary of Starbase and (iii) each committee of each such board of directors of each subsidiary of Starbase. The Merger Agreement requires that at all times until the completion of the Merger, Borland and Starbase shall use their respective commercially reasonable efforts to cause at least two of the members of Starbase's Board of Directors to be individuals who were directors of Starbase and were not officers or employees of Starbase or any of its subsidiaries on the date of the Merger Agreement (the "Continuing Directors").

         Notwithstanding anything in the Merger Agreement to the contrary, after the election or appointment of the directors designated by Borland to Starbase's Board of Directors and prior to the completion of the Merger, under the terms of the Merger Agreement, the approval of the Continuing Directors will be required to (i) amend or terminate the Merger Agreement on behalf of Starbase, (ii) extend the time for performance by Borland or the Purchaser of, or waive compliance by Starbase with, any of the agreements or conditions contained in the Merger Agreement for the benefit of Starbase, (iii) authorize any required or permitted consent or action by Starbase's Board of Directors under the Merger Agreement or (iv) authorize any other action of Starbase under the Merger Agreement which adversely affects the holders of shares of Starbase Common Stock (other than Borland or the Purchaser), provided, that if for any reason there are no Continuing Directors, such actions may be effected by majority vote of Starbase's entire Board of Directors.

The Merger

         The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption "Conditions to the Merger", the Purchaser will be merged with and into Starbase in accordance the applicable provision of Delaware law, Starbase will continue as the surviving corporation of the Merger and the separate corporate existence of the Purchaser will cease.

Certificate of Incorporation and Bylaws of the Surviving Corporation

         The Merger Agreement provides that upon the completion of the Merger, the certificate of incorporation of Starbase shall be amended and restated to conform to the certificate of incorporation of the Purchaser, as in effect immediately prior to the completion of the Merger, except that the authorized capital stock of Starbase following the Merger shall be 150,000,000 shares of common stock, $.01 par value per share. The bylaws of Starbase, other than those with respect to indemnification of directors and officers of Starbase, will be amended and restated to conform to the bylaws of the Purchaser as in effect immediately prior to the completion of the Merger.

Directors and Officers of the Surviving Corporation

         Under the terms of the Merger Agreement, upon the completion of the Merger, the initial directors of Starbase will be the directors of the Purchaser immediately prior to the completion of the Merger, and the initial officers of Starbase will be the officers of Starbase immediately prior to the completion of the Merger.

Conversion of Shares of Starbase Common Stock

         Pursuant to the Merger Agreement, each share of Starbase Common
Stock that is issued and outstanding immediately prior to the completion of the Merger (other than Shares owned by Borland, the Purchaser or Starbase, or by a wholly owned subsidiary of Borland, the Purchaser or Starbase, or by those stockholders, if any, who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $2.75, the price per Share paid in the Offer in cash, without interest thereon.

Appraisal Rights

         The Merger Agreement provides that shares of Starbase Common Stock that are outstanding immediately prior to the completion of the Merger which are held by persons who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such Shares in accordance with
Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") will not be converted into the right to receive cash in the Merger. Instead, these stockholders will be entitled to receive payment of the fair value of their shares of Starbase Common Stock in accordance with Section 262 of the DGCL. Such fair value would be exclusive of any element of value arising from the completion of the Merger, and may be more or less than the consideration stockholders would receive in the Merger. Shares of Starbase Common Stock held by stockholders who fail to perfect, or otherwise withdraw or lose their rights to appraisal under Section 262 of the DGCL, however, will be converted into the right to receive $2.75, the price per Share paid in the Offer in cash, without interest thereon.

Treatment of Starbase Options and Warrants

         The Merger Agreement provides that each option to purchase Starbase Common Stock that is outstanding immediately prior to the completion of the Merger under Starbase's stock option plans, whether or not then vested, will be assumed by Borland, subject to the terms of the stock option plan or program and the agreement pursuant to which such option is outstanding, as such stock option plan, program and/or agreement may be amended. Each option so assumed by Borland will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the completion of the Merger (including any repurchase rights or vesting provisions), except that
(i) each such option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Borland common stock equal to the product obtained by multiplying (x) the aggregate number of shares of Starbase Common Stock that were issuable upon exercise of such option immediately prior to the completion of the Merger, and (y) the quotient obtained by dividing (1) $2.75 by (2) the closing trading price of a share of Borland common stock on the NASDAQ Stock Market, as reported in The Wall Street Journal, Eastern Edition, (or such other source as the parties shall agree in writing) on the closing date of the Merger, rounded to the nearest thousandth (the "Exchange Ratio"), and rounded down to the nearest whole share, and (ii) the per share exercise price for the shares of Borland common stock issuable upon exercise of such assumed option will be equal to the quotient obtained by dividing (x) the exercise price per share of such option by (y) the Exchange Ratio, rounded up to the nearest whole cent. The Merger Agreement also provides that, reasonably promptly after the completion of the Merger, Borland shall file a registration statement on Form S-8 to register the shares of Borland common stock issuable upon the exercise of all Starbase options that are assumed by Borland in connection with the Merger.

         In addition, prior to the completion of the Merger, at the request of Borland, Starbase shall: (i) take all action (including amending any and all of the option plans of Starbase assumed by Borland and any and all stock option agreements) that Borland determines may be necessary (under the plans pursuant to which Starbase stock options are outstanding and otherwise) to effectuate the assumption of Starbase stock options as described above and to ensure that, from and after the completion of the Merger, holders of Starbase stock options have no rights with respect thereto other than those specifically provided in the Merger Agreement; (ii) cause to be prepared and cause Starbase's Board of Directors to adopt a new stock option plan having terms satisfactory to Borland in its sole discretion (the "New Stock Option Plan"); (iii) cause to be prepared and filed with the California Department of Corporations a permit application to qualify the New Stock Option Plan and the options issuable thereunder pursuant to Section 25112 of the California Corporate Securities Law of 1968, as amended, and use its best efforts to cause the permit sought pursuant to such permit application to be issued as promptly as possible; (iv) take such other actions as Borland determines may be necessary to qualify the New Stock Option Plan and the options issuable thereunder pursuant to other applicable blue sky laws; (v) to the extent permissible under applicable securities laws, cause to be granted, immediately prior to the completion of the Merger, options to purchase shares of Starbase Common Stock having an exercise price and other terms satisfactory to Borland in its sole discretion to those employees of Starbase or any subsidiary of Starbase as Borland shall determine in its sole discretion; and (vi) take all other action that may be reasonably requested by Borland to effectuate the foregoing. Stock options issued under the New Stock Option Plan will be issued, if at all, following the purchase of shares of Starbase Common Stock in the Offer, and thus will not be included in Adjusted Outstanding Shares (as defined in the Offer to Purchase) or otherwise count toward the satisfaction of the Minimum Condition. If Starbase takes all the actions required in the Merger Agreement as described in this paragraph (which actions will not require the payment of any consideration other than customary fees and expenses) to cause the events described in the section of the Merger Agreement dealing with Starbase stock options and warrants to occur, the failure to occur of any such event shall not constitute a breach of the Merger Agreement.

         Promptly after the acceptance for purchase of shares of Starbase Common Stock in the Offer, Starbase will use all reasonable efforts to, and will take any steps required to be taken in order to timely notify the holders of Starbase warrants that a "Triggering Event" (as such term is defined in such warrants) will result upon completion of the Merger. Holders of such warrants (other than those identified in Starbase's disclosure schedule) shall be entitled to receive, in exchange for such warrants, payment in cash equal to the excess, if any, of the Offer Price over the exercise price per share of Starbase Common Stock under such warrants (adjusted to take into account Starbase's reverse one-for-ten stock split effected on July 31, 2002) multiplied by the number of shares of Starbase Common Stock purchasable under such warrant (in each case adjusted to take into account the reverse stock split). Starbase shall use its best efforts to cause to be terminated each of Starbase warrants identified in Starbase's disclosure schedule on or prior to the closing of the Offer, with no further obligation of Starbase thereunder, and Starbase shall provide to Borland all documentation relating to such termination.

Representations and Warranties

         Starbase made customary representations and warranties to the Purchaser and Borland in the Merger Agreement, including representations relating to its:

     o   due organization and qualification;

     o   certificate of incorporation and bylaws;

     o   capitalization;

     o filings with the Securities and Exchange Commission and financial statements;

     o   absence of changes;

     o   title to assets;

     o   loans, customers and inventories;

     o   equipment, real property and leaseholds;

     o   intellectual property;

     o   contracts;

     o   sale of products and performance of services;

     o   undisclosed liabilities;

     o   compliance with legal requirements;

     o   certain business practices;

     o   governmental authorizations;

     o   tax matters;

     o   employee and labor relations, and benefit plans;

     o   environmental matters;

     o   insurance;

     o   transactions with affiliates;

     o   legal proceedings and orders;

     o   authority, anti-takeover statutes and binding nature;

     o   inapplicability of Section 203 of the Delaware General Corporation
         Law;

     o   votes required;

     o   noncontravention and consents;

     o   the receipt of a fairness opinion;

     o   financial advisory and other fees;

     o   liquidity;

     o   dealings with Silicon Valley Bank;

     o   absence of financial advisory agreements;

     o inapplicability of certain provisions of the California Corporations Code; and

     o   full disclosure.

         The Purchaser and Borland made customary representations and warranties to Starbase in the Merger Agreement, including representations relating to their:

     o   due organization;

     o   authority and binding nature;

     o   noncontravention and consents;

     o   disclosure;

     o   availability of funds; and

     o   brokers' and finders' fees.

Interim Conduct of Business

         The Merger Agreement provides that, except as contemplated by the Merger Agreement or as set forth in Starbase's disclosure schedule, during the period from the date of the Merger Agreement through the acceptance of shares of Starbase Common Stock for purchase in the Offer: (i) Starbase shall ensure that it and each of its subsidiaries conducts its businesses and operations
(A) in the ordinary course consistent with past practices and (B) in compliance with all applicable legal requirements and the requirements of all applicable contracts; (ii) Starbase shall use all commercially reasonable efforts to ensure that it and each of its subsidiaries preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its existing material relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with it or any of its subsidiaries; (iii) Starbase shall keep in full force all insurance policies; (iv) Starbase shall cause to be provided all notices, assurances and support required by any applicable contract relating to any intellectual property in order to ensure that no condition under such contract occurs that could result in, or could increase the likelihood of (A) any transfer or disclosure by it or any of its subsidiaries of any source code or
(B) a release from any escrow of any source code that has been deposited or is required to be deposited in escrow under the terms of such contract; (v) Starbase shall promptly notify Borland of (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated by the Merger Agreement, and (B) any legal proceeding commenced, or, to the knowledge of Starbase, threatened against, relating to or involving or otherwise affecting it or any of its subsidiaries that relates to the transactions contemplated by the Merger Agreement; and (vi) Starbase shall (to the extent requested by Borland) cause its officers and the officers of its subsidiaries to report regularly (but in no event less frequently than weekly) to Borland concerning the status of Starbase's business, operations and financial condition.

         Without limiting the generality of the foregoing, during the period from the date of the Merger Agreement through the acceptance of Shares for purchase in the Offer, the Merger Agreement placed numerous specific restrictions on Starbase and its operations, including with respect to the payment of dividends, issuance of securities, options, amendments to the Starbase charter or bylaws, business combination and similar transactions, investments, capital expenditures, material contracts, intellectual property, borrowing and loaning of funds, benefit plans, legal proceedings, employees and actions that could result in a breach of any condition to the Offer.

Non-Solicitation Provisions

         The Merger Agreement provides that Starbase and its subsidiaries must immediately cease any and all existing activities, discussions or negotiations with respect to any offer, proposal or indication of interest relating to or involving any of the following (each, an "Acquisition Proposal"), other than the transactions provided for in the Merger Agreement:

     o any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving Starbase or any of its subsidiaries;

     o any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a significant portion of the assets of Starbase, including, without limitation, any license, lease or other transfer or disposition of all or substantially all of Starbase's intellectual property, taken as a whole, in a single transaction or series of related transactions;

     o any purchase or tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of Starbase or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; or

     o any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         The Merger Agreement further provides that Starbase shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize (and shall use its best efforts not to permit) any affiliate, officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, "Representatives") of Starbase or any of its subsidiaries to:

     o solicit or initiate, or encourage, directly or indirectly, any inquiries relating to, or the submission of, any Acquisition Proposal;

     o participate in any discussions or negotiations regarding any Acquisition Proposal, or in connection with any Acquisition Proposal, or furnish to any person any information or data with respect to or provide access to the properties of Starbase or any of its subsidiaries, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or

     o enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal;

provided, however, that neither Starbase nor Starbase's Board of Directors are prohibited from (x) taking and disclosing to Starbase's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (y) making such disclosure to Starbase's stockholders as, in the good faith judgment of Starbase's Board of Directors, pursuant to advice from independent legal counsel, is reasonably expected to be required under applicable law, provided that Starbase may not, unless Starbase's Board of Directors determines in good faith that such action is required to discharge the Board's fiduciary duties to Starbase's stockholders under applicable law and meets certain other requirements set forth in the Merger Agreement, withdraw or modify, or propose to withdraw or modify, the recommendation of Starbase's Board of Directors that Starbase's stockholders accept the Offer and tender their shares of Starbase Common Stock in the Offer and adopt the Merger Agreement (the "Starbase Board Recommendation"), or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal.

         For purposes of the Merger Agreement, "Superior Proposal" means an unsolicited Acquisition Proposal on terms that Starbase's Board of Directors determines in good faith to be more favorable to Starbase's stockholders than the Offer and the Merger (based on advice of Starbase's independent financial advisor with respect to the value of the consideration provided for in such proposal, for which financing, to the extent required, is reasonably capable of being obtained); provided, however, that for purposes of this definition, "Acquisition Proposal" shall be deemed to refer only to a transaction involving a majority of the outstanding voting securities of Starbase or all or substantially all of the assets of Starbase.

         Notwithstanding the foregoing, prior to the time of acceptance of Starbase's Common Stock for payment in the Offer (which acceptance has already occurred prior to the date hereof), Starbase could have furnished information concerning its businesses or its subsidiaries, properties or assets to any person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) and could have negotiated and participated in discussions and negotiations with such person or group whether or not such person or group has had previous discussions or negotiations with Starbase concerning a Superior Proposal, provided that such person or group shall have entered into a confidentiality agreement, the confidentiality provisions of which shall be no more favorable to such third party than those provided for in the confidentiality agreement with Borland (provided that such confidentiality agreement must permit Starbase to disclose to Borland all of the information required to be disclosed by Starbase to Borland by the nonsolicitation provisions of the Merger Agreement), if:

     o   such Person or group has submitted a Superior Proposal;

     o in the good faith opinion of Starbase's Board of Directors, determined only after consulting with independent legal counsel to Starbase, such action is required to discharge the Board's fiduciary duties to Starbase's stockholders under applicable law; and

     o Starbase has notified Borland in writing of its intention to engage in such discussions or negotiations or to provide such confidential information not less than the second business day prior to so doing, provided that if such two business day period would extend beyond December 13, 2002, Starbase must notify Borland of its intention to engage in such discussions or negotiations or to provide such confidential information not less than the second business day prior to so doing; provided that if such two business day period would extend beyond December 13, 2002, Starbase must notify Borland of its intention to engage in such discussions or negotiations or to provide such information prior to doing so.

         The Merger Agreement also provides that Starbase will promptly (but in no case later than 24 hours) notify Borland in writing of the existence of any proposal, discussion, negotiation or inquiry received by Starbase regarding any Acquisition Proposal, and Starbase will immediately communicate to Borland the terms of any proposal, discussion, negotiation or inquiry that it may receive regarding any Acquisition Proposal (and will promptly provide to Borland copies of any written materials (including e-mails) received by Starbase or its representatives in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. Starbase will promptly provide to Borland any non-public information concerning Starbase provided to any other person in connection with any Acquisition Proposal that was not previously provided to Borland. Starbase will keep Borland fully informed on a prompt basis of the status and details of any such Acquisition Proposal and of any amendments or proposed amendments to any of the material terms of any Acquisition Proposal and of the status of any discussions or negotiations relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event Starbase is contacted on an unsolicited basis, and not in violation of the non-solicitation provisions of the Merger Agreement, by a person or group (whether or not such person or group has had previous discussions or negotiations with Starbase) and such person or group indicates that it is interested in acquiring all or a portion of Starbase, but an Acquisition Proposal is not made, Starbase may nevertheless provide such third party with a copy of the confidentiality agreement with Borland and a copy of the Merger Agreement, provided, that Starbase promptly notifies Borland of any such contact or indication of interest and provides copies to Borland of any letters, emails, communications or other documents relating to such contact or indication of interest.

Starbase Stockholders' Meeting

         If adoption of the Merger Agreement by the stockholders of Starbase is required under applicable law in order to complete the Merger, the Merger Agreement provides that Starbase must call, give notice of and hold a meeting of the stockholders of Starbase for the purpose of voting upon the adoption of the Merger Agreement.

         Under the terms of the Merger Agreement, Borland agreed to cause all shares of Starbase Common Stock owned by Borland or any subsidiary of Borland to be voted in favor of the adoption of the Merger Agreement at the Starbase stockholders' meeting.

Proxy Statement; Recommendation of Starbase's Board of Directors

         The Merger Agreement provides that if the adoption of the Merger Agreement by Starbase's stockholders is required by applicable law in order to complete the Merger, Starbase must prepare and file with the Securities and Exchange Commission a proxy statement for use in connection with the solicitation of proxies from Starbase's stockholders in connection with the Merger. Under the terms of the Merger Agreement, subject to the right of Starbase's Board of Directors to withdraw or modify its recommendation as described below, the proxy statement must contain the Starbase Board Recommendation. The Merger Agreement further provides as follows:

     o Except as provided below, neither Starbase's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Borland or the Purchaser the Starbase Board Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal.

     o Notwithstanding the foregoing, subject to compliance with the nonsolicitation provisions of the Merger Agreement, prior to the time of acceptance for payment of Starbase Common Stock in the Offer, Starbase's Board of Directors, after consulting with independent legal counsel, may withdraw or modify the Starbase Board Recommendation, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, if the Board determines in good faith that such action is required to discharge the Board's fiduciary duties to Starbase's stockholders under applicable law, provided that in each case Starbase has given Borland written notice at least four business days in advance of such action that Starbase's Board of Directors has received a Superior Proposal that it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

Reasonable Effort

         The Merger Agreement provides that, subject to the terms and conditions thereof, Borland and Starbase shall use all reasonable efforts to take, or cause to be taken, all actions necessary to purchase shares of Starbase Common Stock in the Offer and consummate the Merger and make effective the other transactions contemplated by the Merger Agreement, including (i) making all filings and giving all notices required to be made and given in connection with the Offer and the Merger, (ii) using all reasonable efforts to obtain each consent (if any) required to be obtained by such party in connection with the Offer and the Merger, and (iii) using all reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger. However, notwithstanding the foregoing, Borland does not have any obligation: (i) to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause Starbase or any of its subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause Starbase or any of its subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available to any third party any technology, software or other intellectual property, or to commit to cause Starbase or any of its subsidiaries to license or otherwise make available to any third party any technology, software or other intellectual property; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations, or to commit to cause Starbase or any of its subsidiaries to hold separate any assets or operations;
(v) to make or cause any of its subsidiaries to make any commitment regarding its future operations or the future operations of Starbase or any of its subsidiaries; or (vi) to contest any legal proceeding relating to the Offer or the Merger if Borland determines in good faith that contesting such legal proceeding might not be advisable.

Employee Benefit Matters

         Pursuant to the Merger Agreement, Borland has agreed that all employees of Starbase and its subsidiaries who continue employment with Borland, Starbase and Starbase's subsidiaries after the completion of the Merger ("Continuing Employees") shall be eligible to continue to participate in Starbase's health and welfare benefit plans; provided, however, that (i) nothing shall limit the right of Borland or Starbase to amend or terminate any such health or welfare benefit plan at any time, and (ii) if Borland or Starbase terminates any such health or welfare benefit plan, then (upon expiration of any appropriate transition period), the Continuing Employees shall be eligible to participate in Borland's health and welfare benefit plans, to substantially the same extent as similarly situated employees of Borland. Nothing in the Merger Agreement shall be construed to create a right in any employee to employment with Borland, Starbase or any other subsidiary of Starbase and the employment of each Continuing Employee shall be "at will" employment.

Directors' and Officers' Indemnification and Insurance

         See "Interests of Certain Persons - Directors' and Officers' Indemnification and Insurance", above, for a description of the provisions of the Merger Agreement relating thereto.

Conditions to the Merger

         The Merger Agreement provides that the respective obligations of each party to complete the Merger are subject to the satisfaction or waiver of certain conditions, consisting of the following:

     o if required by applicable law (i.e. if, following successful completion of the Offer the Purchaser owns less than 90% of the then outstanding shares of Starbase Common Stock), the Merger must have been approved by the stockholders of Starbase in accordance with the DGCL and Starbase's charter documents;

     o the Purchaser or Borland must have accepted for payment, and paid for, all of the shares of Starbase Common Stock that were validly tendered in the Offer and not properly withdrawn,; and

     o no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes completion of the Merger illegal; provided, that in the case of a restraining order, injunction or other order, each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered.

Termination of the Merger Agreement

         The Merger Agreement may be terminated, and the Offer may be abandoned, at any time prior to the closing of the Offer or the completion of the Merger:

     o prior to the completion of the Merger, by mutual written consent of Borland and Starbase;

     o prior to the completion of the Merger, by either Borland or Starbase if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance of shares of Starbase Common Stock in the Offer or the Merger or making the purchase by the Purchaser of shares of Starbase Common Stock in the Offer or completion of the Merger illegal;

     o prior to the completion of the Offer, by either Borland or Starbase if the Offer shall have expired without the acceptance for payment of shares of Starbase Common Stock, provided that (i) a party shall not be permitted to terminate the Merger Agreement for that reason if the failure of the acceptance for payment of shares of Starbase Common Stock in the Offer is attributable to a failure on the part of such party to perform any covenant in the Merger Agreement (an "Expiration Termination") and (ii) Starbase shall not be permitted to terminate the Merger Agreement for that reason unless, if required under the Merger Agreement, it pays the termination fee and makes the other payments required to be made by Starbase to Borland under the Merger Agreement;

     o prior to the completion of the Offer, by either Borland or the Starbase if the acceptance for payment of shares of Company Common Stock pursuant to the Offer shall not have occurred on or prior to the close of business on December 15, 2002; provided, however, that:
         (i) a party would not be permitted to terminate the Merger Agreement pursuant to this provision if the failure of the acceptance for payment of shares of Company Common Stock pursuant to the Offer by such date is attributable to a failure on the part of such party to perform any covenant in the Merger Agreement required to be performed by such party at or prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer; and (ii) Starbase would not be permitted to terminate the Merger Agreement pursuant to this provision unless it had made any payment required to be made to Borland under the Merger Agreement;

     o prior to the completion of the Offer, by Borland if a Triggering Event (as hereinafter defined) had occurred;

     o prior to the closing of the Offer, by Borland if any of Starbase's representations and warranties contained in the Merger Agreement shall fail to be true and correct such that the condition to the Offer associated therewith would not be satisfied, or any of Starbase's obligations, agreements or covenants contained in the Merger Agreement shall have been breached such that the condition to the Offer associated therewith would not be satisfied, subject in either case to certain cure rights (a "Starbase Breach Termination");

     o prior to the closing of the Offer, by Starbase if any of Borland's representations and warranties contained in the Merger Agreement shall fail to be true and correct, except where such failure does not have a material adverse effect on the ability of Borland or the Purchaser to purchase shares of Starbase Common Stock in the Offer or consummate the Merger, or Borland shall not have complied with in all material respects Borland's covenants contained in the Merger Agreement, except where such noncompliance does not have a material adverse effect on the ability of Borland or the Purchaser to purchase shares of Starbase Common Stock in the Offer or consummate the Merger, subject in either case to certain cure rights; or

     o prior to the closing of the Offer, by Starbase if Starbase has proposed to enter into an agreement with respect to a Superior Proposal or has approved or recommended a Superior Proposal, provided that Starbase has complied with all of the nonsolicitation provisions of the Merger Agreement, including the notice provisions therein (a "Superior Proposal Termination").

         Under the Merger Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) Starbase's Board of Directors shall have failed to unanimously recommend that Starbase's stockholders accept the Offer and tender their shares of Starbase Common Stock in the Offer or vote to adopt the Merger Agreement, or shall have withdrawn or modified in a manner adverse to Borland the Starbase Board Recommendation, or shall have taken any other action which is reasonably determined by Borland to suggest that Starbase's Board of Directors might not unanimously support the Offer or the Merger or might not believe that the Offer or the Merger is in the best interests of Starbase's stockholders; (ii) Starbase shall have failed to include in the Starbase 14D-9 the Starbase Board Recommendation or a statement to the effect that Starbase's Board of Directors has determined and believes that the Offer and the Merger are in the best interests of Starbase's stockholders; (iii) Starbase's Board of Directors fails to reaffirm Starbase Board Recommendation, or fails to reaffirm its determination that the Offer and the Merger are in the best interests of Starbase's stockholders, within five business days after Borland requests in writing that such recommendation or determination be reaffirmed;
(iv) Starbase's Board of Directors shall have approved, endorsed, recommended or taken a neutral position with respect to any Acquisition Proposal; (v) Starbase shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) a tender or exchange offer relating to securities of Starbase shall have been commenced and Starbase shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Starbase recommends rejection of such tender or exchange offer; (vii) an Acquisition Proposal is publicly announced, disclosed or commenced or submitted, made or publicly communicated to Starbase's Board of Directors and Starbase (A) fails to comply with certain requirements set forth in the Merger Agreement or (B) otherwise fails to actively oppose such Acquisition Proposal; (viii) any Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires or agrees to acquire, or discloses an intention to acquire, beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of Starbase; (ix) Starbase or any of its subsidiaries or any representative of Starbase or any of its subsidiaries shall have breached or taken any action inconsistent with any of the nonsolicitation provisions of the Merger Agreement; or (x) there is any default under the agreements with respect to the Bridge Loan.

Fees and Expenses; Termination Fee

         The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer and the Merger) will be paid by the party or parties, as applicable, incurring such expenses, whether or not the Offer and the Merger are successfully completed. Notwithstanding the foregoing, however, under the terms of the Merger Agreement Borland and Starbase will share equally all reasonably documented fees and out-of pocket expenses, other than attorneys', accounting and financial advisory fees and expenses, incurred in connection with (A) the filing, printing and mailing of the documents relating to the Offer and the proxy statement relating to the Merger and any amendments or supplements thereto and (B) the filing of any notice or other document under any applicable foreign antitrust law or regulation.

         Notwithstanding the foregoing, in the event that the Merger Agreement is terminated under the circumstances described below, the fees and expenses described in each of the paragraphs below will become payable:

     o If (i) except as provided below, the Merger Agreement is terminated by Borland or Starbase pursuant to an Expiration Termination or a Drop-Dead Date Termination and at or prior to the time of the termination of the Merger Agreement an Acquisition Proposal shall have been publicly disclosed, announced or commenced or publicly submitted, made or communicated to Starbase's Board of Directors,
         (ii) the Merger Agreement is terminated by Borland pursuant to a Triggering Event Termination, (iii) the Merger Agreement is terminated by Borland pursuant to a Starbase Breach Termination and within one year from the date of termination Starbase or any of its subsidiaries enters into a definitive agreement in respect of, or approves or recommends, any Acquisition Proposal, or agrees or resolves to do so, or (iv) the Merger Agreement is terminated by Starbase pursuant to a Superior Proposal Termination, then Starbase shall pay to Borland, in cash (in addition to any reimbursement of expenses described below), a nonrefundable termination fee in the amount equal to $1,500,000.

         However, notwithstanding clause (i) above, no termination fee shall be required to be paid pursuant to clause (i) above if, within five business days after the Acquisition Proposal shall have been publicly disclosed, announced or commenced or publicly or non-publicly submitted, made or communicated to Starbase's Board of Directors, Starbase's Board of Directors (A) determines that such Acquisition Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, Borland and the person or persons that made the Acquisition Proposal and (C) in the case of an Acquisition Proposal that has been publicly disclosed, within five business days thereafter files with the SEC, and mails to Starbase's stockholders, a supplement to the Starbase 14D-9 describing such determination and reaffirming Starbase's recommendation of the Offer and the Merger, provided, however, that if at any time prior to the date six months after the date of any such termination pursuant to clause (i) above, Starbase or any of its subsidiaries enters into a definitive agreement in respect of, or approves or recommends, any Acquisition Proposal, or agrees or resolves to do any of the foregoing, Starbase shall pay the termination fee described above, provided that solely for purposes of the previous proviso, "Acquisition Proposal" shall not be deemed to refer to a transaction involving 25% or less of the outstanding shares of capital stock of Starbase.

     o If (x) except as provided below, the Merger Agreement is terminated by Borland or Starbase pursuant to an Expiration Termination or a Drop-Dead Date Termination and at or prior to the time of the termination of the Merger Agreement an Acquisition Proposal shall have been publicly disclosed, announced or commenced or publicly submitted, made or communicated to Starbase's Board of Directors, (y) the Merger Agreement is terminated by Borland pursuant to a Triggering Event Termination or a Starbase Breach Termination, or (z) the Merger Agreement is terminated by Starbase pursuant to a Superior Proposal Termination, Starbase shall make a nonrefundable cash payment to Borland in an amount equal to the aggregate amount of all reasonably documented fees and out-of-pocket expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Borland in connection with the due diligence review of Starbase by Borland and its representatives, the preparation and negotiation of the Merger Agreement and otherwise in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; provided, however, that such nonrefundable cash payment shall not exceed $750,000 in the aggregate.

         However, notwithstanding clause (x) above, no cash payment shall be required to be paid pursuant to a termination described in clause (x) above if, within five business days after the Acquisition Proposal shall have been publicly disclosed, announced or commenced or publicly or non-publicly submitted, made or communicated to Starbase's Board of Directors, Starbase's Board of Directors (A) determines that such Acquisition Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, Borland and the person or persons that made the Acquisition Proposal and (C) in the case of an Acquisition Proposal that has been publicly disclosed, within five business days thereafter files with the SEC, and mails to Starbase's stockholders, a supplement to the Starbase 14D-9 describing such determination and reaffirming Starbase's recommendation of the Offer and the Merger; provided, however, that if at any time prior to the sixth month anniversary of any such termination pursuant to clause (x) above, Starbase or any of its subsidiaries enters into a definitive agreement in respect of, or approves or recommends, any Acquisition Proposal, or agrees or resolves to do any of the foregoing, Starbase shall make the expense payment described above, provided that solely for purposes of the previous proviso, "Acquisition Proposal" shall be deemed to refer only to a transaction involving 25% or less of the outstanding shares of capital stock of Starbase.

Procedure for Amendment, Extension or Waiver

         Subject to applicable law and subject to the other provisions of the Merger Agreement, the Merger Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of Borland, the Purchaser and Starbase. Notwithstanding the foregoing, however, in the event that the Merger Agreement has been adopted by the stockholders of Starbase in accordance with the DGCL, no amendment may be made to the Merger Agreement that requires the approval of such stockholders without such approval.

SUMMARY OF THE BRIDGE LOAN

          The following is a summary of the Loan and Security Agreement, dated as of October 8, 2002 (the "Loan and Security Agreement"), and Intellectual Property Security Agreement, dated as of October 8, 2002 (the "Intellectual Property Security Agreement"), each entered into between Borland and Starbase, and the bridge loan ("Bridge Loan") to be funded by Borland thereunder. The following summary does not purport to be a complete description of the terms and conditions of the Loan and Security Agreement and the Intellectual Property Security Agreement and is qualified in its entirety by reference to the Loan and Security Agreement and Intellectual Property Security Agreement, copies of which were filed as Exhibits (e)(5) and (e)(6) to the Starbase 14D-9 and which are incorporated in this Information Statement by reference.

         Contemporaneously with the execution and delivery of the Merger Agreement, Borland and Starbase entered into a Loan and Security Agreement, Intellectual Property Security Agreement and related documents providing for the Bridge Loan from Borland to Starbase, in a maximum amount of $2,000,000. Under the terms of the Loan and Security Agreement, Borland provided Starbase with an initial funding of $750,000 of the Bridge Loan upon the satisfaction of the conditions specified therein (including the filing by Starbase of the Starbase 14D-9), funded an additional $500,000 of the Bridge Loan on the 30-day anniversary of the initial funding and agreed to fund an additional $750,000 of the Bridge Loan on the 60-day anniversary of the initial funding. The Bridge Loan will bear interest on the outstanding daily balance thereof from the date of disbursement until satisfaction in full at 8% per annum, with a default rate of interest equal to the lesser of 13% per annum or the maximum rate permissible by law. The Bridge Loan will be secured by all personal property of Starbase, including accounts, contract rights, general intangibles, goods, instruments, documents, policies and certificates of insurance, deposits, money, investment property, inventory and intellectual property (including trademarks, service marks, trade names, service names, patents, patent applications, computer programs and source code) of Starbase. The security interest of Borland will be subordinate only to the security interest of Silicon Valley Bank pursuant to the Accounts Receivables Purchase Agreement between Starbase and Silicon Valley Bank dated as of April 19, 2002. Starbase has agreed not to borrow any amounts pursuant to the Silicon Valley Bank agreement while any amounts are owed to Borland under the Bridge Loan.

          The outstanding principal amount of the Bridge Loan (and any interest accrued thereon) is immediately due and payable upon the earliest of the following dates (the "Maturity Date"):

     o except as otherwise provided below, in the event that the Merger Agreement is terminated (a) by either Borland or Starbase (i) if the Offer shall have expired without the acceptance for payment of shares of Starbase Common Stock in the Offer or (ii) if the acceptance for payment of shares of Starbase Common Stock in the Offer shall not have occurred on or prior to the close of business on December 15, 2002, and, in either such case, all conditions to the Offer (other than the Minimum Condition) have been satisfied, or (b) by Starbase by reason of the failure of Borland's representations and warranties to be true in all material respects, or Borland's failure to have performed or complied in all material respects with any of its covenants set forth in the Merger Agreement, the date 14 calendar days after such termination;

     o except as otherwise provided below, in the event that the Merger Agreement is terminated by Starbase by reason of it proposing to enter into an agreement with respect to a Superior Proposal or approving or recommending a Superior Proposal, on the date immediately prior to such termination;

     o except as otherwise provided below, in the event of a termination of the Merger Agreement for any other reason, on the date on which the Merger Agreement is terminated;

     o on the date on which any event of default occurs under the Loan and Security Agreement; or

     o   December 15, 2002.

         Notwithstanding the foregoing, in the event that the Maturity Date occurs by reason of any termination of the Merger Agreement, $550,000 of the outstanding principal amount of the Bridge Loan (and any interest accrued thereon) shall not become due and payable until the earliest to occur of: (A) such time as a termination fee, if any, would be payable to Borland by Starbase under the Merger Agreement; (B) such time as Starbase enters into a definitive agreement in respect of, or approves or recommends, any Acquisition Proposal (as defined in the Merger Agreement), or agrees or resolves to do any of the foregoing, provided, that solely for this purpose an "Acquisition Proposal" shall not be deemed to refer to a transaction involving 25% or less of the outstanding shares of capital stock of Starbase; and (C) the one year anniversary of the date of termination of the Merger Agreement.

         The events of default under the Loan and Security Agreement include the following:

     o   if Starbase fails to pay any of the obligations thereunder when due;

     o if Starbase fails to perform any of its other obligations thereunder or under any related loan documentation, subject to certain cure rights;

     o if Silicon Valley Bank exercises any of its rights under any of its loan documents with Starbase;

     o if there occurs a default, breach or failure to perform on the part of Starbase, or a "Triggering Event" under the Merger Agreement resulting in the termination of the Merger Agreement;

     o if, in Borland's determination, a "Material Adverse Effect" (as defined in the Loan and Security Agreement) shall have occurred with respect to Starbase;

     o if an event occurs that results in a material diminution of the value of, or adversely affects the priority of Borland's security interest in, the Collateral (as defined in the Loan and Security Agreement), taken as a whole;

     o if any material portion of Starbase's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon;

     o if Starbase or any of its subsidiaries becomes insolvent, or if an insolvency, bankruptcy or similar proceeding is commenced by or against Starbase or any of its subsidiaries;

     o if there is a default in any agreement to which Starbase is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any indebtedness of Starbase in an amount in excess of $100,000 or that could have a Material Adverse Effect or result in any release of any source code for any Starbase software; or

     o if any material misrepresentation or material misstatement exists in any warranty or representation set forth in the Loan and Security Agreement or any related document or the Merger Agreement, or in any document or certificate delivered to Borland pursuant thereto or to induce Borland to enter into any of such documents.

         As of December __, 2002, Borland had loaned to Starbase $1,250,000 of the Bridge Loan.

COMPOSITION OF THE COMPANY'S BOARD

         The Merger Agreement provides that, effective upon the satisfaction of the Minimum Condition and the acceptance for payment of any Shares in the Offer, Borland shall be entitled to designate the number of directors, rounded up to the next whole number, on the Starbase Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to these provisions) and (ii) a fraction whose numerator is the aggregate number of Shares then beneficially owned by Borland or the Purchaser (including Shares accepted for payment in the Offer), and whose denominator is the total number of Shares then outstanding.

         The Merger Agreement further provides that promptly following a request by Borland, Starbase must take all action necessary to cause the individuals designated by Borland to be elected or appointed to the Starbase Board of Directors, including, if necessary, either increasing the size of the Board of Directors or securing the resignations of then incumbent directors. Furthermore, pursuant to the terms of the Merger Agreement, Starbase must take all action necessary to cause the individuals so designated by Borland to constitute substantially the same percentage (rounding up where appropriate) as is on Starbase's Board of Directors on (i) each committee of Starbase's Board of Directors, (ii) each board of directors of each subsidiary of Starbase and (iii) each committee of each such board of directors of each subsidiary of Starbase. The Merger Agreement requires that at all times until the completion of the Merger, Borland and Starbase shall use their respective commercially reasonable efforts to cause at least two of the members of the Starbase Board of Directors to be individuals who were directors of Starbase and were not officers or employees of Starbase or any of its subsidiaries on the date of the Merger Agreement (the "Continuing Directors").

         Notwithstanding anything in the Merger Agreement to the contrary, after the election or appointment of the directors designated by Borland to the Starbase Board of Directors and prior to the completion of the Merger, under the terms of the Merger Agreement, the approval of the Continuing Directors will be required to (i) amend or terminate the Merger Agreement on behalf of Starbase, (ii) extend the time for performance by Borland or the Purchaser of, or waive compliance by Starbase with, any of the agreements or conditions contained in the Merger Agreement for the benefit of Starbase,
(iii) authorize any required or permitted consent or action by the Starbase Board under the Merger Agreement or (iv) authorize any other action of Starbase under the Merger Agreement which adversely affects the holders of shares of Starbase Common Stock (other than Borland or the Purchaser), provided, that if for any reason there are no Continuing Directors, such actions may be effected by majority vote of Starbase's entire Board of Directors.

         On November 25, 2002, following the acceptance of Shares for purchase in the Offer, the resignations of three of the then existing directors of Starbase became effective and four persons designated by Borland were elected to the Board of Directors (one of the directorships on the Starbase Board was unfilled at such time). The Borland designees to the Starbase Board are Dale L. Fuller, Frederick A. Ball, Keith E. Gottfried and Douglas W. Barre and currently constitute four of the six members of the Starbase Board of Directors. The Continuing Directors are John Snedegar and Barry Sullivan.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

         The following table contains information as of November ___, 2002 with respect to the beneficial ownership by each person or group known by the Company to beneficially own more than 5% of the Company's Common Stock.

 ----------------------------------------------------------------------------
|NAME OF BENEFICIAL OWNER      | NUMBER OF SHARES    |                       |
|                              | BENEFICIALLY OWNED  |   PERCENT OF SHARES   |
|------------------------------|---------------------|-----------------------|
|Borland Software  Corporation |                     |                       |
|and Galaxy  Acquisition Corp. |      6,911,965(1)   |       79.0%(1)        |
|                              |                     |                       |
 ----------------------------------------------------------------------------
________
(1) Such numbers of Shares and percentage include 165,287 Shares tendered by notice of guaranteed delivery on the Offer.


           The following table contains information as of November ___, 2002 with respect to the beneficial ownership by each director, by each executive officer named in the table and by all directors and executive officers as a group:

 ----------------------------------------------------------------------------
|NAME OF BENEFICIAL OWNER      | NUMBER OF SHARES    |                       |
|                              | BENEFICIALLY OWNED  |   PERCENT OF SHARES   |
|------------------------------|---------------------|-----------------------|
|----------------------------------------------------------------------------|
|----------------------------------------------------------------------------|
|----------------------------------------------------------------------------|
 ----------------------------------------------------------------------------


WHERE YOU CAN FIND MORE INFORMATION

         Starbase files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You can read and copy any materials that Starbase files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information that Starbase files electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates.

INCORPORATION BY REFERENCE

         The SEC allows Starbase to "incorporate by reference" the information we file with them, which means that we can disclose important information to you without re-printing the information in this Information Statement by referring you to prior and future filings with the SEC. The information we incorporate by reference is an important part of this Information Statement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents filed by the Company pursuant to the Securities Exchange Act of 1934:

     o   the Starbase 14D-9;

     o the Starbase Quarterly Report on Form 10-Q for the three month period ended September 30, 2002; and

     o any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

         You may request a copy of these filings (other than an exhibit to any of these filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

           Starbase Corporation
           4 Hutton Centre Drive, Suite 900
           Santa Ana, California 92707
           (714) 445-4400

         You should rely on the information we have provided or incorporated by reference in the Information Statement. We have not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date of this Information Statement.

FORWARD LOOKING STATEMENTS AND INFORMATION

         This Information Statement and the information incorporated herein by reference includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify our forward-looking statements by the words "expects", "projects", "forecasts", "believes", "anticipates", "intends", "plans", "budgets", "predicts", "estimates" and similar expressions. Such forward-looking statements include, without limitation, the information set forth herein under the heading "Certain Starbase Projections."

         We have based the forward-looking statements relating to our operations on our current expectations, estimates and projections about the Company. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Factors that might cause such differences include completion of the transactions between the Company and Borland, including the Merger; the contemplated operation of the Company as a wholly owned subsidiary of Borland; the accuracy of certain judgments and estimates concerning the integration of the Company into the operations of Borland; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company and Borland; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond the control of the Company or Borland.

OTHER MATTERS

         The Board knows of no other business that will be presented for consideration at the Special Meeting other than as described above.

                                                                       Annex A


                                                               Execution Copy

===============================================================================


                        AGREEMENT AND PLAN OF MERGER

                                   among:

                       BORLAND SOFTWARE CORPORATION,
                          a Delaware corporation;

                         GALAXY ACQUISITION CORP.,
                        a Delaware corporation; and

                           STARBASE CORPORATION,
                           a Delaware corporation

                        ___________________________

                        Dated as of October 8, 2002

                        ___________________________

SECTION 1. THE OFFER.........................................................6

         1.1      Conduct of the Offer.......................................6

         1.2      Company Actions............................................8

         1.3      Directors..................................................9

SECTION 2. MERGER TRANSACTION...............................................10

         2.1      Merger of Acquisition Sub into the Company................10

         2.2      Effect of the Merger......................................10

         2.3      Closing; Effective Time...................................11

         2.4      Certificate of Incorporation and Bylaws; Directors and
                    Officers................................................11

         2.5      Conversion of Shares......................................12

         2.6      Surrender of Certificates; Stock Transfer Books...........13

         2.7      Shares Subject to Appraisal Rights........................14

         2.8      Further Action............................................15

SECTION 3. REPRESENTATIONS AND  WARRANTIES OF THE COMPANY...................15

         3.1      Subsidiaries; Due Organization; Etc.......................15

         3.2      Certificate of Incorporation and Bylaws...................16

         3.3      Capitalization, Etc.......................................16

         3.4      SEC Filings; Financial Statements.........................19

         3.5      Absence of Changes........................................19

         3.6      Title to Assets...........................................22

         3.7      Certain Loans; Customers; Inventories.....................23

         3.8      Equipment; Real Property; Leasehold.......................23

         3.9      Intellectual Property.....................................23

         3.10     Contracts.................................................29

         3.11     Sale of Products; Performance of Services.................33

         3.12     Liabilities...............................................33

         3.13     Compliance with Legal Requirements........................33

         3.14     Certain Business Practices................................33

         3.15     Governmental Authorizations...............................34

         3.16     Tax Matters...............................................34

         3.17     Employee and Labor Matters; Benefit Plans.................36

         3.18     Environmental Matters.....................................39

         3.19     Insurance.................................................41

         3.20     Transactions with Affiliates..............................41

         3.21     Legal Proceedings; Orders.................................41

         3.22     Authority; Inapplicability of Anti-takeover Statutes;
                    Binding Nature of Agreement.............................42

         3.23     Section 203 of the DGCL Not Applicable....................42

         3.24     Vote Required.............................................42

         3.25     Non-Contravention; Consents...............................43

         3.26     Fairness Opinion..........................................44

         3.27     Financial Advisory and Other Fees.........................44

         3.28     Liquidity.................................................44

         3.29     Dealings With Silicon Valley Bank.........................44

         3.30     Financial Advisory Agreements.............................44

         3.31     California Corporations Code..............................45

         3.32     Full Disclosure...........................................45

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB.....46

         4.1      Due Organization..........................................46

         4.2      Authority; Binding Nature of Agreement....................46

         4.3      Non-Contravention; Consents...............................46

         4.4      Disclosure................................................46

         4.5      Funds.....................................................47

         4.6      Brokers' and Finders' Fees................................47

SECTION 5. CERTAIN COVENANTS OF THE COMPANY.................................47

         5.1      Access and Investigation..................................47

         5.2      Operation of the Company's Business.......................48

         5.3      No Solicitation...........................................52

         5.4      Company Warrants..........................................55

         5.5      Registration Statement....................................55

         5.6      Escrow Shares.............................................56

         5.7      Certain Resolutions.......................................56

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES..............................56

         6.1      Stockholder Approval; Proxy Statement.....................56

         6.2      Regulatory Approvals......................................57

         6.3      Stock Options.............................................57

         6.4      Employee Benefits.........................................59

         6.5      Indemnification of Officers and Directors.................59

         6.6      Additional Agreements.....................................60

         6.7      Disclosure................................................61

         6.8      Resignation of Officers and Directors.....................61

         6.9      Bridge Loan...............................................61

         6.10     SVB Receivables Agreement.................................61

         6.11     General Cooperation.......................................62

SECTION 7. CONDITIONS PRECEDENT TO THE MERGER...............................62

         7.1      Stockholder Approval......................................62

         7.2      No Restraints.............................................62

         7.3      Consummation of Offer.....................................62

SECTION 8. TERMINATION......................................................62

         8.1      Termination...............................................62

         8.2      Effect of Termination.....................................64

         8.3      Expenses; Termination Fees................................64

SECTION 9. MISCELLANEOUS PROVISIONS.........................................68

         9.1      Amendment.................................................68

         9.2      Waiver....................................................68

         9.3      No Survival of Representations and Warranties.............68

         9.4      Entire Agreement; Counterparts; No Third Party
                  Beneficiaries.............................................68

         9.5      Applicable Law; Jurisdiction..............................68

         9.6      Headings..................................................69

         9.7      Attorneys' Fees...........................................69

         9.8      Assignability.............................................69

         9.9      Notices...................................................69

         9.10     Cooperation...............................................70

         9.11     Severability..............................................71

         9.12     Construction..............................................71



                                  EXHIBITS

Exhibit A   -  Certain Definitions

Exhibit B   -  List of Individuals Entering into Tender and Voting Agreement

Annex I     -  Conditions of the Offer

                         AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of October 8, 2002, by and among: BORLAND SOFTWARE CORPORATION, a Delaware corporation ("Parent"); GALAXY ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition Sub"); and STARBASE CORPORATION, a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                   RECITALS

         A. The respective boards of directors of Parent, Acquisition Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and provisions of and subject to the conditions set forth in this Agreement.

         B. It is proposed that Acquisition Sub make a cash tender offer (the "Offer") to acquire all of the outstanding shares of Company Common Stock for $2.75 per share (such amount, or any greater amount per share paid pursuant to the Offer, subject to Section 1.1(e), being the "Per Share Amount"), net to the seller in cash, upon the terms and provisions of and subject to the conditions of this Agreement.

         C. In furtherance of the acquisition of the Company by Parent, the boards of directors of Parent, Acquisition Sub and the Company have each approved a merger (the "Merger") of Acquisition Sub with and into the Company, with the Company as the surviving corporation, upon the terms and provisions of and subject to the conditions set forth in this Agreement.

         D. By resolutions duly adopted, the board of directors of the Company has, in light of and subject to the terms and conditions hereof: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of its stockholders; and (ii) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares pursuant to the Offer and adopt this Agreement.

         E. In order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the transactions contemplated hereby, concurrently with the execution and delivery of this Agreement certain of the executive officers and directors of the Company set forth on Exhibit B hereto are executing a tender and voting agreement in favor of Parent and Acquisition Sub (the " Tender and Voting Agreement").

                                   AGREEMENT

         The parties to this Agreement, intending to be legally bound, agree as follows:

         SECTION 1. THE OFFER

               1.1 Conduct of the Offer.

                   (a) Provided that this Agreement shall not have been terminated in accordance with Section 8 hereof and that none of the events or circumstances set forth in Annex I shall have occurred or exist (excluding the events or circumstances set forth in paragraph "(a)" in Annex I and paragraph "(d)" in Annex I), as promptly as practicable after the date of this Agreement, Acquisition Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act), the Offer.

                   (b) The obligation of Acquisition Sub to accept for payment and to pay for any shares of Company Common Stock tendered pursuant to the Offer shall be subject to (i) the condition that there shall be validly tendered and not withdrawn a number of shares of Company Common Stock which together with the shares tendered under the Tender and Voting Agreement and any outstanding shares of Company Common Stock with respect to which Parent or Acquisition Sub has sole "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer ("Parent-Owned Shares"), represents at least a majority of the Fully Diluted Number of Company Shares (the "Minimum Condition") and (ii) the other conditions set forth in Annex I. Acquisition Sub expressly reserves the right at its sole discretion to increase the Per Share Amount or to make any other changes in the terms and conditions of the Offer; provided, that none of the changes in the terms and conditions of the Offer, without the prior written consent of the Company, will be in any manner adverse to holders of shares of Company Common Stock; provided, further, that without the prior written consent of the
Company: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made that changes the form of consideration to be paid, decreases the price per share of Company Common Stock below the Per Share Amount or the number of shares of Company Common Stock sought in the Offer, or imposes conditions to the Offer in addition to the Minimum Condition and the other conditions set forth in Annex I. Subject to the terms and conditions of the Offer and this Agreement, Acquisition Sub shall accept for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable Legal Requirements and shall pay for such shares promptly thereafter. Any one or more of the conditions to the Offer, other than the Minimum Condition, may be waived in whole or in part by Acquisition Sub in its sole discretion. Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company, Acquisition Sub shall not accept for payment or pay for any shares of Company Common Stock tendered pursuant to the Offer unless and until the Minimum Condition has been satisfied.

                   (c) The Offer shall initially be scheduled to expire 20 business days following the date of the commencement thereof. If, at any then-scheduled expiration date, any of the conditions to the Offer have not been satisfied or waived (other than conditions which Acquisition Sub determines are not capable of being satisfied), Acquisition Sub shall be entitled to extend the Offer for such amount of time as is reasonably necessary to cause such conditions to the Offer to be satisfied. Notwithstanding anything to the contrary contained in this Agreement: (i) Acquisition Sub may, without the consent of the Company or any other Person
(A) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer and (B) if the sum of (1) the number of shares of Company Common Stock that shall have been validly tendered and not withdrawn pursuant to the Offer (other than shares tendered by guaranteed delivery where actual delivery has not occurred) as of the scheduled or extended expiration date of the Offer, plus (2) the number of Parent-Owned Shares as of such date, represents more than a majority of the Fully Diluted Number of Company Shares but less than 90% of the Fully Diluted Number of Company Shares as of such date, extend the Offer for an additional period of not more than 20 business days; and (ii) Acquisition Sub may, without the consent of the Company or any other Person, elect to provide for a subsequent offering period (and one or more extensions thereof) pursuant to, and in accordance with the terms of, Rule 14d-11 under the Exchange Act. Notwithstanding the foregoing, if the Minimum Condition has not been satisfied and none of the other events or circumstances set forth in Annex I (excluding the events or circumstances set forth in paragraph "(a)" in Annex I and paragraph "(d)" in Annex I) shall have occurred at the time of the expiration of the initial 20 business day period of the Offer, Acquisition Sub shall, be required, without the consent of the Company or any other Person, to extend the Offer expiration date for 15 business days; provided, however that such 15 business day extension may be for a single 15 business day period or for two or more shorter periods as Acquisition Sub shall determine, and, if the Minimum Condition is satisfied at the end of any such period, Acquisition Sub shall not be required to further extend the Offer.

                   (d) On the date of commencement of the Offer, Parent and Acquisition Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference the offer to purchase shares of Company Common Stock pursuant to the Offer (the "Offer to Purchase") and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of shares of Company Common Stock in accordance with applicable federal securities laws. Parent and Acquisition Sub agree that they shall use all reasonable efforts to cause the Schedule TO and all exhibits, amendments or supplements thereto (which together constitute the "Offer Documents") to comply in all material respects with the Exchange Act, the Securities Act and the rules and regulations thereunder and other applicable Legal Requirements. Each of Parent, Acquisition Sub and the Company agrees to use all reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer, to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to take all steps necessary to cause the Offer Documents as supplemented or amended to correct such information to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Acquired Corporations and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(d). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any amendment thereto) prior to the filing thereof with the SEC. Parent and Acquisition Sub agree to provide the Company and its counsel with any comments Parent, Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

                   (e) If, between the date of this Agreement and the date on which any particular share of Company Common Stock is accepted for payment pursuant to the Offer, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Amount shall be appropriately adjusted to reflect such change or transaction.

         1.2 Company Actions.

                   (a) The Company hereby approves and consents to the Offer and represents that its board of directors, at a meeting duly called and held, has by the unanimous vote of all directors of the Company (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law ("DGCL"), (iii) declared that this Agreement is advisable, (iv) resolved to recommend that stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt this Agreement (the recommendation of the Company's board of directors that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt this Agreement being referred to as the "Company Board Recommendation"), and (v) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement, including, without limitation, Section 203 of the DGCL, that might otherwise apply to the Offer or the Merger or any of the other transactions contemplated by this Agreement. Subject to Section 5.3: (A) the Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents; and (B) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or Acquisition Sub, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub shall be adopted or proposed.

                   (b) As promptly as practicable on the day that the Offer is commenced, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer to Purchase and related documents) disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") that, subject only to Section 5.3, shall reflect the Company Board Recommendation. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. Each of Parent, Acquisition Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as supplemented or amended to correct such information to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment thereto) prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

                   (c) The Company will promptly furnish Parent and Acquisition Sub with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Acquisition Sub may reasonably request in connection with the Offer and the Merger. Parent and Acquisition Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver to the Company or destroy, and will use their reasonable efforts to cause their agents to deliver to the Company or destroy, all copies and any extracts or summaries from such information then in their possession or control.

               1.3  Directors.

                   (a) Effective upon the satisfaction of the Minimum Condition and the acceptance for payment of any shares of Company Common Stock pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's board of directors that equals the product of (i) the total number of directors on the Company's board of directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) a fraction whose numerator is the aggregate number of shares of Company Common Stock then beneficially owned by Parent or Acquisition Sub (including shares of Company Common Stock accepted for payment pursuant to the Offer), and whose denominator is the total number of shares of Company Common Stock then outstanding, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's board of directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, to the extent requested by Parent, the Company will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company's board of directors and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as individuals designated by Parent represent on the board of directors of the Company. Notwithstanding the provisions of this Section 1.3, the parties hereto shall use their respective commercially reasonable efforts to cause at least two of the members of the Company's board of directors, at all times prior to the Effective Time (as hereinafter defined), to be individuals who were directors of the Company and were not officers or employees of the Company or any of its Subsidiaries on the date hereof (the "Continuing Directors"); provided, however, that if at any time prior to the Effective Time there shall be in office only one Continuing Director for any reason, the Company's board of directors shall cause a person who is not an officer or employee of the Company or any of its Subsidiaries designated by the remaining Continuing Director to fill such vacancy (and such person shall be deemed to be a Continuing Director for all purposes of this Agreement), and if at any time prior to the Effective Time no Continuing Directors then remain, the other directors of the Company then in office shall use reasonable efforts to designate two persons to fill such vacancies who are not officers or employees or affiliates of the Company, its Subsidiaries, Parent or Acquisition Sub or any of their respective affiliates (and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement).

                   (b) The Company's obligations to appoint Parent's designees to the Company's board of directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 of the Exchange Act require in order to fulfill its obligations under this Section, so long as Parent shall have provided to the Company on a timely basis the information with respect to Parent and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 of the Exchange Act. The provisions of this Section 1.3 are in addition to and shall not limit any rights which Acquisition Sub, Parent or any of their affiliates may have as a holder or beneficial owner of shares of Company Common Stock as a matter of applicable law with respect to the election of directors or otherwise.

                   (c) Following the election or appointment of Parent's designees pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors or if there shall only be one, of a Continuing Director, shall be required to authorize (and such authorization shall constitute the authorization of the Company's board of directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company's board of directors, any extension of time for performance of any obligation or action hereunder by Parent or Acquisition Sub requiring the consent of the Company, any waiver of compliance by the Company of any of the agreements or conditions contained herein for the benefit of the Company, any required or permitted consent or action by the board of directors of the Company hereunder and any other action of the Company hereunder which adversely affects the holders of shares of Company Common Stock (other than Parent or Acquisition Sub); provided, that, if for any reason there shall be no Continuing Directors, such actions may be effected by majority vote of the entire board of directors of the Company.

         SECTION 2. MERGER TRANSACTION

               2.1 Merger of Acquisition Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 2.3), Acquisition Sub shall be merged with and into the Company, the separate existence of Acquisition Sub shall cease and the Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

               2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Acquisition Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation.

               2.3 Closing; Effective Time. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 8 hereof, the consummation of the Merger (the "Closing") shall take place at the New York offices of Skadden, Arps, Slate, Meagher & Flom LLP, at 10:00 a.m., New York City time, on a date to be designated by Parent (the "Closing Date"), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), unless another date, time or place is agreed to by the parties hereto. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, concurrently with or as soon as practicable but not later than two (2) business days following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware, or at such later time as is specified in the certificate of merger (the "Effective Time").

               2.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

                    (a) subject to Section 6.5(a), the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation of Acquisition Sub as in effect immediately prior to the Effective Time until thereafter changed or amended in accordance with the provisions thereof and applicable law, except that the authorized capital stock of the Surviving Corporation shall be 150,000,000 shares of common stock, $.01 per share (the "Surviving Corporation Common Stock");

                    (b) subject to Section 6.5(a), the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Acquisition Sub as in effect immediately prior to the Effective Time until thereafter changed or amended in accordance with the provisions thereof and applicable law;

                    (c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Acquisition Sub immediately prior to the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be; and

                    (d) the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of the Company immediately prior to the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         2.5   Conversion of Shares.

               (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any stockholder of the Company:

                    (i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                    (ii) any shares of Company Common Stock then held by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                    (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 2.5(b), 2.5(c) and 2.7, each share of Company Common Stock then outstanding shall be converted into the right to receive the Per Share Amount (the "Merger
         Consideration"), without interest; and

                    (iv) all of the shares of the common stock, $0.01 par value per share, of Acquisition Sub then outstanding shall be converted into a number of shares of Surviving Corporation Common Stock equal to the number of shares of Company Common Stock issued and outstanding (excluding shares cancelled pursuant to clause "(i)" above) immediately prior to the Effective Time.

               (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted to reflect such change or transaction.

               (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the Merger Consideration payable with respect thereto will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

         2.6  Surrender of Certificates; Stock Transfer Books.

               (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for the holders of shares of Company Common Stock to receive the funds to which holders of such shares shall become entitled pursuant to
Section 2.5. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

               (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.5 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate formerly evidencing shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Acquisition Sub that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 2.6(b), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate. If any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Certificate.

               (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

               (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the shares of Company Common Stock shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Legal Requirements.

               (e) The Surviving Corporation, Parent and Acquisition Sub shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the consideration otherwise payable in the Merger to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to Taxes. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

         2.7  Shares Subject to Appraisal Rights.

               (a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Section 262 of the DGCL are or prior to the Effective Time may become applicable to the Merger (by reason of a delisting of Company Common Stock from the Nasdaq Small Cap Market or otherwise), any shares of Company Common Stock that, as of the Effective Time, are held by holders who have as of the Effective Time preserved appraisal rights under Section 262 of the DGCL with respect to such shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.5(a), and the holder or holders of such shares shall be entitled only to such rights as may be provided to such holder or holders pursuant to Section 262 of the DGCL; provided, however, that if such appraisal rights shall not be perfected or the holders of such shares shall otherwise lose their appraisal rights with respect to such shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such rights, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with Section 2.5(a).

               (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

               2.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

         SECTION 3.  REPRESENTATIONS AND  WARRANTIES OF THE COMPANY

         Except as specifically set forth in the Company Disclosure Schedule prepared and signed by the Company and delivered to Parent and Acquisition Sub simultaneously with the execution hereof, the Company represents and warrants to Parent and Acquisition Sub that all of the statements contained in this
Section 3 are true and complete as of the date of this Agreement, and will be true and complete as of the expiration date of the Offer as though made at such time and as of the Effective Time as though made at the Effective Time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). Each exception set forth in the Company Disclosure Schedule and each other response to this Agreement set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such section. In the event of any inconsistency between statements in the body of this Agreement and statements in the Company Disclosure Schedule (excluding exceptions expressly set forth in the Company Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

         3.1   Subsidiaries; Due Organization; Etc.

               (a) The Company has no Subsidiaries except for the Entities identified in Part 3.1(a)(i) of the Company Disclosure Schedule; and neither the Company nor any of the other Entities identified in Part 3.1(a)(i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity (the Company and each of its Subsidiaries are referred to collectively in this Agreement as the "Acquired Corporations"). For purposes of this Section 3, the term "Acquired Corporations" shall also be deemed to include any Entity that has been merged into or consolidated with the Company, any Subsidiary of the Company or any predecessor Entity of the Company. Part 3.1(a)(i) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or formation and authorized and outstanding capital of each Acquired Corporation and the jurisdictions in which each Acquired Corporation is qualified to do business. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations is a general partner of, or is otherwise liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity. The outstanding capital stock of each of the Acquired Corporations is free and clear of all Encumbrances and all material claims or charges of any kind, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any Subsidiary.

               (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

               (c) Each of the Acquired Corporations is duly qualified or licensed to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification or license other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

         3.2 Certificate of Incorporation and Bylaws. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter or organizational documents as presently in effect of each of the respective Acquired Corporations, including all amendments thereto.

         3.3 Capitalization, Etc.

               (a) The authorized capital stock of the Company consists of:
(i) 150,000,000 shares of Company Common Stock, of which 8,736,690 shares have been issued and are outstanding as of the date of this Agreement including the Escrow Shares (as such term is hereinafter defined); (ii) 10,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are currently issued or are outstanding; and (iii) 1,200,000 shares of Preferred Stock have been designated as Series J Convertible Preferred Stock, of which no shares are currently issued or are outstanding. Except as set forth in Part 3.3(a)(i) of the Company Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the other Acquired Corporations. There are 141,863 shares of Company Common Stock that are subject to a certain Performance Share Escrow Agreement, dated October 15, 1992, as amended (such shares being referred to as the "Escrow Shares"), and are held in an escrow by Montreal Trust Company of Canada, as escrow agent (the "Escrow Agent"). Except as set forth in Part 3.3(a)(ii) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock or the capital stock of any of the Acquired Corporations is entitled to, subject to or bound by any outstanding option, warrant, call, subscription right, preemptive right, right of participation, right of maintenance or any other right agreement or commitment which (a) obligates Company or any Subsidiary of Company to issue, sell or transfer any shares of the capital stock of Company or any Subsidiary of Company, (b) restricts the transfer of any shares of capital stock of Company or any of its Subsidiaries, or (c) relates to the voting of any shares of capital stock of Company or any of its Subsidiaries; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and
(iii) there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock. Part 3.3(a)(iii) of the Company Disclosure Schedule describes all repurchase rights held by the Company with respect to shares of Company Common Stock (whether such shares were issued pursuant to the exercise of Company Options or otherwise).

               (b) As of the date of this Agreement: (i) 265,807 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 2001 Stock Plan, and options relating to an additional 74,193 shares of Company Common Stock are eligible for future grant under such plan; (ii) 126,773 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 1996 Stock Option Plan, and no options are eligible for future grant under such plan; (iii) 1,543,484 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's NSO Stock Option Program, and no options are eligible for future grant under such program; (iv) 16,025 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Premia Corporation 1998 Stock Option Plan, and no options are eligible for future grant under such plan; and (v) 58,743 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Technology Builders, Inc. Amended and Restated Stock Option and Stock Incentive Plan, and no options are eligible for future grant under such plan. As of the date of this Agreement, 383,691 shares of Company Common Stock are reserved for future issuance pursuant to Company Warrants. All convertible debentures issued by the Company have been validly converted into shares of Company Common Stock, and no convertible debentures issued by the Company are currently outstanding and no Person has any rights, interests or claims with respect to any such convertible debentures. Options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company's stock option plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) are referred to in this Agreement as "Company Options." Part 3.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan or program (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has delivered to Parent accurate and complete copies of all Company Warrants and all stock option plans under which the Company has any obligations or which have been assumed by the Company in connection with the acquisition of any of its Subsidiaries pursuant to which any of the Acquired Corporations has ever granted stock options, and the forms of the stock option agreements, grants or awards evidencing such options. The name of the holder, number of shares of Company Common Stock issuable pursuant to and the exercise price of each of the Company Warrants is set forth on Part 3.3(b) of the Company Disclosure Schedule, provided, however, that the information set forth on Part 3.3(b) of the Company Disclosure Schedule does not reflect any assignment or transfer of any Company Warrants made without prior notice to the Company and with respect to which the Company does not have Knowledge. None of the Company Warrants has an exercise price less than or equal to the Per Share Amount and, except as set forth in Part 3.3(b) of the Company Disclosure Schedule, none of the Company Options has an exercise price less than or equal to the Per Share Amount.

               (c) With respect to the representations made in this Section
3.3 and the corresponding Parts of the Company Disclosure Schedule, in each case, the number of shares outstanding or authorized, and the number of shares issuable under and exercise prices of each Company Option and Company Warrant has been adjusted to take into account the 1 for 10 reverse split (the "Reverse Split") of the Company Common Stock which occurred on July 31, 2002.

               (d) Except as set forth in Part 3.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations;
(ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or
(iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations.

               (e) Except as set forth in Part 3.3(e) of the Company Disclosure Schedule, all outstanding shares of Company Common Stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Except as set forth in Part 3.3(e) of the Company Disclosure Schedule, all Company Options have been granted using the standard form of option agreement under their respective stock option plan or the standard form of agreement under the Stock Option Program.

               (f) All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

         3.4 SEC Filings; Financial Statements.

               (a) The Company has made available (and with respect to future filings, will make available) via EDGAR to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 1999, and all amendments thereto (the "Company SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC since January 1, 1999 have been so filed on a timely basis. None of the Company's Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (b) The financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods then ended.

               (c) Prior to the Offer Closing Date, the Company will have in place the "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act. The Company's "disclosure controls and procedures" are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

         3.5 Absence of Changes. Except as specifically contemplated by this Agreement or any transactions contemplated hereby, or as set forth in Part 3.5 of the Company Disclosure Schedule, since March 31, 2002:

               (a) there has not been any Material Adverse Effect on the Acquired Corporations, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

               (b) none of the Acquired Corporations has entered into any agreement, commitment or transaction which is material to Company and its Subsidiaries taken as a whole, except for agreements, commitments or transactions entered into in the ordinary course of business consistent with past practice;

               (c) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance);

               (d) none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

               (e) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options or Company Warrants or upon conversion of the Convertible Debentures), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 3.3(b) of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

               (f) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Company's stock option plans, (ii) any provision of any Contract evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

               (g) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split (other than the Reverse Split and the Certificate of Designation filed in connection with the Series J Preferred Stock) or similar transaction;

               (h) neither the Company nor any of its Subsidiaries has disposed of or permitted to lapse any rights to the use of any Company IP, or disposed of or disclosed to any Person other than Representatives of Parent any trade secret, formula, process, know-how or other Company IP not theretofore a matter of public knowledge;

               (i) none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

               (j) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made by or on behalf of the Acquired Corporations between March 31, 2002 and the date of this Agreement, exceeds $100,000 in the aggregate;

               (k) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 3.10), or (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;

               (l) none of the Acquired Corporations has (i) acquired, leased or licensed any material right or other material asset from any other Person,
(ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

               (m) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, except in the ordinary course of business consistent with past practices and not in excess of $50,000 individually or $200,000 in the aggregate;

               (n) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

               (o) none of the Acquired Corporations has adopted or entered into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

               (p) none of the Acquired Corporations has permitted any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled;

               (q) none of the Acquired Corporations has entered into any agreement, understanding or commitment that restrains, limits or impedes the ability of any Acquired Corporation to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the activities of any Acquired Corporation;

               (r) none of the Acquired Corporations has planned, announced, implemented or effected any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries involving, in the aggregate, more than 20 persons;

               (s) none of the Acquired Corporations has (i) lent money to any Person, other than routine travel advances made to employees in the ordinary course of business consistent with past practice, or (ii) incurred or guaranteed any indebtedness for borrowed money;

               (t) none of the Acquired Corporations has (i) adopted, established or entered into any Employee Plan (as defined in Section 3.17),
(ii) caused or permitted any Employee Plan to be amended in any material respect (other than to comply with applicable Legal Requirements or to renew such Employee Plans on the same terms and at the same costs), or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

               (u) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;

               (v) none of the Acquired Corporations has made any Tax election;

               (w) none of the Acquired Corporations has commenced or settled any Legal Proceeding;

               (x) none of the Acquired Corporations has entered into any transaction or taken any other action that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Corporations;

               (y) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

               (z) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses "(b)" through "(z)" above.

         3.6 Title to Assets. The Acquired Corporations own, and have good, valid and marketable title to, all assets (tangible and intangible) purported to be owned by them, including: (i) all assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet); and (ii) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (1) any lien for current Taxes not yet due and payable, (2) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations, and (3) Encumbrances described in Part 3.6 of the Company Disclosure Schedule. The rights, properties and other assets to be acquired by Parent and Acquisition Sub pursuant hereto include all rights, properties and other assets used by the Acquired Corporations to conduct their businesses or necessary to permit Parent and Acquisition Sub to conduct the businesses currently conducted by the Acquired Corporations after the Closing in all material respects in the same manner as such businesses have been conducted by the Acquired Corporations prior to the date hereof.

         3.7 Certain Loans; Customers; Inventories.

               (a) Part 3.7(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business consistent with past practice.

               (b) Part 3.7(b)(i) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the orders received from, each customer or other Person that accounted for (i) more than $75,000 of the consolidated gross sales of the Acquired Corporations in the fiscal year ended March 31, 2002, or (ii) more than $75,000 of the consolidated gross sales of the Acquired Corporations in the fiscal quarter ended June 30, 2002. The Company has not received any notice or other communication (in writing or otherwise), indicating that any customer or other Person identified in Part 3.7(b)(i) of the Company Disclosure Schedule may cease dealing with any of the Acquired Corporations or may otherwise modify or reduce the volume of business transacted by such Person with any of the Acquired Corporations below historical levels and, except as set forth in Part 3.7(b)(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, (x) no such Person has any intention to do so and (y) the consummation of the transactions contemplated by this Agreement will not have a adverse effect on any such relationship that would reasonably be expected to result in a Material Adverse Effect on the Acquired Corporations.

         3.8 Equipment; Real Property; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. None of the Acquired Corporations own any real property or any interest in real property, except for: (i) the leaseholds created under the real property leases identified in Part 3.8(a)(i) of the Company Disclosure Schedule, accurate and complete copies of which leases, including all amendments thereto, have been provided to Parent; and (ii) the land or other real property described in Part 3.8(a)(ii) of the Company Disclosure Schedule to which the Company has good and marketable fee title and which is owned by the Company free and clear of any Encumbrances, except for the Encumbrances identified in Part 3.8(a)(ii) of the Company Disclosure Schedule.

         3.9 Intellectual Property.

               (a) Part 3.9(a) of the Company Disclosure Schedule accurately identifies the following information:

                   (i) Part 3.9(a)(i) of the Company Disclosure Schedule accurately identifies each current and material proprietary product or service developed, manufactured, marketed, or sold by any of the Acquired Corporations, including any product or service currently under development by any of the Acquired Corporations.

                   (ii) Part 3.9(a)(ii) of the Company Disclosure Schedule accurately identifies (A) each item of Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Company has made available to Parent complete and accurate copies of all applications, material correspondence and other material documents related to each such item of Registered IP.

                   (iii) Part 3.9(a)(iii) of the Company Disclosure Schedule accurately identifies (A) all Intellectual Property Rights or Intellectual Property licensed to any of the Acquired Corporations (other than any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing, or distribution of, the products or services of any of the Acquired Corporations and (3) is generally available on standard terms for less than $100,000), (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Acquired Corporations and (C) whether the license or licenses granted to the Acquired Corporations are exclusive or nonexclusive.

                   (iv) Part 3.9(a)(iv)(A) of the Company Disclosure Schedule accurately identifies each Contract in which the aggregate fees and royalties (including maintenance and support fees for the first year of maintenance and support, if any) paid or payable to the Acquired Corporations equal or exceed $75,000 and pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. Except as set forth in Part 3.9(a)(iv)(B) of the Company Disclosure Schedule, none of the Acquired Corporations is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Acquired Corporations to use, exploit, assert, or enforce any Company IP anywhere in the world.

               (b) The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by any of the Acquired Corporations at any time, including each standard form of (A) end user license agreement, (B) development agreement, (C) distributor or reseller agreement, (D) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision, (E) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision or (F) confidentiality or nondisclosure agreement. Part 3.9(b) of the Company Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent.

               (c) Except as set forth in Part 3.9(c) of the Company Disclosure Schedule, the Acquired Corporations exclusively own all right, title, and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to any of the Acquired Corporations, as identified in Part 3.9(a)(iv) of the Company Disclosure Schedule) free and clear of any Encumbrances (other than licenses granted pursuant to the Contracts listed in Part 3.9(a)(iii) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:

                   (i) All documents and instruments necessary to perfect the rights of each of the Acquired Corporations in the Company IP that is Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

                   (ii) To the Knowledge of the Company, each Person who is or was an employee or contractor of any of the Acquired Corporations and who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Acquired Corporations and confidentiality provisions protecting the Company IP. No current or former stockholder, officer, director, or employee of any of the Acquired Corporations has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. To the Knowledge of the Company, no employee of any of the Acquired Corporations is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for any of the Acquired Corporations or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

                   (iii) No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

                   (iv) Each of the Acquired Corporations has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a trade secret.

                   (v) Except as set forth in Part 3.9(c)(v) of the Company Disclosure Schedule, since January 1, 2000, none of the Acquired Corporations has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

                   (vi) None of the Acquired Corporations is now or ever was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP.

                   (vii) Except as set forth in Part 3.9(c)(vii) of the Company Disclosure Schedule, each of the Acquired Corporations owns or otherwise has, and after the Closing the Surviving Corporation will have, all Intellectual Property Rights needed to conduct the business of each of the Acquired Corporations as currently conducted and presently planned by each of the Acquired Corporations to be conducted.

               (d) To the knowledge of the Company, all Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

                   (i) Each U.S. patent application and U.S. patent in which any of the Acquired Corporations has or purports to have an ownership interest was filed within one year of the first printed publication, public use or offer for sale of each invention described in such U.S. patent application or U.S. patent. None of the Acquired Corporations owns (or purports to own) or has filed any foreign patent applications or foreign patents.

                   (ii) To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by any of the Acquired Corporations conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person. Except as set forth in Part 3.9(d) of the Company Disclosure Schedule, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which any of the Acquired Corporations has or purports to have an ownership interest has been impaired.

                   (iii) Each item of Company IP that is Registered IP is and, to the Knowledge of the Company, at all times has been in compliance with all Legal Requirements, and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. No application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of any of the Acquired Corporations has been abandoned, allowed to lapse, or rejected.
         Part 3.9(d)(iii) of the Company Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is ninety (90) days after the date hereof in order to maintain each such item of Company IP in full force and effect.

                   (iv) No interference, opposition, reissue, reexamination, or other Proceeding of any nature is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the Knowledge of the Company, there is no basis for a claim that any Company IP is invalid or unenforceable.

               (e) To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 3.9(e) of the Company Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

               (f) Except as described in Parts 3.9(a)(iii) and 3.25 of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare,
(i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of any Contract listed or required to be listed in Part 3.9(a)(iii) of the Company Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

               (g) Except as described in Part 3.9(g) of the Company Disclosure Schedule and to the Knowledge of the Company, none of the Acquired Corporations has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

                   (i) No product, information or service ever manufactured, produced, distributed, published, used, provided or sold by or on behalf of any of the Acquired Corporations, and no Intellectual Property ever owned, used or developed by any of the Acquired Corporations, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person.

                   (ii) No infringement, misappropriation or similar claim or Proceeding is pending or has been threatened against any of the Acquired Corporations or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by any of the Acquired Corporations with respect to such claim or Proceeding. None of the Acquired Corporations has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person.

                   (iii) None of the Acquired Corporations is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim. None of the Acquired Corporations has ever assumed or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right.

                   (iv) No claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Corporations is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Corporations or (B) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by any of the Acquired Corporations.

               (h) To the Knowledge of the Company, none of the Company Software (A) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affect the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software or (B) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Company Software. The Company has made available to Parent a complete and accurate list of all known bugs, defects, and errors in each version and component of the Company Software.

               (i) To the Knowledge of the Company, none of the Company Software contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (B) damaging or destroying any data or file without the user's consent.

               (j) None of the Company Software is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that (A) could require, or could condition the use or distribution of such Company Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Software or (B) could otherwise impose any limitation, restriction or condition on the right or ability of any of the Acquired Corporations to use or distribute any Company Software.

               (k) Except as set forth in Part 3.9(k) and Part 3.25 of the Company Disclosure Schedule, no source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any of the Acquired Corporations. None of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any of the Acquired Corporations. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an employee of any of the Acquired Corporations. Without limiting the generality of the foregoing, no Person has made any claim or delivered any notice that such Person is entitled to receive the source code for any Company Software pursuant to any source code escrow agreement identified or required to be identified in Part 3.9(k) or Part
3.25 of the Company Disclosure Schedule.

               (l) Except as set forth in Part 3.9(l) of the Company Disclosure Schedule, to the Knowledge of the Company, no company or customer (i) has or had any exclusive rights to any portion of the Company IP or Company Software, (ii) has or had any rights restricting the Company's use of Company IP or Company Software within any field of use,
(iii) has ever incorporated any source code for any Company Software into any of such company's product, (iv) has ever redistributed any such source code, or (v) has ever used any such source code to develop, market or distribute any product.

               (m) No claim or demand of any nature has been made by Progress Software Corporation ("PSC"), or any successor thereto or any Person acting on its behalf, under or with respect to Article 13 of the Marketing, Distribution and Licensing Agreement between PSC and the Company, dated July 29, 1997, as amended.

         3.10 Contracts.

               (a) Part 3.10(a) of the Company Disclosure Schedule identifies the following Contracts under which any of the Acquired Corporations has any rights, obligations or liabilities (each a "Material Contract"); provided, that, without limiting the definition of "Material Contract," the Company shall not be required to identify in Part 3.10(a) of the Company Disclosure Schedule (y) end user license agreements in the standard form of license agreement used by the Company as of the date of this Agreement for the license of Company Software in the ordinary course of business, as provided to Parent, without material deviation therefrom or
(z) distribution or reseller agreements in the standard form of distribution or reseller agreement used by the Company as of the date of this Agreement, as provided to Parent, without material deviation therefrom, which, for purposes of clauses (y) and (z) above, "material deviation" shall include, without limitation, any (1) "source code escrow" or source code licensing provision, (2) non-standard assignment or termination provision or (3) most-favored customer provision, (4) non-standard limitation of liability or warranty provision, (5) any contract providing for any exclusivity arrangement, or (6) any contract with any Governmental Body and; provided further, that the definition of "Material Contract" shall be limited to Contracts (A) with a value or cost to the Company in excess of $50,000 over the remaining term thereof or which restrict the Company or any of the Acquired Corporation in any material respect and (B) are currently in effect:

                   (i) any Contract (A) relating to the employment of, or the performance of services by, any employee or consultant, (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, (C) which is a collective bargaining or union contract or agreement or (D) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $50,000 to any current or former employee, director or consultant;

                   (ii) any Contract relating to the acquisition, transfer, development, sharing or license of any Company IP (except for any Contract pursuant to which (A) any Company IP is licensed to the Acquired Corporations other than any non-customized software that
         (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing, or distribution of, the products or services of any of the Acquired Corporations and (3) is generally available on standard terms for less than $100,000, generally available to the public, or (B) any Company IP is licensed by any of the Acquired Corporations to any Person on a non-exclusive basis in the ordinary course of business), including all Contracts identified or required to be identified in Part 3.9 of the Company Disclosure Schedule;

                   (iii) any Contract that provides for indemnification of any officer, director, employee or agent;

                   (iv) any Contract imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with any other Person or in any geographical area, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, (F) to transact business or deal in any other manner with any other Person or (G) to conduct its business as presently conducted or materially and adversely affect or materially restrict, the business, operations, assets, properties or condition (financial or other) of the businesses of the Acquired Corporations as currently conducted;

                   (v) any Contract (other than Contracts evidencing Company Options) (A) relating to the acquisition, disposition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, registration right, right of participation, right of maintenance or similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

                   (vi) any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end-user licenses previously delivered by the Company to Parent;

                   (vii) any Contract relating to any currency hedging;

                   (viii) any Contract which provides for termination, acceleration of payment or other special rights upon the occurrence of a change in control of the Company;

                   (ix) other than those Contracts which by their terms expressly prevent such disclosure, any Contract (A) imposing any confidentiality obligation on any of the Acquired Corporations or on any other Person, other than nondisclosure agreements, confidentiality agreements and other agreements containing confidentiality obligations, in each case, entered into in the ordinary course of business or (B) containing "standstill" or similar provisions;

                   (x) any Contract (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

                   (xi) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Proposal or similar transaction;

                   (xii) any Contract that has a term of more than 60 days and that may not be terminated by an Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice by such Acquired Corporation;

                   (xiii) other than Contracts with employees of or consultants to the Company, any Contract that over its term contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 in the aggregate;

                   (xiv) any Contract that could reasonably be expected to have a material effect on (A) the business, condition, capitalization, assets, liabilities, operations, financial performance or prospects of any of the Acquired Corporations or
         (B) the ability of the Company to perform any of its obligations under, or to consummate any of the transactions contemplated by, this Agreement; and

                   (xv) any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

The Company has delivered to Parent an accurate and complete copy of each Acquired Corporation Contract, including any amendments thereto or modifications thereof, that constitutes a Material Contract.

               (b) Each Acquired Corporation Contract that constitutes a Material Contract is valid and in full force and effect, has not been modified or amended and constitutes the legal, valid and binding obligation of the Company or its Subsidiaries, as the case may be, as a party thereto, in accordance with the terms of such agreement and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

               (c) Except as set forth in Part 3.10(c) of the Company Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, (E) result in the disclosure, release or delivery of any Acquired Corporation Source Code, or
(F) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (iii) since January 1, 2000, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

               (d) No Person has any right or claim against the Company or any of the other Acquired Corporations under, or with respect to, the Purchase Agreement (the "Purchase Agreement"), dated as of May 22, 2002, by and among the Company and the Investors set forth therein or in connection with any of the transactions contemplated thereby. The Purchase Agreement has been terminated in accordance with its terms.

               (e) Except as set forth in Part 3.10(e) of the Company Disclosure Schedule, no Acquired Corporation Contract which provides for payments in excess of $75,000 per year and which is currently in effect contains any "most favored customer" or similar provision that restricts (or after the Offer Closing Date or the Effective Time will restrict) in any manner the right or ability of any Acquired Corporation to set prices, fees or rates for any of its products or services or that provides any guaranty, representation, warranty or other assurance that the prices, fees or rates charged by an Acquired Corporation pursuant to such Acquired Corporation Contract are not, or will not be, higher than the prices, fees or rates that have been, are being or in the future may be charged by an Acquired Corporation for the same or similar products or services, unless such provision (i) is expressly limited to the prices, fees or rates that such Acquired Corporation was charging at the time such Acquired Corporation Contract was entered into for the same or similar products or services being sold, licensed or provided in the same or similar quantities and on the same or similar terms and conditions and (ii) will not restrict, at any time after the Offer Closing Date or the Effective Time, in any manner, the right or ability of any Acquired Corporation or Parent to set prices, fees or rates for any product or service.

         3.11 Sale of Products; Performance of Services.

               (a) All installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in conformity with the terms and requirements of all applicable warranties and other Contracts in all material respects and with all applicable Legal Requirements.

               (b) Since January 1, 2001, no customer or other Person has asserted or, to the Knowledge of the Company, threatened to assert any claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or
(ii) based upon any services performed by any of the Acquired Corporations, other than claims the total cost to remedy which does not exceed $75,000 with respect to standard maintenance in the ordinary course of business.

         3.12 Liabilities. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature (including, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured), either matured or unmatured, except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) normal and recurring current liabilities (consistent in type and magnitude with those reflected on the Unaudited Interim Balance Sheet) that have been incurred by the Acquired Corporations since June 30, 2002 in the ordinary course of business and consistent with past practices; and (c) liabilities described in Part 3.12 of the Company Disclosure Schedule.

         3.13 Compliance with Legal Requirements. Except as set forth in Part
3.13 of the Company Disclosure Schedule, each of the Acquired Corporations is, and has at all times since January 1, 2001 been, in compliance in a timely manner in all material respects with all applicable Legal Requirements and to the Knowledge of the Company there are no circumstances that, if not remedied or modified, would prevent or materially interfere with such compliance. Since January 1, 2001, none of the Acquired Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

         3.14 Certain Business Practices. None of the Acquired Corporations, and (to the Knowledge of the Company) no director, officer, agent or employee of any of the Acquired Corporations, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

         3.15  Governmental Authorizations.

               (a) The Acquired Corporations hold, and will continue to obtain and renew until the Closing Date, all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted in accordance with the ordinances, rules, requirements and regulations of any Governmental Body having jurisdiction over its properties or activities, except where the failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since January 1, 2001 has been, in substantial compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Since January 1, 2001, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, manufacture, offer or sell any of its respective products or services.

               (b) There is no grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise.

         3.16 Tax Matters.

               (a) Except as set forth in Part 3.16(a) of the Company Disclosure Schedule, each of the Company and each Subsidiary of the Company (and any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary of the Company is or was a member) has (A) timely filed all federal, state, local and foreign Tax Returns (as hereinafter defined) required to be filed by or for it in respect of any Taxes (as hereinafter defined) except where failure to file would not have a Material Adverse Effect, and all such Tax Returns filed are true, correct and complete in all material respects, (B) liabilities for Taxes not yet due and payable as of the date of the Company's most recent financial statements included in the Company SEC Documents that do not exceed the reserves established on such financial statements for the payment of such Taxes except where such excess would not have a Material Adverse Effect,
(C) complied in all material respects with the applicable laws, rules and regulations relating to withholding and payment of all Taxes and other amounts required to be so withheld and paid over except to the extent that a reserve for such Taxes is reflected on the balance sheet that is part of the most recent financial statements included in the Company SEC Documents; and (D) timely paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been established in the Company's most recent financial statements included on the Company SEC Documents and except where failure to pay such Taxes would not have a Material Adverse Effect.

               (b) Except as set forth in Part 3.16(b) of the Company Disclosure Schedule, no Tax Return of the Company, any of its Subsidiaries or any affiliated, consolidated, combined or unitary group that includes the Company or any of its Subsidiaries has been examined by a Tax authority. Except for alleged deficiencies which have been finally and irrevocably resolved, neither the Company nor any of its Subsidiaries have received written notification (or, to the Knowledge of the Company, any other notification) that any deficiency for any Taxes, the amount of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, has been (or, to the Knowledge of the Company, will be) proposed, asserted or assessed against the Company or any of its Subsidiaries by any federal, state, local or foreign Tax authority or court with respect to any period.

               (c) Neither the Company nor any of its Subsidiaries has (A) executed or entered into with the U.S. Internal Revenue Service (the "IRS") or any other Tax authority any agreement or other document that continues in force and effect beyond the Effective Time and that extends or has the effect of extending the period for assessments or collection of any federal, state, local or foreign Taxes, (B) executed or entered into with the IRS or any other Tax authority any closing agreement or other similar agreement (nor has the Company or any of its Subsidiaries received any ruling, technical advice memorandum or similar determination) affecting the determination of Taxes required to be shown on any Tax Return not yet filed, or (C) requested any extension of time to file after the Effective Time any Tax Return required by applicable law to be filed prior to the Effective Time (without regard to such extension).

               (d) Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries. None of the assets of the Company or any of its Subsidiaries is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as formerly in effect.

               (e) Neither the Company nor any of its Subsidiaries (i) is a party to, is bound by or has any obligation under any Tax sharing agreement or similar agreement or arrangement other than one that is solely between the Company and one or more of its Subsidiaries or (ii) has any liability for Taxes of any party (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

               (f) Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise and, to the Knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

               (g) Neither the Company nor any of its Subsidiaries is, or has been, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

               (h) Except for the affiliated group of which the Company is presently a member, the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, and each of Company's Subsidiaries has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where the Company was the common parent of such affiliated group.

               (i) Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or by reason of the transactions contemplated in this Agreement would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

               (j) Except as set forth in Part 3.16(j) of the Company Disclosure Schedule, there are no Tax Liens upon any asset or property of the Company or any of its Subsidiaries except liens for Taxes not yet due and payable.

               (k) Except as set forth in Part 3.16(k) of the Company Disclosure Schedule, no power of attorney currently in force has been granted by the Company or any of its Subsidiaries concerning any Tax matter.

               (l) Neither the Company nor any of its Subsidiaries has made a disclosure on a federal income Tax Return pursuant to Section 6662 of the Code.

               (m) Except as set forth in Part 3.16(m) of the Company Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending or, to the Knowledge of the Company, threatened with regard to any Taxes or Tax Return of the Company, any of its Subsidiaries or any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary of the Company is a member (other than those being contested in good faith and for which adequate reserves have been established) and, to the Knowledge of the Company, no material issues have been raised by any Tax authority in connection with any Tax or Tax Return.

         3.17 Employee and Labor Matters; Benefit Plans.

               (a) Part 3.17(a) of the Company Disclosure Schedule identifies each salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and each individual employment, change in control, severance, consulting or other similar agreement sponsored, maintained, contributed to or required to be contributed to, or entered into by any of the Acquired Corporations or any ERISA Affiliate for the benefit of any current or former director or employee of any of the Acquired Corporations (collectively, the "Employee Plans"). Part 3.17(a) also identifies any reserve or required contribution for the benefit of any current or former employee of any of the Acquired Corporations located in any foreign jurisdiction under any Legal Requirement.

               (b) Except as set forth in Part 3.17(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has maintained, sponsored or contributed to, any Employee Plan for which it currently has any obligation or liability that is an employee pension benefit plan (as defined in Section 3(2) of ERISA, or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA for the benefit of employees or former employees of any of the Acquired Corporations (a "Pension Plan").

               (c) Except as set forth in Part 3.17(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to any Employee Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA), for the benefit of any current or former employees or directors of any of the Acquired Corporations (a "Welfare Plan").

               (d) With respect to each Employee Plan, the Company has delivered or made available to Parent: (i) an accurate and complete copy of such Employee Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Employee Plan for the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Employee Plan, (iv) if such Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; (v) accurate and complete copies of all Contracts in effect relating to such Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Employee Plan (if such Employee Plan is intended to be qualified under Section 401(a) of the Code).

               (e) No Pension Plan is, or has been since January 1, 1996, subject to section 302 of ERISA or section 412 of the Code. No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability. None of the Acquired Corporations is required to be treated as a single employer with any other Person under
Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, except for the Acquired Corporations. None of the Acquired Corporations is a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of the Employee Plans identified in the Company Disclosure Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA). None of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in
Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

               (f) Except as disclosed in Part 3.17(f) of the Company Disclosure Schedule, none of the Acquired Corporations has any plan or commitment to create or enter into any Employee Plan, or to modify or change any existing Employee Plan (other than to comply with applicable Legal Requirements) in a manner that would affect any current or former employee or director of any of the Acquired Corporations.

               (g) Except as set forth in Part 3.17(g) of the Company Disclosure Schedule, no Employee Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of any of the Acquired Corporations after any termination of service of such employee or director (other than benefit coverage mandated by applicable Legal Requirements, including coverage provided pursuant to Section 4980B of the Code).

               (h) With respect to any Welfare Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects. Part 3.17(h) of the Company Disclosure Schedule describes all COBRA beneficiaries of the Acquired Corporations as of the date of this Agreement.

               (i) Each of the Employee Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code and applicable foreign Legal Requirements. The Acquired Corporations have in all material respects performed all of their respective obligations under the Employee Plans.

               (j) Each of the Employee Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the Internal Revenue Service, and, to the Knowledge of the Company, nothing has occurred that would adversely affect such determination.

               (k) Except as disclosed in either Part 3.17(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Offer or the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, severance or other payment or obligation to any current or former employee or director of any of the Acquired Corporations (whether or not under any Employee Plan), or materially increase the benefits payable or provided under any Employee Plan, or result in any acceleration of the time of payment or vesting of any such benefits. Without limiting the generality of the foregoing (and except as set forth in Part 3.17(k) of the Company Disclosure Schedule), the consummation of the Offer or the Merger will not result in the acceleration of vesting of any unvested Company Options. No amounts payable under the Employee Plans will fail to be deductible for federal income tax purposes by virtue of section 162(m) or 280G of the Code.

               (l) Except as disclosed in Part 3.17(l) of the Company Disclosure Schedule, there are no pending, or to the Knowledge of the Company, any threatened or anticipated claims by or on behalf of any Employee Plan, by any employee or beneficiary covered under any Employee Plan, or otherwise involving any Employee Plan (other than routine claims for benefits).

               (m) The Company has taken all action necessary to adjust the number of shares, the exercise price, and any other relevant term of each outstanding equity-based award granted by the Company and other equity-based securities to take into account the Reverse Split.

               (n) None of the Acquired Corporations, any Employee Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which an Acquired Corporation, any Employee Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Employee Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a Tax imposed pursuant to section 4975 or 4976 of the Code, in each case greater than $1,000 per occurrence or greater than $10,000 in the aggregate.

               (o) Part 3.17(o) of the Company Disclosure Schedule contains a list of all salaried employees of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. None of the Acquired Corporations is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of the Acquired Corporations are "at will" employees.

               (p) Part 3.17(p) of the Company Disclosure Schedule identifies each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

               (q) Except to the extent represented in Section 3.17(i), each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

               (r) Each of the Acquired Corporations has good labor relations, and none of the Acquired Corporations has any Knowledge of any facts indicating that (i) the consummation of the Offer or the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of the Acquired Corporations, or (ii) any of the employees of any of the Acquired Corporations intends to terminate his or her employment with the Acquired Corporation with which such employee is employed.

               (s) Except as set forth in Part 3.21(a) and Part 3.17(s) of the Company Disclosure Schedule, to the Knowledge of the Company, no person who is or was an officer or director of any of the Acquired Corporations has any right or claim against any of the Acquired Corporations, except for rights as an employee arising in the normal course (i) of such person's employment relationship with any Acquired Corporation or (ii) under any Employee Plan.

         3.18 Environmental Matters. Each of the Acquired Corporations (i) is in compliance in all material respects with all applicable Environmental Laws, and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof. Part 3.18 of the Company Disclosure Schedule sets forth each permit and other Governmental Authorizations held by the Acquired Corporations and required under applicable Environmental Law. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Acquired Corporation employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future. There is no Environmental Claim by any Person that is pending or threatened against any Acquired Corporation or against any Person whose liability for any Environmental Claim an Acquired Corporation has retained or assumed either contractually or by operation of law. To the Knowledge of the Company, (a) all property that is leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells, and (c) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site. There is no Environmental Claim by any Person that is pending or threatened against any Acquired Corporation, or against any Person whose liability for any Environmental Claim any Acquired Corporation has retained or assumed either contractually or by operation of law. The Company has delivered to Parent prior to the execution of this Agreement all information that is in the possession of or reasonably available to the Acquired Corporations regarding environmental matters pertaining to, or the environmental condition of, the businesses of the Company and its Subsidiaries or the compliance (or non-compliance) by the businesses of the Company and its Subsidiaries with any Environmental Laws.

         For purposes of this Section 3.18: (A) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (B) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.) and (C) "Environmental Claim" shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by an Acquired Corporation, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         3.19 Insurance. The Company has delivered to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Each of such insurance policies is in full force and effect, all premiums due thereon have been paid and the Acquired Corporations are otherwise in compliance in all material respects with the terms and provisions of such policies. Since January 1, 2001, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible
(a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 3.19 and Part 3.17 of the Company Disclosure Schedule, there is no pending workers' compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations. With respect to each Legal Proceeding that has been filed against the Company by or in the names of one or more stockholders of the Company, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

         3.20 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between the date of the Company's last annual meeting proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 3.20 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

         3.21 Legal Proceedings; Orders.

               (a) Except as set forth in Part 3.21(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal
Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Offer or the Merger or any action taken or to be taken by an Acquired Corporation pursuant to this Agreement or any of the other transactions contemplated by this Agreement To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

               (b) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the Knowledge of the Company, no officer or key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

         3.22 Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and the transactions contemplated hereby. The board of directors of the Company (at a meeting duly called and held) has, by the unanimous vote of all directors of the Company, (a) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the DGCL, (c) declared that this Agreement is advisable, (d) adopted the Company Board Recommendation, and (e) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement, including Section 203 of the DGCL, that might otherwise apply to the Offer or the Merger or any of the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Acquisition Sub, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the Company nor any of its Subsidiaries is subject to any "moratorium", "control share", "fair price" or other antitakeover laws and regulations of any state (collectively the "Takeover Laws") that would affect this Agreement or the transactions contemplated hereby. The Company's board of directors has approved the Offer, the Merger and this Agreement and the transactions contemplated hereby or thereby for the purpose of such Takeover Laws. Prior to the execution of the Tender and Voting Agreement, the board of directors of the Company unanimously approved the Tender and Voting Agreement and the transactions contemplated thereby.

         3.23 Section 203 of the DGCL Not Applicable. As of the date hereof and at all times on or prior to the Effective Time, the board of directors of the Company has and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Tender and Voting Agreement and to the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and the Tender and Voting Agreement.

         3.24 Vote Required. If required under applicable Legal Requirements, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement, approve the Merger or consummate any of the other transactions contemplated by this Agreement.

         3.25 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation by the Company of the Offer, the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

               (a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles or certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

               (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Offer, the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

               (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

               (d) except as set forth in Part 3.25(d) of the Company Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract that constitutes a Material Contract, or give any Person the right to (i) declare a default (or give rise to any right of termination, amendment, cancellation or acceleration) or exercise any remedy under any such Acquired Corporation Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Acquired Corporation Contract, (iii) accelerate the maturity or performance of any such Acquired Corporation Contract, or (iv) cancel, terminate or modify any term of such Acquired Corporation Contract;

               (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

               (f) except as set forth in Part 3.25(f) of the Company Disclosure Schedule, result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of any Acquired Corporation Source Code, or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the Exchange Act, the DGCL, any foreign antitrust law or regulation and the NASD Bylaws, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person (including, without limitation, consents from parties to loans, Contracts, leases and other agreements to which an Acquired Corporation is a party, except where the failure to obtain such consents has not, and would not reasonably be expected to, materially adversely effect the Acquired Corporations) in connection with (x) the execution, delivery or performance of this Agreement by the Company, or (y) the consummation by the Company of the Offer, the Merger or any of the other transactions contemplated by this Agreement.

         3.26 Fairness Opinion. The Company's board of directors has received the written opinion of SG Cowen Securities Corporation ("Cowen"), financial advisor to the Company, dated October 8, 2002, to the effect that as of such date the Per Share Amount is fair to the stockholders of the Company from a financial point of view. The Company has furnished a true and correct copy of said written opinion to Parent.

         3.27 Financial Advisory and Other Fees. Except for Cowen, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The total of all fees, commissions and other amounts that have been paid by the Company to Cowen and all fees, commissions and other amounts that may become payable to Cowen by the Company if the Offer and the Merger are consummated will not exceed $1,540,000. The aggregate amount of legal fees paid or payable by the Company to its counsel in connection with the Offer, the Merger and the transactions contemplated hereby shall not exceed $635,000 excluding (i) reasonable expenses and out-of-pocket disbursements billed by such counsel in accordance with its standard billing practices, and (ii) legal fees incurred in connection with any litigation that may arise out of the Offer, the Merger or the transactions contemplated hereby; provided that (x) all legal fees shall be billed at such counsel's standard hourly billing rates as then in effect, and (y) all such legal fees shall be reasonably documented. The Company has furnished to Parent accurate and complete copies of all agreements under which all fees (including legal fees), commissions and other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Cowen or any other advisor.

         3.28 Liquidity. The Acquired Corporations have and will have sufficient cash and cash equivalents available (taking into account the amounts to be loaned to the Company by Parent pursuant to Section 6.9), together with the cash flows from normal operations to continue the conduct of their businesses in the normal and ordinary course consistent with past practice through December 15, 2002.

         3.29 Dealings With Silicon Valley Bank. As of the date this Agreement, (i) no amounts have been borrowed by the Company or the Acquired Corporations from Silicon Valley Bank ("SVB") pursuant to the Accounts Receivables Purchase Agreement (the "SVB Receivables Agreement") dated as of April 19, 2002 and (ii) the Loan and Security Agreement with SVB dated as of June 29, 2001 has been terminated. Except as set forth in Part 3.29 of the Company Disclosure Schedule, no amounts are owed to SVB.

         3.30 Financial Advisory Agreements. Subject to Section 3.27, none of the Acquired Corporations has any obligation or liability of any nature under, or with respect to, any brokerage agreement, finders agreement, placement agency agreement, financial advisory agreement, underwriting agreement or similar agreement.

         3.31 California Corporations Code. The Company is not, and has not at any time since December 31, 1998 been, subject to Section 2115 of the California Corporations Code.

         3.32 Full Disclosure.

               (a) No representation or warranty by the Company contained in this Agreement (including, without limitation, the Company Disclosure Schedule) and no statement contained in any document (including, without limitation, financial statements and certificates), or other writings furnished or to be furnished by the Company to Parent or Acquisition Sub or any of their representatives (excluding financial forecasts, and other forward looking projections or information) pursuant to the provisions hereof or identified or referred to in the Company Disclosure Schedule, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not false or misleading.

               (b) Subject to Parent's and Acquisition Sub's fulfillment of their respective obligations with respect thereto, the Schedule 14D-9 and the Proxy Statement will contain (and will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law and will conform in all material respects with the requirements of the Exchange Act and any other applicable law, and neither the
Schedule 14D-9 nor the Proxy Statement will, at the respective times they are filed with the SEC or published, sent or given to Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by the Company with respect to any information supplied by Parent or Acquisition Sub in writing for inclusion in, or with respect to Parent or Acquisition Sub information derived from Parent's public SEC filings which is included or incorporated by reference in, the Schedule 14D-9 or the Proxy Statement. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, any of the Offer Documents will, at the respective times the Offer Documents are filed with the SEC or published, sent or given to Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, or with respect to any information supplied by the Company for inclusion in any of the Offer Documents, shall occur which is required to be described in an amendment of, or a supplement to, any of the Offer Documents, the Company shall so describe the event to Parent.

         SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION
SUB

         Parent and Acquisition Sub represent and warrant to the Company as follows:

         4.1 Due Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Acquisition Sub has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and
(b) to own and use its assets in the manner in which its assets are currently owned and used.

         4.2 Authority; Binding Nature of Agreement. Parent and Acquisition Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Acquisition Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Acquisition Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         4.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the Offer or the Merger will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or Acquisition Sub, (b) result in a default by Parent or Acquisition Sub under any Contract to which Parent or Acquisition Sub is a party, except for any default that has not had and will not have a material adverse effect on the ability of Parent and Acquisition Sub to consummate the Offer or the Merger, or (c) result in a violation by Parent or Acquisition Sub of any order, writ, injunction, judgment or decree to which Parent or Acquisition Sub is subject, except for any violation that has not had and will not have a material adverse effect on the ability of Parent and Acquisition Sub to consummate the Offer or the Merger. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, any foreign antitrust law or regulation and the NASD Bylaws, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Offer or the Merger.

         4.4 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Offer Documents will, at the time the Offer Documents are mailed to the stockholders of the Company or at any time between the time the Offer Documents are mailed to the stockholders of the Company and the acceptance of shares of Company Common Stock pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

         4.5 Funds. Acquisition Sub has, or will have prior to the consummation of the Offer, sufficient funds available to permit Acquisition Sub to satisfy the obligation to pay for shares of Company Common Stock in the Offer, to pay the Merger Consideration in the Merger and to pay any fees and expenses to be incurred in connection with the consummation of the transactions contemplated hereby. No later than contemporaneously with consummation of the Offer contemplated hereby, Parent will make such funds available to Acquisition Sub to enable Acquisition Sub to fulfill its obligations hereunder. Parent and Acquisition Sub expressly acknowledge that Parent's and Acquisition Sub's ability to obtain financing is not a condition to the obligations of Parent and Acquisition Sub hereunder.

         4.6 Brokers' and Finders' Fees. Except for amounts payable to Bear, Stearns & Co. Inc. ("Bear Stearns") Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby or thereby.

         SECTION 5. CERTAIN COVENANTS OF THE COMPANY

         5.1 Access and Investigation. During the period from the date of this Agreement through the acceptance of shares of Company Common Stock for purchase pursuant to the Offer (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent's Representatives with reasonable access to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations and their financial condition, as Parent may reasonably request; (c) fully cooperate with Parent in its reasonable investigation of the businesses of the Acquired Corporations, and (d) permit Parent and its Representatives to contact major customers of the businesses of the Acquired Corporations. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall inform Parent of, and, upon Parent's reasonable request, provide Parent with copies of:

                   (i) all material operating and financial reports prepared by the Acquired Corporations for the Company's senior management, including (A) copies of any unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders' equity and statements of cash flows and (B) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company's senior management;

                   (ii) any written materials or communications sent or proposed to be sent by or on behalf of the Company to its stockholders;

                   (iii) any material notice, document or other communication sent or proposed to be sent by or on behalf of any of the Acquired Corporations to any party to any Acquired Corporation Contract or sent to any of the Acquired Corporations by any party to any Acquired Corporation Contract (other than any communication that relates solely to routine commercial transactions between an Acquired Corporation and the other party to any such Acquired Corporation Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

                   (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, the Offer or the Merger;

                   (v) any complaints, notices and other documents relating to Legal Proceedings with respect to any of the Acquired Corporations that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3 hereof;

                   (vi) any event, transaction or circumstance, that such party learns has caused or will cause any covenant or agreement of such party under this Agreement to be breached or that renders or will render untrue any representation or warranty of such party contained in this Agreement in each case so as to cause a condition to the Offer not to be satisfied;

                   (vii) any notice, report or other document filed with or sent or proposed to be filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Offer or the Merger or any of the other transactions contemplated by this Agreement; and

                   (viii) any material notice, communication, report or other document received by any of the Acquired Corporations from any Governmental Body.

No notice, report or document given pursuant to this Section 5.1 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

         5.2 Operation of the Company's Business.

               (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its businesses and operations
(A) in the ordinary course consistent with past practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Acquired Corporation Contracts; (ii) the Company shall use all commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its existing material relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with any of the Acquired Corporations; (iii) the Company shall keep in full force all insurance policies referred to in Section 3.19; (iv) the Company shall cause to be provided all notices, assurances and support required by any Acquired Corporation Contract relating to any Company IP in order to ensure that no condition under such Acquired Corporation Contract occurs that could result in, or could increase the likelihood of, (A) any transfer or disclosure by any Acquired Corporation of any Acquired Corporation Source Code, or (B) a release from any escrow of any Acquired Corporation Source Code that has been deposited or is required to be deposited in escrow under the terms of such Acquired Corporation Contract; (v) the Company shall promptly notify Parent of
(A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting any of the Acquired Corporations that relates to the transactions contemplated by this Agreement; and (vi) the Company shall (to the extent requested by Parent) cause its officers and the officers of its Subsidiaries to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company's business, operations and financial condition.

               (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Corporations to:

                   (i) (A) declare, accrue, set aside or pay any dividend on, or make any other distribution (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Subsidiary of the Company, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares (other than the valid exercise of Company Stock Options and Company Warrants outstanding as of the date of this Agreement);

                   (ii) sell, issue, grant, pledge or Encumber or authorize the issuance, grant, pledge or Encumbrance of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement);

                   (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, in each case with respect to the capital stock of the Company or the Acquired Corporations;

                   (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

                   (v) form any Subsidiary or directly or indirectly acquire any equity or other interest in, or make any other investment in or capital contribution to, any other Entity;

                   (vi) make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $100,000 in the aggregate or $33,333 per month during the Pre-Closing Period);

                   (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

                   (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset, including without limitation, any Company IP, to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

                   (ix) dispose of or permit to lapse any rights to the use of any Company IP, or dispose of or disclose to any Person other than representatives of Parent any trade secret, formula, process, know-how or other Company IP not theretofore a matter of public knowledge;

                   (x) lend money to any Person, or incur or guarantee any indebtedness, including without limitation, any additional borrowings under any existing lines of credit;

                   (xi) (A) except as required to comply with applicable Legal Requirements or to renew Employee Plans on the same terms and at the same costs, establish, adopt or amend any employee benefit plan, pay, commit to pay or accelerate the payment of any bonus or make, commit to make or accelerate any profit-sharing or similar payment to, or increase or commit to increase the amount of the wages, salary, commissions, fringe benefits, severance, insurance or other compensation or remuneration payable to, any of its directors, officers, employees or consultants, or (B) enter into or amend any employment, consulting, severance or similar agreement with any individual other than consulting agreements entered into in the ordinary course of business involving payments in the aggregate for all such consulting agreements not in excess of $50,000 in any month and not with a term in excess of 90 days;

                   (xii) hire any employee with an annual base salary in excess of $150,000, or with total annual compensation in excess of $300,000 or promote any employee except in order to fill a position vacated after the date of this Agreement;

                   (xiii) (A) change any of its pricing policies, product return or warranty policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies in any material respect or (B) make any change in any method of accounting or accounting practice or policy (including any method, practice or policy relating to Taxes), except as required by any changes in generally accepted accounting principles or as otherwise required by law;

                   (xiv) make or rescind any Tax election or settle or compromise any Tax liability of the Company or of any Acquired Corporation;

                   (xv) (A) commence or settle any Legal Proceeding, including, without limitation, any Legal Proceeding relating to this Agreement, the Offer, the Merger or the transactions contemplated hereby, or (B) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries;

                   (xvi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal;

                   (xvii) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

                   (xviii) enter into any agreement, understanding or commitment that restrains, limits or impedes the ability of any Acquired Corporation to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the activities of any Acquired Corporation;

                   (xix) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries;

                   (xx) accelerate the collection of any account receivable or delay the payment of any account payable, or otherwise reduce the assets or increase the liabilities of the Company or any of its Subsidiaries otherwise than in the ordinary course of business consistent with past practice;

                   (xxi) take any action that could be reasonably expected to result in any of the conditions to the Offer set forth in Annex I not being satisfied;

                   (xxii) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

                   (xxiii) agree or commit to take any of the actions described in clauses "(i)" through "(xxii)" of this Section 5.2(b).

               (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that could be reasonably expected to make the timely satisfaction of any of the conditions set forth in Annex I impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 5.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

         5.3 No Solicitation.

               (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize (and shall use its best efforts not to permit) any affiliate, officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, "Representatives") of the Company or any of its Subsidiaries to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries relating to, or the submission of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or in connection with any Acquisition Proposal, or furnish to any Person any information or data with respect to or provide access to the properties of the Company or any of its Subsidiaries, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal; provided, that nothing contained in this
Section 5.3 or any other provision hereof shall prohibit the Company or the Company's board of directors from (x) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or
(y) making such disclosure to the Company's stockholders as, in the good faith judgment of the Company's board of directors, pursuant to advice from independent legal counsel, is reasonably expected to be required under applicable law, provided that Company may not, except as permitted by Section 5.3(b), withdraw or modify, or propose to withdraw or modify, the Company Board Recommendation or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Company Common Stock for payment pursuant to the Offer, the Company may furnish information concerning its businesses or its Subsidiaries, properties or assets to any Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) and may negotiate and participate in discussions and negotiations with such Person or group whether or not such Person or group has had previous discussions or negotiations with the Company concerning a Superior Proposal (as defined below), provided that such Person or group shall have entered into a confidentiality agreement, the confidentiality provisions of which shall be no more favorable to such third party than those provided for in the Confidentiality Agreement (provided that such confidentiality agreement must permit the Company to disclose to Parent all of the information required to be disclosed by the Company to Parent by this Section 5.3) if:

                   (x) such Person or group has submitted a Superior Proposal;

                   (y) in the good faith opinion of the Company's board of directors, determined only after consulting with independent legal counsel to the Company, such action is required to discharge the board's fiduciary duties to the Company's stockholders under applicable law; and

                   (z) the Company has notified Parent in writing of its intention to engage in such discussions or negotiations or to provide such confidential information not less than the second business day prior to so doing; provided, that if such two business day period would extend beyond December 13, 2002, the Company must notify Parent of its intention to engage in such discussions or negotiations or to provide such confidential information prior to doing so.

         The Company will promptly (but in no case later than 24 hours) notify Parent in writing of the existence of any proposal, discussion, negotiation or inquiry received by the Company regarding any Acquisition Proposal, and the Company will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive regarding any Acquisition Proposal (and will promptly provide to Parent copies of any written materials (including e-mails) received by the Company or its Representatives in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other person in connection with any Acquisition Proposal which was not previously provided to Parent. The Company will keep Parent fully informed on a prompt basis of the status and details of any such Acquisition Proposal and of any amendments or proposed amendments to any of the material terms of any Acquisition Proposal and of the status of any discussions or negotiations relating to any Acquisition Proposal. Notwithstanding anything to the contrary contained in the foregoing, in the event the Company is contacted on an unsolicited basis, and not in violation of this Section 5.3, by a Person or group (whether or not such Person or group has had previous discussions or negotiations with the Company) and such Person or group indicates that it is interested in acquiring all or a portion of the Company, but an Acquisition Proposal is not made, the Company may nevertheless provide such third party with a copy of the Confidentiality Agreement and a copy of this Agreement, provided, that the Company promptly notifies Parent of any such contact or indication of interest and provides copies to Parent of any letters, emails, communications or other documents relating to such contact or indication of interest.

               (b) Except as set forth in this Section 5.3(b), neither the board of directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition Sub the Company Board Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, subject to compliance with the provisions of this Section 5.3, prior to the time of acceptance for payment of Company Common Stock pursuant to the Offer, the Company's board of directors, after consulting with independent legal counsel, may withdraw or modify the Company Board Recommendation, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, if the board determines in good faith that such action is required to discharge the board's fiduciary duties to the Company's stockholders under applicable law, provided that in each case the Company has given Parent written notice at least four business days in advance of such action that the board of directors of the Company has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal.

               (c) Nothing in this Section 5.3, and no action taken by the board of directors of the Company pursuant to this Section 5.3, will (i) permit the Company to enter into any agreement providing for any transaction contemplated by an Acquisition Proposal for as long as this Agreement remains in effect or (ii) affect in any manner any other obligation of the Company under this Agreement.

               (d) For purposes of this Agreement, "Acquisition Proposal" means any bona fide offer, proposal or other indication of interest regarding any of the following (other than the transactions provided for in this Agreement involving the Company): (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving the Company or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a significant portion of the assets including, without limitation, any license, lease or other transfer or disposition of all or substantially all of the Company IP, taken as a whole, in a single transaction or series of related transactions; (iii) any purchase or tender offer or exchange offer for 10% percent or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For purposes of this Agreement, "Superior Proposal" means an unsolicited Acquisition Proposal on terms which the board of directors of the Company determines in good faith to be more favorable to the Company's stockholders than the Offer and the Merger (based on advice of the Company's independent financial advisor with respect to the value of the consideration provided for in such proposal, for which financing, to the extent required, is reasonably capable of being obtained); provided, however, that for purposes of this definition, "Acquisition Proposal" shall be deemed to refer only to a transaction involving a majority of the outstanding voting securities of the Company or all or substantially all of the assets of the Company.

               (e) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Proposal or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

         5.4 Company Warrants. Promptly after the acceptance for purchase of shares of Company Common Stock pursuant to the Offer, the Company will use all reasonable efforts to, and will take any steps required to be taken in order to timely notify the holders of those Company Warrants identified in Part 5.4(a) of the Company Disclosure Schedule that a "Triggering Event" (as such term is defined in such Company Warrants) will result upon consummation of the Merger. Holders of Company Warrants (other than those identified in Part 5.4(b) the Company Disclosure Schedule) shall be entitled to receive, in exchange for such Company Warrants, payment in cash equal to the excess, if any, of the Per Share Amount over the exercise price per share of Company Common Stock under such Company Warrant (adjusted to take into account the Reverse Split) multiplied by the number of shares of Company Common Stock purchasable under such Company Warrant (in each case adjusted to take into account the Reverse Split). The Company shall use its best efforts to cause to be terminated each of the Company Warrants identified in Part 5.4(b) of the Company Disclosure Schedule on or prior to the Offer Closing Date, with no further obligation of the Company thereunder, and the Company shall provide to Parent all documentation to Parent relating to such termination, provided that if the Company uses its best efforts (which shall not require the payment of any consideration) to cause to be terminated each of the Company Warrants identified in Part 5.4(b) of the Company Disclosure Schedule on or prior to the Offer Closing Date, a failure to obtain such termination shall not constitute a breach of this Agreement.

         5.5 Registration Statement. The Company agrees to take all necessary actions to withdraw and terminate its pending Registration Statement on From S-3 on or prior to the Offer Closing Date (as hereinafter defined).

         5.6 Escrow Shares. The Company agrees to promptly withdraw its objections with respect to the delivery by the Escrow Agent of the Escrow Shares to the beneficiaries thereof.

         5.7 Certain Resolutions. The board of directors of the Company or the compensation committee thereof shall pass any necessary resolutions as soon as practicable after the date hereof to provide for the treatment of Company options as set forth in Section 6.3 of this Merger Agreement.

         SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

               6.1 Stockholder Approval; Proxy Statement.

                   (a) If the adoption of this Agreement by the Company's stockholders is required by applicable Legal Requirements, the Company shall, as promptly as practicable following the expiration date of the Offer (as such expiration date may have been extended in accordance with the terms of this Agreement), take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the "Company Stockholders' Meeting"). The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

                   (b) If the adoption of this Agreement by the Company's stockholders is required by law, the Company shall, as soon as practicable following the expiration date of the Offer (as such expiration date may have been extended in accordance with the terms of this Agreement), prepare and file with the SEC the Proxy Statement and shall use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent an opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to transmission to the SEC or its staff and shall not transmit any such material to which Parent reasonably objects. If at any time prior to the Company Stockholders' Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare such an amendment or supplement and after obtaining the consent of Parent to such amendment or supplement, shall promptly transmit such amendment or supplement to the Company's stockholders.

                   (c) Notwithstanding anything to the contrary contained in this Agreement, if Acquisition Sub shall own by virtue of the Offer or otherwise at least 90% of the outstanding shares of Company Common Stock, the parties shall take all necessary and appropriate action to cause the merger of Acquisition Sub and the Company to become effective as soon as practicable after the expiration date of the Offer (as such expiration date may have been extended in accordance with the terms of this Agreement) without a stockholders' meeting in accordance with Section 253 of the DGCL (a "Short Form Merger"); provided, that Parent may, in its sole discretion, elect to delay the consummation of the Short Form Merger to permit Parent to cause the Company to adopt a stock option plan for grants of stock options to Company employees to be approved by the Company's stockholders in accordance with all Legal Requirements as contemplated by Section 6.3(c).

                   (d) Parent agrees to cause all shares of Company Common Stock owned by Parent or any subsidiary of Parent to be voted in favor of the adoption of the Agreement at the Company Stockholders' Meeting.

               6.2 Regulatory Approvals. Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file any notifications required under any applicable foreign antitrust laws or regulations in connection with the Offer, the Merger or the other transactions contemplated by this Agreement. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from any Governmental Body regarding the Offer, the Merger or any of the other transactions contemplated by this Agreement. Except as may be prohibited by any Governmental Body or by any Legal Requirement, (a) the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to any foreign, federal or state antitrust or fair trade law, and (b) in connection with any such Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. At the request, and only at the request, of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries' ability to operate or retain any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Offer.

               6.3 Stock Options.

                   (a) The Company shall take, and Parent shall cooperate with the Company in taking, all steps to amend Company Options so that at the Effective Time, each Company Option which is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire Company Common Stock and shall be converted automatically into an option to purchase shares of Parent common stock ("Parent Common Stock") and Parent shall assume each such Company Option (hereinafter, "Assumed Option") subject to the terms of the stock option plan or program and the agreement pursuant to which such Assumed Option is outstanding, as such stock option plan, program and/or agreement may be amended pursuant to Section 6.3(c). Notwithstanding the foregoing, (i) the number of shares of Parent Common Stock purchasable upon exercise of such Assumed Option shall be equal to the number of shares of Company Common Stock that were purchasable upon exercise of such Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined in Exhibit A), and rounded down to the nearest whole share, and (ii) the per share exercise price under each such Assumed Option shall be adjusted by dividing the per share exercise price under each such Assumed Option by the Exchange Ratio, and rounding up to the nearest cent .. In the case of any Assumed Option that is an "incentive stock option" (as defined in Section 422 of the Code), the exercise price, the number of shares of Parent Common Stock purchasable pursuant to such Assumed Option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

                   (b) Each of the Company and, if applicable, Parent shall take all such steps as may be required by it to cause the transactions contemplated by this Section 6.3 as they relate to, and any other dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in the Merger by, each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                   (c) Prior to the Effective Time, at the request of Parent, the Company shall: (i) take all action (including amending any and all of the Company's existing stock option plans and program and any and all stock option agreements) that Parent determines may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of Section 6.3 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in Section 6.3; (ii) cause to be prepared and cause the Board of Directors of the Company to adopt a new stock option plan having terms satisfactory to Parent in its sole discretion (the "New Stock Option Plan"); (iii) cause to be prepared and filed with the California Department of Corporations a permit application to qualify the New Stock Option Plan and the options issuable thereunder pursuant to Section 25112 of the California Corporate Securities Law of 1968, as amended, and use its best efforts to cause the permit sought pursuant to such permit application to be issued as promptly as possible; (iv) take such other actions as Parent determines may be necessary to qualify the New Stock Option Plan and the options issuable thereunder pursuant to other applicable Blue Sky Laws; (v) to the extent permissible under applicable securities laws, cause to be granted, immediately prior to the Effective Time, options to purchase shares of Company Common Stock having an exercise price and other terms satisfactory to Parent in its sole discretion to those employees of the Company or any Subsidiary of the Company as Parent shall determine in its sole discretion; and (vi) take all other action that may be reasonably requested by Parent to effectuate the provisions of clauses "(ii)" through "(v)" of this Section 6.3(c); provided that if the Company takes all actions required by this Section 6.3(c) (which actions shall not require the payment of any consideration other than customary fees and expenses) to cause the events described in this Section 6.3(c) to occur, the failure to occur of any such event shall not constitute a breach of this Agreement.

                   (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Options. Parent shall file with the SEC a registration statement on Form S-8 (or any successor form) under the Securities Act or on another appropriate form, reasonably promptly following the Effective Time, with respect to Parent Common Stock subject to the Assumed Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as the Assumed Options remain outstanding and exercisable.

               6.4 Employee Benefits.

                   (a) Parent agrees that all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time ("Continuing Employees") shall be eligible to continue to participate in the Surviving Corporation's health and welfare benefit plans; provided, however, that (i) nothing in this Section 6.4 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time, and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan, then (upon expiration of any appropriate transition period), the Continuing Employees shall be eligible to participate in Parent's health and welfare benefit plans, to substantially the same extent as similarly situated employees of Parent. Nothing in this Section 6.4(a) or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of the Surviving Corporation and the employment of each Continuing Employee shall be "at will" employment.

                   (b) Unless Parent provides written notice otherwise, the Company shall terminate, effective as of the day immediately prior to and contingent upon the Company becoming a member of the same Controlled Group of Corporations (as such term is defined in Section 414(b) of the Code) as Parent (the "401(k) Termination Date"), any employee benefit plan sponsored by any of the Acquired Corporations (or in which any of the Acquired Corporations participate) that contains a cash or deferred arrangement intended to qualify under section 401(k) of the Code (the "401(k) Plans"). The Company shall provide Parent evidence that the 401(k) Plans of the Acquired Corporations (or in which any of the Acquired Corporations participate) have been terminated pursuant to resolutions of the board of directors of the applicable Acquired Corporation (the form and substance of such resolutions shall be subject to review and approval of Parent) effective as of the 401(k) Termination Date.

               6.5 Indemnification of Officers and Directors.

                   (a) All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the "Indemnified Persons") for their acts and omissions occurring prior to the Effective Time, as provided in the Company's bylaws, certificate of incorporation and any written contract or agreement providing for indemnification to any Indemnified Person (copies of each of which have been provided to Parent) as in effect as of the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law for a period of six years from the Effective Time.

                   (b) Provided that the officers of the Company as of the date hereof prepare and execute the application with respect thereto, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, a "tail" policy of directors' and officers' liability insurance (the "Tail Policy") covering the period of time from the Effective Time until up to the sixth anniversary of the Effective Time, to the extent that directors' and officers' liability insurance coverage is commercially available providing comparable coverage to the existing directors' and officers' liability insurance policy maintained by the Company as of the date hereof; provided, however, that the Surviving Corporation shall not be required to pay an aggregate premium for such Tail Policy in excess of $500,000, and, in the event the aggregate premium for such Tail Policy exceeds $500,000, the Surviving Corporation shall be entitled to alter the terms of such coverage and/or period of such coverage under the Tail Policy to such terms of coverage and/or period of time that can be obtained for an aggregate premium equal to $500,000, with the terms of such changes in coverage or period of coverage to be determined in consultation with each of the Continuing Directors; provided, further, that, if requested by the Continuing Directors, such aggregate premium shall be, and at the option of Parent may be, paid in the aggregate at or prior to the Effective Time.

               6.6 Additional Agreements.

                   (a) Subject to Section 6.6(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.6(b), each party to this Agreement
(i) shall make all filings and give all notices required to be made and given by such party in connection with the Offer and the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Offer and the Merger and each of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Offer, the Merger or any of the other transactions contemplated by this Agreement. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

                   (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Company IP, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Company IP; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing
Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; or
(vi) to contest any Legal Proceeding relating to the Offer, the Merger or any of the other transactions contemplated by this Agreement if Parent determines in good faith that contesting such Legal Proceeding might not be advisable.

               6.7 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries or any Representative of any of the Acquired Corporations to, make any disclosure to employees of any of the Acquired Corporations, to the public or otherwise regarding the Offer, the Merger or any of the other transactions contemplated by this Agreement unless (a) Parent shall have been given the opportunity to review and comment upon such disclosure and shall have approved such disclosure, (b) the Company shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law, or (c) disclosure is required by court process by a court of competent jurisdiction.

               6.8 Resignation of Officers and Directors. The Company shall obtain and deliver to Parent on or prior to the acceptance of shares of Company Common Stock pursuant to the Offer the resignation of each director of each of the Acquired Corporations (subject to Section 1.3) and such officers of the Acquired Corporations as Parent shall request.

               6.9 Bridge Loan. Simultaneously with the execution of this Agreement, Parent and the Company shall enter into bridge financing agreements (the "Bridge Financing Agreements") pursuant to which Parent shall make available to the Company secured financing in an aggregate amount of $2 million (the "Bridge Loan") at the times set forth in the Bridge Financing Agreements and in accordance therewith, which amounts shall be required to be repaid on the date on which this Agreement is terminated, except as otherwise expressly provided for in the Bridge Financing Agreements; provided, that if this Agreement is terminated pursuant to (x) Section 8.1(c) or 8.1(d) hereof and, at the time of such termination, all conditions to the Offer other than the Minimum Condition have been satisfied, or (y) Section 8.1(g), then such amounts shall be required to be repaid within fourteen calendar days after such termination; provided, further, that it this Agreement is terminated by the Company pursuant to Section 8.1(h) hereof, then such amounts shall be required to be repaid immediately prior to any such termination.

               6.10 SVB Receivables Agreement. The Company shall not borrow any amounts from, or sell any receivables to, SVB under the SVB Receivables Agreement or otherwise at any time while there is outstanding any principal of or interest on any loans made by Parent to the Company pursuant to the Bridge Financing Agreements. The Company shall take all such actions and do all such things as may be reasonably requested by Parent or Acquisition Sub to ensure that SVB is aware of the Company's obligations under this Section 6.10 and consents to the second priority lien of Parent pursuant to the Bridge Financing Agreements.

               6.11 General Cooperation. From the date hereof through the Effective Time, the Acquired Corporations will use their good faith efforts to operate their businesses in such a manner as to achieve a smooth transition consistent with the mutual business interests of the Acquired Corporations and Parent. In this regard, the Acquired Corporations and Parent agree that they will enter into good faith discussions concerning the businesses of the Acquired Corporations, including, but not limited to, personnel policies and procedures, and other operational matters.

         SECTION 7. CONDITIONS PRECEDENT TO THE MERGER

         The obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

               7.1 Stockholder Approval. If required by applicable Legal Requirements, this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

               7.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; provided, that in the case of a restraining order, injunction or other order, each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered.

               7.3 Consummation of Offer. Acquisition Sub shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer (the "Offer Closing Date").

         SECTION 8. TERMINATION

               8.1 Termination. This Agreement may be terminated prior to the Offer Closing Date or the Effective Time for any reason provided below:

                  (a) prior to the Effective Time, by mutual written consent of Parent and the Company;

                  (b) prior to the Effective Time, by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance of shares of Company Common Stock pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal;

                  (c) prior to the Offer Closing Date, by either Parent or the Company if the Offer shall have expired without the acceptance for payment of shares of Company Common Stock; provided, however, that:
         (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the acceptance for payment of shares of Company Common Stock pursuant to the Offer is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer; and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) unless the Company shall have made any payment required to be made to Parent pursuant to Section 8.3(a) and shall have paid to Parent the fee, if any, required to be paid to Parent pursuant to Section 8.3(c);

                  (d) prior to the Offer Closing Date, by either Parent or the Company if the acceptance for payment of shares of Company Common Stock pursuant to the Offer shall not have occurred on or prior to the close of business on December 15, 2002; provided, however, that:
         (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of the acceptance for payment of shares of Company Common Stock pursuant to the Offer by the close of business on December 15, 2002 is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer; and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have made any payment required to be made to Parent pursuant to
         Section 8.3(a) and shall have paid to Parent the fee, if any, required to be paid to Parent pursuant to Section 8.3(c);

                  (e) prior to the Offer Closing Date, by Parent if a Triggering Event shall have occurred;

                  (f) prior to the Offer Closing Date, by Parent if: (i) any of the Company's representations and warranties contained in this Agreement shall fail to be true and correct as of the date of this Agreement or as of a date subsequent to the date of this Agreement (as if made on such subsequent date), (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date) in either case such that the condition set forth in paragraph "(b)" of Annex I would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded); or (ii) any of the Company's obligations, agreements or covenants contained in this Agreement shall have been breached such that the condition set forth in paragraph "(b)" of Annex I would not be satisfied; provided, however, that if any of the Company's representations and warranties as of a date subsequent to the date of this Agreement fail to be true and correct or there is any breach of a covenant by the Company which is curable by the Company within 10 days and the Company is continuing to exercise all reasonable efforts to cure such failure or breach within such 10-day period, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such failure or breach until 10 days after Parent gives the Company notice of its intent to so terminate this Agreement;

                  (g) prior to the Offer Closing Date, by the Company if: (i) any of Parent's representations and warranties contained in this Agreement shall fail to be true and correct as of the date of this Agreement, or as of a date subsequent to the date of this Agreement (as if made on such subsequent date), (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date), except where such failure does not have a material adverse effect on the ability of Parent or Acquisition Sub to consummate the Offer or the Merger; or (ii) if Parent shall not have complied with in all material respects Parent's covenants contained in this Agreement, except where such noncompliance does not have a material adverse effect on the ability of Parent or Acquisition Sub to consummate the Offer or the Merger; provided, however, that if any of Parent's representations and warranties as of a date subsequent to the date of this Agreement fail to be true and correct or there is any failure to comply with Parent's obligations, agreements or covenants which is curable by Parent within 10 days and Parent is continuing to exercise all reasonable efforts to cure such failure or noncompliance within such 10-day period, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such failure or noncompliance until 10 days after the Company gives Parent notice of its intent to so terminate this Agreement; or

                  (h) prior to the Offer Closing Date, by the Company if the Company has proposed to enter into an agreement with respect to a Superior Proposal or has approved or recommended a Superior Proposal in accordance with Section 5.3, provided that the Company has complied with all of the provisions of Section 5.3, including the notice provisions therein, and that simultaneously with terminating this Agreement the Company makes all payments required to be made to Parent pursuant to Section 8.3.

               8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section
8.3 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement and (iii) no termination of this Agreement shall in any way affect any of the parties' rights or obligations with respect to any shares of Company Common Stock accepted for payment and paid for pursuant to the Offer prior to such termination.

               8.3 Expenses; Termination Fees.

                   (a) Except as set forth in Section 6.5 and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated; provided, however, that:

                           (i) Parent and the Company shall share equally all reasonably documented fees and out-of pocket expenses, other than attorneys', accounting and financial advisory fees and expenses (including fees payable to Cowen and Bear Stearns), incurred in connection with (A) the filing, printing and mailing of the Offer Documents and the Proxy Statement and any amendments or supplements thereto and (B) the filing of any notice or other document under any applicable foreign antitrust law or regulation; and

                           (ii) if this Agreement is terminated

                           (x) by Parent or the Company pursuant to Section
                  8.1(c) or Section 8.1(d) and at or prior to the time of such termination of this Agreement an Acquisition Proposal shall have been publicly disclosed, announced or commenced or publicly submitted, made or communicated to the Company's board of directors (a termination under such circumstances being referred to herein as a "Post-Proposal Termination"),

                           (y) by Parent pursuant to Section 8.1(e) or Section
                  8.1(f), or

                           (z) by the Company pursuant to Section 8.1(h),

         then (without limiting any obligation of the Company to pay any Termination Fee pursuant to Section 8.3(c)), the Company shall (A) make a nonrefundable cash payment to Parent, at the time specified in
         Section 8.3(b), in an amount equal to the aggregate amount of all reasonably documented fees and out-of-pocket expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the due diligence review of the Company by Parent and its Representatives, the preparation and negotiation of this Agreement and otherwise in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement (the "Expense Amount"); provided, however, that the Expense Amount shall not exceed seven hundred and fifty thousand dollars ($750,000) in the aggregate, and (B) repay all Bridge Loans by Parent to the Company pursuant to the Bridge Financing Agreements at the time specified in Section 8.3(b), except as otherwise expressly set forth in the Bridge Financing Agreements.

               (b) If this Agreement is terminated:

         (1) by the Company (x) in a Post-Proposal Termination pursuant to
Section 8.1(c) or Section 8.1(d), or (y) pursuant to Section 8.1(h), any Expense Amount payment and any Bridge Loan repayment required to be made pursuant to clause "(ii)" of the proviso to Section 8.3(a) shall be made by the Company prior to the time of such termination if the Company has been advised of such amount or two business days following the time that the Company has been advised of such amount; provided, that if this Agreement is terminated by the Company pursuant to Section 8.1(c) or Section 8.1(d) and, at the time of such termination, all conditions to the Offer other than the Minimum Condition have been satisfied, then the Bridge Loan shall be required to be repaid within fourteen calendar days after such termination, except as otherwise expressly set forth in the Bridge Financing Agreements; and

         (2) by Parent pursuant to (x) Section 8.1(c) or Section 8.1(d) in a Post-Proposal Termination, (y) Section 8.1(e), or (z) Section 8.1(f), any Expense Amount payment and any Bridge Loan repayment required to be made pursuant to clause "(ii)" of the proviso to Section 8.3(a) shall be made by the Company within two business days after such termination if the Company has been advised of such amount prior to such termination or two business days following the time that the Company is advised of such amount; provided, that if this Agreement is terminated by Parent pursuant to Section 8.1(c) or 8.1(d) and, at the time of such termination, all other conditions to the Offer other than the Minimum Condition have been satisfied, then the Bridge Loan shall be required to be repaid within fourteen calendar days after such termination, except as otherwise expressly set forth in the Bridge Financing Agreements.

         Notwithstanding the foregoing, no Expense Amount shall be required to be paid pursuant to Section 8.3(a) in the event of a termination by Parent or the Company pursuant to Section 8.1(c) or Section 8.1(d) in a Post-Proposal Termination if, within five business days after the Acquisition Proposal shall have been publicly disclosed, announced or commenced or publicly or non-publicly submitted, made or communicated to the Company's board of directors, the Company's board of directors (A) determines that such Acquisition Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, Parent and the Person or Persons that made the Acquisition Proposal and (C) in the case of an Acquisition Proposal that has been publicly disclosed, within five business days thereafter files with the SEC, and mails to the Company's stockholders, a supplement to the Company's Schedule 14D-9 describing such determination and reaffirming the Company's recommendation of the Offer and the Merger; provided, however, that if at any time prior to the sixth month anniversary of any such termination pursuant to Section 8.1(c) or
Section 8.1(d) in a Post-Proposal Termination, the Company or any of its Subsidiaries enters into a definitive agreement in respect of, or approves or recommends, any Acquisition Proposal, or agrees or resolves to do any of the foregoing, the Company shall pay the Expense Amount required pursuant to
Section 8.3(a), provided, further, however, that solely for purposes of the previous proviso, "Acquisition Proposal" shall not be deemed to refer to a transaction involving 25% or less of the outstanding shares of capital stock of the Company.

               (c) If this Agreement is terminated:

                  (i) by Parent or the Company pursuant to Section 8.1(c) or
         Section 8.1(d) in a Post-Proposal Termination,

                  (ii) by Parent pursuant to Section 8.1(e),

                  (iii) by Parent pursuant to Section 8.1(f) and within one year from the date of termination the Company or any of its Subsidiaries enters into a definitive agreement in respect of, or approves or recommends, any Acquisition Proposal, or agrees or resolves to do so, or

                  (iv) by the Company pursuant to Section 8.1(h),

then the Company shall pay to Parent, in cash at the time specified in the following four sentences (and in addition to the amounts payable pursuant to Section 8.3(a)), a nonrefundable fee in the amount equal to one million five hundred thousand dollars ($1,500,000) (the "Termination Fee"). In the case of termination of this Agreement by the Company pursuant to Section 8.1(c) or
Section 8.1(d) in a Post-Proposal Termination, the Termination Fee shall be paid by the Company prior to the time of such termination. In the case of termination of this Agreement by Parent pursuant to (x) Section 8.1(c) or
Section 8.1(d) in a Post-Proposal Termination, or (y) Section 8.1(e), the Termination Fee shall be paid by the Company within two business days after such termination. In the case of termination of this Agreement by Parent pursuant to Section 8.1(f) in the circumstances described in subclause "(iii)" of the first sentence of this Section 8.3(c), the Termination Fee shall be paid by the Company within two business days after the Company enters into, approves or recommends an agreement with respect to an Acquisition Proposal or resolves to do so. In the case of termination of this Agreement by the Company pursuant to Section 8.1(h), the Termination Fee shall be paid by the Company at or prior to the time of such termination.

         Notwithstanding the foregoing, no Termination Fee shall be required to be paid pursuant to clause (i) of the first sentence of this Section 8.3(c) if, within five business days after the Acquisition Proposal shall have been publicly disclosed, announced or commenced or publicly or non-publicly submitted, made or communicated to the Company's board of directors, the Company's board of directors (A) determines that such Acquisition Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, Parent and the Person or Persons that made the Acquisition Proposal and (C) in the case of an Acquisition Proposal that has been publicly disclosed, within five business days thereafter files with the SEC, and mails to the Company's stockholders, a supplement to the Company's Schedule 14D-9 describing such determination and reaffirming the Company's recommendation of the Offer and the Merger, provided, however, that if at any time prior to the date six months after the date of any such termination pursuant to Section 8.1(c) or
Section 8.1(d) in a Post-Proposal Termination, the Company or any of its Subsidiaries enters into a definitive agreement in respect of, or approves or recommends, any Acquisition Proposal, or agrees or resolves to do any of the foregoing, the Company shall pay the Termination Fee required pursuant to clause this Section 8.3(c) provided, further, however, that solely for purposes of the previous proviso, "Acquisition Proposal" shall not be deemed to refer to a transaction involving 25% or less of the outstanding shares of capital stock of the Company.

               (d) If the Company fails to pay when due any amount payable under this Section 8.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the "prime rate" (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid. No expense reimbursement payment or payment of any Termination Fee shall relieve the Company of any liabilities to or damages suffered by Parent or Acquisition Sub arising out of any breach of this Agreement by the Company or its Representatives.

         SECTION 9. MISCELLANEOUS PROVISIONS

               9.1 Amendment. Subject to Section 1.3, this Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               9.2 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

               9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger; provided however that this Section 9.3 shall not limit any covenant or agreement of the parties hereto which by its terms provides for performance after the Effective Time or after termination of this Agreement..

               9.4 Entire Agreement; Counterparts; No Third Party Beneficiaries. This Agreement (together with the schedules thereto) and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the confidentiality provisions of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for Indemnified Parties pursuant to Section 6.5 hereof

               9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof or any other jurisdiction. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware (and agrees not to commence any such action except in such courts) and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in such court has been brought in an inconvenient forum; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9.

               9.6 Headings. The section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

               9.7 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

               9.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect; provided, further, that Parent may assign this Agreement to any direct or indirect subsidiary of Parent, but any such assignment shall not relieve Parent of any of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any assignment prohibited under this Section 9.8 shall be null and void.

               9.9 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement, or in connection with the transactions contemplated hereby and thereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows:
(a) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service); (b) if mailed by certified or registered mail return receipt requested, four (4) business days after the aforesaid mailing; (c) if delivered by overnight courier (with all charges having been prepaid), on the second business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing); or (d) if delivered by facsimile transmission, on the business day of such delivery if sent by 5:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 9.9), or the refusal to accept same, the notice shall be deemed received on the business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

               if to Parent or Acquisition Sub:

                     Borland Software Corporation
                     100 Enterprise Way
                     Scotts Valley, CA 95066
                     Attention: Keith E. Gottfried
                     Senior Vice President - Law and Corporate Affairs, General Counsel, Corporate Secretary and Chief
                       Legal Officer
                     Telecopy:  (831) 431-4123

                     with copies (which shall not constitute notice) to:

                     Skadden, Arps, Slate, Meagher & Flom LLP
                     Four Times Square
                     New York, New York 10036
                     Attention:  Daniel E. Stoller, Esq. and
                                 Richard J. Grossman, Esq.
                     Telecopy:   (212) 735-2000

                     and

                     Cooley Goodward LLP
                     5 Palo Alto Square
                     3000 El Camino Real
                     Palo Alto, CA 94306-2155
                     Attention: Richard E. Climan, Esq.
                     Telecopy:  (650) 857-0663

                     if to Company, to

                     Starbase Corporation
                     4 Hutton Centre Drive, Suite 900
                     Attention: James Harrer
                     Santa Ana, CA 92707
                     Telecopy:  (714) 445-4509

                     with a copy (which shall not constitute notice) to:

                     Jenkens & Gilchrist Parker Chapin LLP
                     The Chrysler Building
                     405 Lexington Avenue
                     New York, New York  10174
                     Attention:    Martin Eric Weisberg, Esq. and
                                   Christopher S. Auguste, Esq.
                     Telecopy:     (212) 704-6288


               9.10 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

               9.11 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

               9.12 Construction.

                   (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

                   (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                   (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                   (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits," "Annexes" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

                   (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                            BORLAND SOFTWARE CORPORATION


                                            By:   /s/ DALE L. FULLER
                                                  ---------------------------
                                            Name:  Dale L. Fuller
                                            Title: President & CEO


                                            GALAXY ACQUISITION CORP.


                                            By:   /s/ KEITH E. GOTTFRIED
                                                  ---------------------------
                                            Name:  Keith E. Gottfried
                                            Title: Vice President


                                            STARBASE CORPORATION


                                            By:    /s/ JAMES A. HARRER
                                                   --------------------------
                                            Name:  James A. Harrer
                                            Title: President & CEO

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Exhibit A and Annex I):

         Acquired Corporation Contract. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party;
(b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

         Acquired Corporation Company IP. "Acquired Corporation Company IP" shall mean any Company IP owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

         Acquired Corporation Source Code. "Acquired Corporation Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Acquired Corporation Company IP.

         Agreement. "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

         Company Common Stock. "Company Common Stock" shall mean the Common Stock, $.01 par value per share, of the Company.

         Company Disclosure Schedule. "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement and signed by the Chief Executive Officer and the Chief Financial Officer of the Company.

         Company IP Contract. "Company IP Contract" shall mean and includes any Contract to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for any of the Acquired Corporations.

         Company IP. "Company IP" shall mean and includes all Intellectual Property Rights and Intellectual Property in which any of the Acquired Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

         Company Preferred Stock. "Company Preferred Stock" shall mean the Preferred Stock, $0.01 par value per share, of the Company.

         Company Software "Company Software" shall mean and include any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by any of the Acquired Corporations at any time since January 1, 1993 (other than non-customized third-party software licensed to any of the Acquired Corporations for internal use on a non-exclusive basis).

         Company Warrants. Company Warrants shall mean those certain warrants to purchase an aggregate of 383,691 shares of Company Common Stock as identified on Part 3.3(b) of the Company Disclosure Schedule.

         Confidentiality Agreement. "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated September 17, 2001, between the Company and Parent.

         Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental
Authorization).

         Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

         Encumbrance. "Encumbrance" shall mean any lien, pledge, easement, obligation, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, obligations, understandings or arrangements imposing restrictions on title or use or other restrictions of any nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

         ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

         ERISA Affiliate. "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA.

         Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         Exchange Ratio. "Exchange Ratio" means the Merger Consideration divided by the closing trading price of a share of Parent Common Stock on the Nasdaq National Market, as reported in The Wall Street Journal, Eastern Edition (or such other source as the parties shall agree in writing) on the Closing Date, rounded to the nearest thousandth.

         Fully Diluted Number of Company Shares. "Fully Diluted Number of Company Shares" shall mean the sum of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the acceptance of shares of Company Common Stock pursuant to the Offer, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise of any option, warrant, other right to acquire capital stock of the Company or other security exercisable or convertible for shares of Company Common Stock or other capital stock of the Company, with an exercise price or conversion price equal to or less than the Per Share Amount, outstanding immediately prior to the acceptance of shares of Company Common Stock pursuant to the Offer.

         Governmental Authorization. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

         Intellectual Property. "Intellectual Property" shall mean and includes algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

         Intellectual Property Rights. "Intellectual Property Rights" shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world:
(A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (B) trademark and trade name rights and similar rights; (C) trade secret rights; (D) patents and industrial property rights; (E) other proprietary rights in Intellectual Property of every kind and nature; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses "(A)" through "(E)" above.

         Knowledge of the Company. "Knowledge of the Company" concerning a particular subject, area or state of affairs shall mean the knowledge of (i) any of the officers of the Company or the Acquired Corporations and all knowledge which was or could have been obtained upon reasonable inquiry by such persons of those management level employees of the Company and its Subsidiaries whose duties would, in the normal course of the Company's or any of the Acquired Corporation's affairs, result in such management level employees having knowledge concerning such subject, area or state of affairs or (ii) the actual knowledge of any of the directors of the Company or the Acquired Corporations.

         Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

         Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Small Cap Market).

         Material Adverse Effect. An event, occurrence, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, occurrence, violation, inaccuracy, circumstance or other matter (considered alone or together with any other matter or matters) had or could reasonably be expected to have a material adverse effect on (i) the business, condition (financial or otherwise), software engineer employee base, sales force employee base, capitalization, assets, liabilities, operations, revenues, results of operations, cash flows, financial performance or prospects of the Acquired Corporations taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement or any of the Bridge Financing Agreements, or (iii) Parent's or Acquisition Sub's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or the Surviving Corporation; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effect directly attributable to conditions in the industries in which the Acquired Corporations operate, which conditions do not materially disproportionately affect the Acquired Corporations, shall be disregarded.

         Person. "Person" shall mean any individual, Entity or Governmental
Body.

         Proxy Statement. "Proxy Statement" shall mean the proxy or information statement of the Company to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

         Registered IP. "Registered IP" means and includes all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

         SEC. "SEC" shall mean the United States Securities and Exchange Commission.

         Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

         Subsidiary. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity.

         Taxes. "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, all income, gross receipts, excise, property, sales, use, occupation, transfer, license, ad valorem, gains, profits, gift, estimated, social security, unemployment, disability, premium, recapture, credit, payroll, withholding, severance, stamp, capital stock, franchise and other taxes or similar charges of any kind imposed by any governmental entity, including any interest and penalties on or additions to or in respect of a failure to comply with any requirement relating to any Tax Return; provided, however, that Taxes shall not mean any of the above taxes or charges resulting from, attributable to, or otherwise arising out of intercompany transactions.

         Tax Return. "Tax Return" shall mean any report, return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including, without limitation, combined, unitary or consolidated returns for any group of entities.

         Triggering Event. A "Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to unanimously recommend that the Company's stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer or vote to adopt the Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation, or shall have taken any other action which is reasonably determined by Parent to suggest that the board of directors of the Company might not unanimously support the Offer or the Merger or might not believe that the Offer or the Merger is in the best interests of the Company's stockholders; (ii) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Offer and the Merger are in the best interests of the Company's stockholders; (iii) the board of directors of the Company fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Offer and the Merger are in the best interests of the Company's stockholders, within five business days after Parent requests in writing that such recommendation or determination be reaffirmed; (iv) the board of directors of the Company shall have approved, endorsed, recommended or taken a neutral position with respect to any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (vii) an Acquisition Proposal is publicly announced, disclosed or commenced or submitted, made or publicly communicated to the Company's board of directors and the Company (A) fails to comply with the requirements of
Section 8.3 or (B) otherwise fails to actively oppose such Acquisition Proposal; (viii) any Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires or agrees to acquire, or discloses an intention to acquire, beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of the Company; (ix) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in Section 5.3; or (x) any default under agreements with respect to the Bridge Loan.

         Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of June 30, 2002, included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002, as filed with the SEC prior to the date of this Agreement.

                                   Exhibit B

         List of Individuals Entering into Tender and Voting Agreement

James Harrer
John Snedegar
Donald R. Farrow
Barry Sullivan
William R. Stow III
Doug Norman
James H. Smith
Alan Kucheck

                                    ANNEX I

                            CONDITIONS OF THE OFFER

         Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the "Agreement") of which this Annex I is a part. Notwithstanding any other provision of the Offer, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered shares of Company Common Stock, and may amend the Offer consistent with the terms of the Agreement or terminate the Offer and not accept for payment any tendered shares of Company Common Stock, if (i) the Minimum Condition shall not have been satisfied at the time of expiration of the Offer, as it may be extended in accordance with Section 1.1 of the Agreement, or (ii) at any time on or after the date of the Agreement and prior to the expiration of the Offer, as it may be extended in accordance with
Section 1.1 of the Agreement, any of the following events or circumstances shall occur or exist or shall be determined by Parent or Acquisition Sub to have occurred or exist:

                  (a) any waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall not have expired or been terminated or any Consent required under any applicable foreign antitrust law or regulation or other Legal Requirement shall not have been obtained;

                  (b) the representations and warranties of the Company set forth in the Agreement which are not qualified by "materiality" or "Material Adverse Effect" shall not have been true and correct in all material respects as of the date of the Agreement or shall not be true and correct in all material respects as of any subsequent date as though made on or as of such subsequent date, or the representations and warranties that are qualified by "materiality" or "Material Adverse Effect" shall not have been true and accurate in all respects as of the date of the Agreement or shall not be true and correct in all respects as of any subsequent date as though made on or as of such subsequent date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period), or the Company shall have breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it;

                  (c) since the date of the Agreement, there shall have occurred any Material Adverse Effect on the Acquired Corporations, or any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

                  (d) any consent identified in Part 3.25 of the Company Disclosure Schedule, or any other material Consent required to be obtained in connection with the Offer, the Merger or any of the other transactions contemplated by the Agreement, shall not have been obtained or shall not be in full force and effect;

                  (e) any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Offer or the Merger or any of the other transactions contemplated by the Agreement shall have been issued by any court of competent jurisdiction and remain in effect, or there shall be any Legal Requirement enacted or deemed applicable by a Governmental Body to the Offer or the Merger or any of the other transactions contemplated by the Agreement that makes consummation of the Offer, the Merger or any of the other transactions contemplated by the Agreement illegal;

                  (f) there shall be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved or either Parent or the Company shall have received a communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger or any of the other transactions contemplated by the Agreement; (ii) relating to the Offer or the Merger or any of the other transactions contemplated by the Agreement and seeking to obtain from Parent or any of the Acquired Corporations, any damages or other relief that may be material to Parent or the Acquired Corporations; (iii) seeking to prohibit or limit in any material respect Parent's or Acquisition Sub's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or the Surviving Corporation;
         (iv) that could materially and adversely affect the right of Parent or any of the Acquired Corporations to own the assets or operate the business of the Acquired Corporations; or (v) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Offer or the Merger or any of the other transactions contemplated by the Agreement;

                  (g) there shall be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that could have a Material Adverse Effect on the Acquired Corporations or a material adverse effect on Parent: (i) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger or any of the other transactions contemplated by the Agreement; (ii) relating to the Offer or the Merger or any of the other transactions contemplated by the Agreement and seeking to obtain from Parent or any of the Acquired Corporations, any damages or other relief that may be material to Parent or the Acquired Corporations; (iii) seeking to prohibit or limit in any material respect Parent's or Acquisition Sub's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or the Surviving Corporation;
         (iv) that would materially and adversely affect the right of Parent or any of the Acquired Corporations, to own the assets or operate the business of any of the Acquired Corporations; or (v) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Offer or the Merger or any of the other transactions contemplated by the Agreement; provided that this condition (g) shall not apply with respect to any Legal Proceeding relating to the ownership of the Escrow Shares.

                  (h) there shall not have occurred and be continuing: (i) (A) any general suspension of trading in, or limitation on prices for, securities on The Nasdaq Stock Market for a period in excess of three hours (excluding any organized halt triggered solely as a result of a specified decrease in a market index or suspensions or limitations resulting solely from physical damage, technological or software breakdowns or malfunctions or interference with such exchange not related to market conditions) or (B) any decline in any of the Dow Jones Industrial Average, the Standard & Poors Index of 500 Industrial Companies, the Nasdaq Composite Index or the Nasdaq Computer and Data Processing Index in excess of 15% measured from the close of business on the date of the Agreement; (ii) a declaration by a Governmental Body of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) an act of terrorism or a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, which in any case could have a Material Adverse Effect on the Acquired Corporations or could materially adversely affect Parent's or Acquisition Sub's ability to consummate the Offer or the Merger; (iv) any extraordinary limitation (whether or not mandatory) by any Governmental Body on the extension of credit generally by banks or other financial institutions; or (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

                  (i) Company's board of directors (i) shall have withdrawn, modified or changed in a manner adverse to Parent or Acquisition Sub (including by amendment of the Schedule 14D-9) the Company Board Recommendation, (ii) shall have recommended or remained neutral with respect to an Acquisition Proposal, (iii) shall have adopted any resolution or announced any intention to effect any of the foregoing, or (iv) shall fail to reaffirm the Company Board Recommendation within five business days after Parent requests that the Company Board Recommendation be reaffirmed;

                  (j) the Agreement shall have been terminated in accordance with its terms;

                  (k) there shall be a deterioration in the Company's cash flow or liquidity or the amounts provided by the Company's working capital, together with the funds provided by the Bridge Loan, such that such funds shall no longer be sufficient to maintain the Company's level of operations as of the date of the Agreement through at least December 15, 2002; or

                  (l) a Triggering Event shall have occurred;

which in the reasonable judgment of Parent or Acquisition Sub, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Acquisition Sub other than an action or inaction by Parent or Acquisition Sub constituting a material breach of the Agreement) giving rise to such event or circumstance, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for shares of Company Common Stock.

         The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and (except for the Minimum Condition) may be waived by Parent and Acquisition Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition Sub. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                       Annex B

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

         Sec. 262 Appraisal Rights. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

           (2) If the merger or consolidation was approved pursuant to sec.228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 82 L. '01, eff. 7-1-01.)

                                                                       Annex C


[SG COWEN LOGO]

October 8, 2002

Board of Directors
Starbase Corporation
4 Hutton Centre Drive, Suite 900
Santa Ana, CA 92707


Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Starbase Corporation (the "Company") of the Consideration (as defined below) to be received by the stockholders of the Company pursuant to the terms of that certain Agreement and Plan of Merger, to be dated as of October 8, 2002 (the "Agreement"), by and among the Company, Galaxy Acquisition Corp. ("Merger Sub") and Borland Software Corporation ("Acquirer").

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Merger Sub shall commence a tender offer (the "Offer") to purchase all of the Company's issued and outstanding common stock, at a price of $2.75 per share (the "Consideration"). Following the consummation of the Offer, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation, and each share of Company common stock not tendered and accepted pursuant to the Offer will be converted into the right to receive the Consideration (such merger, collectively with the Offer, the "Transaction").

SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company and Acquirer for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Additionally, as of June 24, 2002, SG Cowen owned 279,123 restricted shares of the Company's common stock, received by SG Cowen in connection with financial advisory services previously provided to the Company. SG Cowen may tender its shares in the Offer.

We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of August 2, 2001, and amended on September 25, 2002, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company and Acquirer and have received fees for the rendering of such services.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

     o   a draft of the Agreement dated October 6, 2002;

     o certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to SG Cowen by the Company management;

     o certain publicly available financial and other information for Acquirer;

     o certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the "Company Forecasts"), prepared by the management of the Company;

     o First Call estimates ("First Call Estimates") and financial projections in Wall Street analyst reports ("Wall Street
         Projections") for the Company;

     o discussions we have had with certain members of the managements of each of the Company and Acquirer concerning the historical and current business operations, financial conditions and prospects of the Company, the cash position of Acquirer and such other matters we deemed relevant;

     o certain operating results, the reported price and trading history of the shares of the common stock of the Company as compared to operating results, the reported prices and trading histories of the shares of common stock of certain publicly traded companies we deemed relevant;

     o certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

     o such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Acquirer. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the Company Forecasts were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and that such forecasts, and the First Call Estimates and Wall Street Projections utilized in our analyses, provide a reasonable basis for our opinion. SG Cowen did not perform a discounted cash flow analysis for the Company because management of the Company informed SG Cowen that because of the nature of the Company and its business, management was unable to develop what management considered to be reliable projections for the Company beyond calendar year 2003.

 We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. With respect to all legal matters relating to the Company, we have relied on the advice of legal counsel to the Company. We have, with your consent, not taken into consideration the value of any legal actions the Company may have against third parties. Our services to the Company in connection with the Transaction have included rendering an opinion from a financial point of view with respect to the Consideration. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to whether such stockholder should tender his or her shares of the common stock of the Company in the Offer or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Transaction.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received in the Transaction is fair, from a financial point of view, to the stockholders of the Company.

Very truly yours,

SG COWEN SECURITIES CORPORATION